Exhibit 10.1

Execution Version

AMENDMENT NO. 12, dated as of June 11, 2025 (this “Amendment”), to the Credit Agreement dated as of February 24, 2011, as amended by that certain Amendment No. 1 dated as of May 16, 2012, as further amended by that certain Amendment No. 2 dated as of February 15, 2013, as further amended by that certain Amendment No. 3 dated as of May 17, 2013, as further amended by that certain Amendment No. 4 dated as of August 13, 2014, as further amended by that certain Amendment No. 5 dated as of July 29, 2016, as further amended by that certain Amendment No. 6 dated as of November 17, 2017, as further amended by that certain Amendment No. 7 dated as of November 2, 2018, as further amended by that certain Amendment No. 8 dated as of February 26, 2020, as further amended by that certain Amendment No. 9 dated as of June 24, 2021, as further amended by that certain Amendment No. 10 dated as of May 11, 2023, and as further amended by that certain Amendment No. 11 dated as of September 24, 2024, among BURLINGTON COAT FACTORY WAREHOUSE CORPORATION, a Florida corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time party to the Credit Agreement (the “Lenders”), JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent and the other parties thereto (as amended, restated, modified and supplemented from time to time prior to the effectiveness of this Amendment, the “Credit Agreement”), by and among the Borrower, the Facility Guarantors party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, as Collateral Agent and as Amendment No. 12 Term Lender (as defined in the Amended Credit Agreement (as defined below)). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Amended Credit Agreement.

WHEREAS, Sections 2.05 and 9.02(c)(iii) of the Credit Agreement provide that the relevant Loan Parties, the Administrative Agent, and the applicable Incremental Term Lenders may amend the Credit Agreement to establish Incremental Term Loans, and the Borrower and the Administrative Agent may without the input or consent of the Lenders, effect amendments to the Credit Agreement as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and Borrower to effect the provisions of Section 2.05;

WHEREAS, pursuant to Sections 2.05 and 9.02(c)(iii) , the Borrower has requested (i) Incremental Term Loans under the Credit Agreement in an aggregate principal amount of $500,000,000 (the “Amendment No. 12 Term Loans”) and (ii) certain amendments to the Credit Agreement to effect the Amendment No. 12 Term Loans;

WHEREAS, each Amendment No. 12 Term Lender has agreed to extend the Amendment No. 12 Term Loans set forth opposite such Amendment No. 12 Term Lender’s name in Schedule II attached hereto on the terms and conditions set forth herein; and

WHEREAS, the Borrower and the Administrative Agent have determined, in their reasonable opinion, that the terms set forth in this Amendment and the Amended Credit Agreement are necessary or appropriate to effect the provisions of Section 2.05.

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.
Amendment. The Credit Agreement is, effective as of the Amendment No. 12 Effective Date (as defined below), hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto (the “Amended Credit Agreement”).

Section 2.
Incremental Amendment. Each party hereto agrees as follows:
(a)
this Amendment (i) constitutes an Incremental Term Loan Amendment as referred to in Section 2.05(c) of the Credit Agreement and (ii) is deemed to satisfy the notice requirements with respect to the establishment of Incremental Term Loans required pursuant to 2.05(a) of the Credit Agreement;
(b)
subject to the satisfaction of the conditions set forth in Section 4 below, each Amendment No. 12 Term Lender agrees, effective as of the Amendment No. 12 Effective Date, to extend the Amendment No. 12 Term Loans set forth opposite such Amendment No. 12 Term Lender’s name in Schedule II attached hereto;
(c)
from and after the Amendment No. 12 Effective Date, (i) each Amendment No. 12 Term Lender shall be an “Incremental Term Lender” and a “Lender” for all purposes under the Amended Credit Agreement and the other Loan Documents and perform all the obligations of, and have all the rights of, a Lender thereunder, (ii) each of the Amendment No. 12 Term Commitments of each Amendment No. 12 Term Lender shall be a “Commitment” for all purposes under the Amended Credit Agreement and the other Loan Documents and (iii) the Amendment No. 12 Term Loans of each Amendment No. 12 Term Lender shall each be an “Incremental Term Loan”, a “Term Loan” and a “Term B-7 Loan” (and have the same terms (including with respect to Guarantees, Collateral, Applicable Margin, Maturity Date, and rights to prepayment and repayment) as the Term B-7 Loans outstanding prior to the Amendment No. 12 Effective Date (the “Existing Term Loans”)) for all purposes under the Amended Credit Agreement and the other Loan Documents; and
(d)
The Amendment No. 12 Term Loans shall be made as a single Borrowing of Term Loans denominated in Dollars, with an initial Interest Period that commences on the Amendment No. 12 Effective Date and ends on the last day of the Interest Period applicable to the Existing Term Loans on the Amendment No. 12 Effective Date. During such initial Interest Period, the Yield applicable to the Amendment No. 12 Term Loans shall be the same as the Yield (other than the issue price) applicable for the Existing Term Loans as of the Amendment No. 12 Effective Date. From and after the Amendment No. 12 Effective Date, the Term B-7 Loans and the Amendment No. 12 Term Loans shall constitute a single Class and a single Borrowing of Term Loans for all purposes under the Amended Credit Agreement.
Section 3.
Representations and Warranties, No Default. The Borrower hereby represents and warrants that as of the Amendment No. 12 Effective Date, after giving effect to the amendments set forth in this Amendment, (i) no Default or Event of Default exists and is continuing, (ii) a list of all mortgaged real property attached hereto as Exhibit B is true and correct in all material respects, and (iii) all representations and warranties contained in the Amended Credit Agreement are true and correct in all material respects on and as of the date hereof, as though made on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date.
Section 4.
Effectiveness. Sections 1 and 2 of this Amendment shall become effective on the date (such date, if any, the “Amendment No. 12 Effective Date”) that the following conditions have been satisfied or waived:
(i)
Consents. The Administrative Agent shall have delivered an executed signature page hereto and received executed signature pages hereto from the Amendment No. 12 Term Lenders and each Loan Party;

(ii)
Fees and Expenses. The Administrative Agent shall have received all fees required to be paid (including pursuant to each Fee Letter (as defined in the Engagement Letter (as defined below))), and all expenses required to be paid or reimbursed, in each case under the Engagement Letter dated as of May 30, 2025 (the “Engagement Letter”), among the Borrower JPMorgan Chase Bank, N.A., BofA Securities, Inc. and Wells Fargo Securities, LLC in the case of expenses, for which invoices have been presented at least three (3) Business Days prior to the Amendment No. 12 Effective Date, in each case on or before the Amendment No. 12 Effective Date;
(iii)
Legal Opinions. The Administrative Agent, the Collateral Agent and the Arrangers shall have received a customary written opinion of (w) Christopher Schaub, Vice President, Assistant General Counsel and Assistant Secretary of the Borrower, (x) Skadden, Arps, Slate, Meagher and Flom LLP, special counsel for the Loan Parties, (y) Akerman LLP, special Florida counsel for certain Loan Parties organized under the laws of Florida, and (z) Goldman Antonetti & Córdova, LLC, special Puerto Rican counsel for Burlington Coat Factory of Puerto Rico, LLC. The Loan Parties hereby request such counsel to deliver such opinions;
(iv)
KYC Information. (x) Upon the reasonable request of any Lender made at least ten days prior to the Amendment No. 12 Effective Date, the Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least 3 Business Days prior to the Amendment No. 12 Effective Date; and (y) at least 3 Business Days prior to the Amendment No. 12 Effective Date, the Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230) shall deliver a Beneficial Ownership Certification in relation to the Borrower;
(v)
Officer’s Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower dated the Amendment No. 12 Effective Date certifying as to the satisfaction (or waiver) of the conditions set forth in Section 3 hereof;
(vi)
Borrowing Request. The Administrative Agent shall have received a Borrowing Request with respect to the Amendment No. 12 Term Loans that complies with the requirements set forth in Section 2.03 of the Credit Agreement;
(vii)
Conditions. The Borrower shall have complied with each of the conditions set forth in Section 2.05(a) of the Credit Agreement in respect of the Amendment No. 12 Term Loans; and
(viii)
Flood Determinations. The Administrative Agent shall have received a completed “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto) and, if any such Mortgaged Property is located in a special flood hazard area, evidence of flood insurance as required pursuant to Section 5.07(c) of the Credit Agreement.
Section 5.
Fungibility. The parties hereto agree to treat all Term B-7 Loans and the Amendment No. 12 Term Loans as one fungible tranche for U.S. federal and applicable state and local income tax purposes, except to the extent otherwise required as a result of a change in law after the date hereof or the good faith resolution of a tax audit or other administrative or judicial tax proceeding.

Section 6.
Post-Closing Agreements. The Company shall comply with the post-closing covenants set forth on Schedule I.
Section 7.
Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and/or any document to be signed in connection with this letter agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
Section 8.
Applicable Law.
(a)
THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)
ANY LEGAL ACTION OR PROCEEDING ARISING UNDER THIS AMENDMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AMENDMENT, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY, AND BY EXECUTION AND DELIVERY OF THIS AMENDMENT, EACH PARTY HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AMENDMENT OR ANY OTHER DOCUMENT RELATED HERETO. EACH PARTY HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.
Section 9.
Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
Section 10.
Effect of Amendment. Except as expressly set forth herein, (i) this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent or any other Agent, in each case under the Credit Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of either such agreement or any other Loan Document. Each and every term, condition, obligation, covenant and agreement contained in the Credit Agreement as amended hereby, or any other Loan Document as amended hereby, is hereby ratified and re-affirmed in all respects and shall continue in full force and effect. This Amendment shall constitute a Loan Document for purposes of the Credit Agreement and from and after the Amendment No. 12 Effective Date, all references to the Credit Agreement in any Loan Document and all references in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, shall, unless expressly provided otherwise, refer to the Credit Agreement as amended by this Amendment. Each of the Loan Parties hereby consents to this Amendment and confirms that all obligations of such Loan Party under the Loan Documents to which such Loan Party is a party shall continue to apply to the Credit Agreement as amended hereby.
Section 11.
Reaffirmation. Each of the Loan Parties hereby consents to the amendment of the Loan Documents described in Section 1 of this Amendment and hereby confirms its respective guarantees, pledges, grants of security interests, subordinations and other obligations, as applicable, under and subject to the terms of each of the Loan Documents to which it is party, and confirms, agrees and acknowledges that, notwithstanding the consummation of this Amendment, such guarantees, pledges, grants of security interests, subordinations and other obligations, and the terms of each of the Loan Documents to which it is a party, except as expressly modified by this Amendment, are not affected or impaired in any manner whatsoever and shall continue to be in full force and effect and shall also guarantee and secure all obligations as amended and reaffirmed pursuant to the Credit Agreement and this Amendment. Each of the Loan Parties confirms, acknowledges and agrees that the Lenders and the Amendment No. 12 Term Lender providing Amendment No. 12 Term Loans are “Lenders” and “Secured Parties” for all purposes under the Loan Documents. For the avoidance of doubt, each Loan Party hereby restates the provisions of Section 2.01 of the Security Agreement and Section 2 of the Pledge Agreement and agrees that all references in the Security Agreement and the Pledge Agreement to the “Secured Obligations” shall include the Amendment No. 12 Term Loans. Neither this Amendment nor the Credit Agreement (as amended by this Amendment) shall constitute a novation of the Credit Agreement or any other Loan Document.
Section 12.
WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY); AND WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BURLINGTON COAT FACTORY WAREHOUSE
CORPORATION,
as Borrower

By: /s/ David Glick
Name: David Glick
Title: Group Senior Vice President of Investor
Relations and Treasurer

BURLINGTON COAT FACTORY HOLDINGS,
LLC,
as a Facility Guarantor

By: /s/ David Glick
Name: David Glick
Title: Group Senior Vice President of Investor
Relations and Treasurer

BURLINGTON COAT FACTORY
INVESTMENTS HOLDINGS, INC.
as a Facility Guarantor

By: /s/ David Glick
Name: David Glick
Title: Group Senior Vice President of Investor
Relations and Treasurer

EACH OF THE SUBSIDIARIES LISTED ON
ANNEX A HERETO,
as Facility Guarantors

By: /s/ David Glick
Name: David Glick
Title: Group Senior Vice President of Investor
Relations and Treasurer

[Signature Page to Burlington Coat Factory Amendment No. 12]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Collateral Agent and the
Amendment No. 12 Term Lender

By: /s/ Ian O’Hara
Name: Ian O’Hara
Title: Vice President

[Signature Page to Burlington Coat Factory Amendment No. 12]

Schedule I

1.
Except as provided for in Section 2 of this Schedule I, with respect to each existing Mortgage encumbering Mortgaged Property, deliver to the Collateral Agent the following within ninety (90) days after the Amendment No. 12 Effective Date, unless extended by the Administrative Agent in its sole discretion, either:

(A) email correspondence provided to the Collateral Agent in form and substance reasonably satisfactory to the Collateral Agent, from local counsel in the jurisdiction in which the Mortgaged Property is located substantially to the effect that:

(1) the recording of the existing Mortgage is the only filing or recording necessary to give constructive notice to third parties of the lien created by such Mortgage as security for the Obligations (as defined in the Mortgage), including the Obligations evidenced by the Credit Agreement, as amended pursuant to this Amendment, and the other documents executed in connection therewith, for the benefit of the Secured Parties; and

(2) no other documents, instruments, filings, recordings, re-recordings, re-filings or other actions, including, without limitation, the payment of any mortgage recording taxes or similar taxes, are necessary or appropriate under applicable law in order to maintain the continued enforceability, validity or priority of the Lien created by such Mortgage as security for the Obligations, including the Obligations evidenced by the Credit Agreement, as amended pursuant to this Amendment, and the other documents executed in connection therewith, for the benefit of the Secured Parties; or

(B) such other documentation with respect to the Mortgaged Property, in each case in form and substance reasonably acceptable to the Collateral Agent, as shall confirm the enforceability, validity and perfection of the lien in favor of the Secured Parties, including, if determined to be necessary or advisable by the Collateral Agent:

(1) an amendment to the existing Mortgage (the “Mortgage Amendment”) duly executed and acknowledged by the applicable Loan Party, and in form for recording in the recording office where such Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Collateral Agent and otherwise approved by the applicable local counsel for filing in the appropriate jurisdiction;

(2) to the extent any Mortgage Amendment is required pursuant to clause (B)(1) above, with respect to each Mortgaged Property with a fair market value (as determined in good faith by Borrower) in excess of $10,000,000 a title search and, with respect to each Mortgaged Property with a fair market value (as determined in good faith by Borrower) in excess of $20,000,000, a modification endorsement to the existing title insurance policy (if such endorsement is available in the jurisdiction), which shall be in form and substance reasonably satisfactory to the Collateral Agent and reasonably assures the Collateral Agent as of the date of such endorsement that the Mortgaged Property subject to the

Lien of such Mortgage is free and clear of all defects and encumbrances except those Liens permitted under such Mortgage; and

(3) such affidavits, certificates, information and instruments of indemnification as shall be required to induce the title insurance company to issue the endorsement to the title insurance policy contemplated in this Schedule I and evidence of payment of all applicable title insurance premiums, search and examination charges, mortgage recording taxes and related charges, costs and expenses required for the recording of the Mortgage Amendment referred to above and required for the issuance of the endorsement to the Title Policy contemplated in this Schedule I.

2.
Notwithstanding anything contained herein to the contrary, during the one (1) year-period following the Amendment No. 12 Effective Date (the “Permitted Sale Period”), Borrower shall not be obligated to comply with the terms and conditions of this Schedule I for all or any portion of the Mortgaged Property which Borrower or a Subsidiary is in the process of, or anticipates, selling, transferring or otherwise disposing of, including, without limitation, nine (9) properties that have previously been identified in writing to the Administrative Agent. Within one hundred eighty (180) days following the expiration of the Permitted Sale Period (unless extended by the Administrative Agent in its sole discretion), Borrower must comply with all requirements of this Schedule I for any Mortgaged Property not sold within the Permitted Sale Period unless Borrower is under contract to sell such Mortgaged Property or is otherwise diligently continuing to pursue the sale of such Mortgaged Property.

Schedule II

Amendment No. 12 Term Lender	Amendment No. 12 Term Commitments
JPMorgan Chase Bank, N.A.	$500,000,000
Total	$500,000,000

ANNEX A

Facility Guarantors

Burlington Coat Factory Holdings, LLC

Burlington Coat Factory Investments Holdings, Inc.

Burlington Coat Factory of Texas, L.P.

Burlington Coat Factory of Kentucky, Inc.

Burlington Coat Factory Warehouse of Edgewater Park, Inc.

Burlington Coat Factory Warehouse of New Jersey, Inc.

Burlington Coat Factory of Puerto Rico, LLC

Burlington Coat Factory Warehouse of Baytown Inc

Burlington Coat Factory of Pocono Crossing, LLC

BURLINGTON COAT FACTORY OF TEXAS, INC.

Burlington Coat Factory Realty of Edgewater Park, Inc.

Burlington Coat Factory Realty of Pinebrook, Inc.

Burlington Coat Factory Warehouse of Edgewater Park Urban Renewal Corp.

BCF Florence Urban Renewal, L.L.C.

Burlington Merchandising Corporation

Burlington Distribution Corp.

Burlington GA Distribution, LLC

Burlington Distribution Riverside, LLC

Burlington Distribution Ellabell, LLC

Execution Version

EXHIBIT A

CREDIT AGREEMENT

dated as of February 24, 2011

and as amended by Amendment No. 1 on May 16, 2012

and as further amended by Amendment No. 2 on February 15, 2013 and as further amended by Amendment No. 3 on May 17, 2013

and as further amended by Amendment No. 4 on August 13, 2014 and as further amended by Amendment No. 5 on July 29, 2016

and as further amended by Amendment No. 6 on November 17, 2017 and as further amended by Amendment No. 7 on November 2, 2018 and as further amended by Amendment No. 8 on February 26, 2020 and as further amended by Amendment No. 9 on June 24, 2021

and as further amended by Amendment No. 10 on May 11, 2023

and as further amended by Amendment No. 11 on September 24, 2024 and as further amended by Amendment No. 12 on June 11, 2025

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION,
as Borrower

THE FACILITY GUARANTORS NAMED HEREIN

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent

THE LENDERS NAMED HEREIN

and

JPMORGAN CHASE BANK, N.A.,

BOFA SECURITIES, INC.,

~~GOLDMAN SACHS BANK USA,~~
and WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Book Runners

for Amendment No. ~~11~~12

TABLE OF CONTENTS

Page

ARTICLE I

Definitions

ARTICLE II

Amount and Terms of Credit

ARTICLE III

Representations and Warranties

SECTION 3.01	Organization; Powers	69
SECTION 3.02	Authorization; Enforceability	70
SECTION 3.03	Governmental and Other Approvals; No Conflicts	70

ARTICLE IV

[Reserved]

ARTICLE V

Affirmative Covenants

ARTICLE VI

Negative Covenants

Page

SECTION 6.09	Amendment of Material Documents	86
SECTION 6.10	Fiscal Year	86

ARTICLE VII

Events of Default

SECTION 7.01	Events of Default	86
SECTION 7.02	Remedies on Default	89
SECTION 7.03	Application of Proceeds	90

ARTICLE VIII

The Agents

ARTICLE IX

Miscellaneous

Page

SECTION 9.16	Patriot Act	113
SECTION 9.17	[Reserved]	113
SECTION 9.18	Intercreditor Agreements	113
SECTION 9.19	No Advisory or Fiduciary Responsibility	113
SECTION 9.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	113
SECTION 9.21	Acknowledgement Regarding any Supported QFCs	114

EXHIBITS

Exhibit A:	Form of Assignment and Acceptance
Exhibit B-1:	Borrowing Request
Exhibit B-2:	Conversion/Continuation Notice
Exhibit C:	Form of Note
Exhibit D:	Form of Joinder Agreement
Exhibit E:	Form of Compliance Certificate
Exhibit F:	Closing Agenda
Exhibit G:	Pari Passu Lien Intercreditor Agreement
Exhibit H:	Discounted Prepayment Option Notice
Exhibit I:	Lender Participation Notice
Exhibit J:	Discounted Voluntary Prepayment Notice
Exhibit K:	Affiliated Lender Assignment and Acceptance
Exhibit L-1:	Form of Tax Status Certificate
Exhibit L-2:	Form of Tax Status Certificate
Exhibit L-3:	Form of Tax Status Certificate
Exhibit L-4:	Form of Tax Status Certificate

SCHEDULES

Schedule 1.1(a):	Lenders and Commitments
Schedule 1.1(b):	Pending Real Estate Dispositions
Schedule 3.01:	Organization Information
Schedule 3.05(a):	Title Exceptions
Schedule 3.05(b):	Intellectual Property
Schedule 3.05(c)(i):	Owned Real Estate
Schedule 3.05(c)(ii):	Leased Real Estate
Schedule 3.06(a):	Disclosed Matters
Schedule 3.06(b):	Environmental Matters
Schedule 3.06(c):	Superfund Sites
Schedule 3.06(d):	Real Estate Liens
Schedule 3.10:	ERISA Matters
Schedule 3.12:	Subsidiaries; Joint Ventures
Schedule 3.13:	Insurance
Schedule 3.14:	Collective Bargaining Agreements
Schedule 5.14:	Post Closing Covenants
Schedule 6.01	Existing Indebtedness
Schedule 6.02:	Existing Encumbrances
Schedule 6.04:	Existing Investments
Schedule 6.05:	Asset Sales
Schedule 6.07:	Affiliate Transactions

CREDIT AGREEMENT dated as of February 24, 2011 (as amended on May 16, 2012, February 15, 2013, May 17, 2013, August 13, 2014, July 29, 2016, November 17, 2017, November 2, 2018, February 26, 2020, June 24, 2021, May 11, 2023, ~~and~~ September 24, 2024 and June 11, 2025) among:

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION (in such capacity, the “Borrower”), a corporation organized under the laws of the State of Florida, with its principal executive offices at 2006 Route 130 North, Burlington, New Jersey 08016;

The FACILITY GUARANTORS from time to time party hereto;

JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and as collateral agent (in such capacity, the “Collateral Agent”), for its own benefit and the benefit of the other Secured Parties; and

The LENDERS party hereto;

in consideration of the mutual covenants herein contained and benefits to be derived herefrom, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Definitions. As used in this Agreement, the following terms have the meanings specified below:

“ABL Agreement” means that certain second amended and restated credit agreement dated September 2, 2011 by and among the Borrower, as the lead borrower, the other borrowers named therein, Bank of America, N.A., as administrative agent and as collateral agent as replaced by any successor agent, and the lenders identified therein, as amended, restated, supplemented, modified, refinanced, extended, restructured, replaced or renewed from time to time.

“ABL Borrowings Amount” means, as of any date (the “Reference Date”), an amount equal to (a) the sum of the aggregate amount of Revolving Credit Loans of the Borrower and its Subsidiaries outstanding as of the Reference Date and the last day of each of the eleven months ending immediately prior to the Reference Date divided by (b) twelve.

“ABL Facility” means the revolving credit loan facility established pursuant to the ABL Agreement, as amended, restated, amended and restated, modified, supplemented, refinanced, extended, restructured, renewed or replaced from time to time.

“ABL Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement, dated as of April 16, 2020, by and among the Administrative Agent and the Collateral Agent (as successor in interest to Bear Stearns Corporate Lending Inc.), as the first lien term agent, Bank of America, N.A., as administrative agent and as collateral agent (or any successor or other administrative agent or collateral agent) under the ABL Facility, as ABL Agent, and the other parties from time to time party thereto, , as amended, restated, supplemented or otherwise modified from time to time, and as acknowledged from time to time by the Loan Parties.

“Acceptable Discount” has the meaning provided in Section 2.16(d)(iii).

“Acceptance Date” has the meaning provided in Section 2.16(d)(ii).

“Account(s)” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card. The term “Account” does not include (a) rights to payment evidenced by chattel paper or an instrument, (b) commercial tort claims, (c) deposit accounts, (d) investment property, or (e) letter-of-credit rights or letters of credit.

“Acquired EBITDA” means, with respect to any entity or business acquired in a Permitted Acquisition or Person, business unit or business division or other Acquisition or any Unrestricted Subsidiary redesignated as a Restricted Subsidiary (any of the foregoing, an “Acquired Entity”), for any period, the amount of Consolidated EBITDA of such Acquired Entity for such period (determined using such definition as if references to BCF Holdings and its Restricted Subsidiaries therein were to such Acquired Entity and its Restricted Subsidiaries), all as determined on a Consolidated basis for such Acquired Entity in accordance with GAAP.

“Acquired Entity” has the meaning provided in the definition of “Acquired EBITDA.”

“Acquisition” means, with respect to a specified Person, (a) an Investment in or a purchase of a 50% or greater interest in the Capital Stock of any other Person, (b) a purchase or acquisition of all or substantially all of the assets of any other Person, (c) a purchase or acquisition of a Real Estate portfolio or Stores from any other Person, or (d) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a 50% or greater interest in the Capital Stock of, any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Additional Term B-7 Commitment” means, with respect to the Additional Term B-7 Lender, its commitment to make a Term B-7 Loan on the Amendment No. 11 Effective Date in an amount equal to $1,250,000,000 minus the aggregate principal amount of all Converted Term B-6 Loans.

“Additional Term B-7 Lender” means JPMorgan Chase Bank, N.A., in its capacity as such.

“Additional Term B-7 Loans” means the Term B-7 Loan made by the Additional Term B-7 Lender on the Amendment No. 11 Effective Date pursuant to Section 2.01(d).

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to the Term SOFR Rate for such Interest Period; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advisory Fees” means all fees and expense reimbursement paid by Parent and its Subsidiaries to the Sponsor Group prior to August 13, 2014.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified.

“Agents” means collectively, the Administrative Agent and the Collateral Agent.

“Agreement” means this Credit Agreement, as modified, amended, supplemented or restated, and in effect from time to time.

“Agreement Value” means for each Hedge Agreement, on any date of determination, an amount equal to:

(a) In the case of a Hedge Agreement documented pursuant to an ISDA Master Agreement, the amount, if any, that would be payable by any Loan Party to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination and (ii) such Loan Party was the sole “Affected Party” (as therein defined);

(b) In the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss, if any, on such Hedge Agreement to the Loan Party which is party to such Hedge Agreement, based on the settlement price of such Hedge Agreement on such date of determination; or

(c) In all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss, if any, on such Hedge Agreement to the Loan Party that is party to such Hedge Agreement as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party exceeds (ii) the present value of the future cash flows to be received by such Loan Party, in each case pursuant to such Hedge Agreement.

“Amendment No. 7” means Amendment No. 7 to this Agreement, dated as of November 2, 2018, by and among the Loan Parties, the Administrative Agent, the Collateral Agent and the Lenders party thereto.

“Amendment No. 7 Effective Date” has the meaning specified in Amendment No. 7.

“Amendment No. 8” means Amendment No. 8 to this Agreement, dated as of February 26, 2020, by and among the Loan Parties, the Administrative Agent, the Collateral Agent and the Lenders party thereto.

~~“Amendment No. 10” means Amendment No. 10 to this Agreement, dated as of May 11, 2023, by and among the Loan Parties and the Administrative Agent.~~

~~“Amendment No. 10 Effective Date” has the meaning specified in Amendment No. 10.~~

“Amendment No. 11” means Amendment No. 11 to this Agreement, dated as of September 24, 2024, by and among the Loan Parties, the Administrative Agent, the Collateral Agent, the Additional Term B-7 Lender and the Amendment No. 11 Consenting Lenders.

“Amendment No. 11 Consenting Lender” means each Lender that provided the Administrative Agent with a counterpart to Amendment No. 11 executed by such Lender.

“Amendment No. 11 Effective Date” has the meaning specified in Amendment No. 11.

“Amendment No. 11 Transactions” means the entry into Amendment No. 11 executed and delivered on the Amendment No. 11 Effective Date, the borrowings of the Additional Term B-7 Loans and the prepayments of the Non-Converted Term B-6 Loans and the payment of fees and expenses in connection with the foregoing and the related transactions in connection therewith.

“Amendment No. 12” means Amendment No. 12 to this Agreement, dated as of June 11, 2025, by and among the Loan Parties, the Administrative Agent and the Amendment No. 12 Term Lender.

“Amendment No. 12 Arranger” means each of JPMorgan Chase Bank, BofA Securities, Inc. and Wells Fargo Securities, LLC.

“Amendment No. 12 Effective Date” has the meaning specified in Amendment No. 12.

“Amendment No. 12 Term Commitments” means, with respect to the Amendment No. 12 Term Lender, the commitment of such Amendment No. 12 Term Lender to make the Amendment No. 12 Term Loans hereunder on the Amendment No. 12 Effective Date, in an aggregate amount not to exceed the amount set forth opposite such Amendment No. 12 Term Lender’s name on Schedule II to Amendment No. 12. The aggregate amount of the Amendment No. 12 Term Lender’s Amendment No. 12 Term Commitment on the Amendment No. 12 Effective Date (immediately prior to the incurrence of the Amendment No. 12 Term Loans on such date) was $500,000,000.00.

“Amendment No. 12 Term Lender” means each Lender with an Amendment No. 12 Term Commitment or an outstanding Amendment No. 12 Term Loan, including each Person identified as an “Amendment No. 12 Term Lender” on Schedule II to Amendment No. 12.

“Amendment No. 12 Term Loans” means each of the Term Loans funded by the Amendment No. 12 Term Lenders under the Amendment No. 12 Term Commitments on the Amendment No. 12 Effective Date pursuant to the terms of Amendment No. 12 and this Agreement.

“Amendment No. 12 Transactions” means the execution and delivery of Amendment No. 12 on the Amendment No. 12 Effective Date, the borrowings of the Amendment No. 12 Term Loans and the payment of fees and expenses in connection with the foregoing and the related transactions in connection therewith.

“Amendment Transactions” means the Amendment No. 11 Transactions and the Amendment No. 12 Transactions.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Discount” has the meaning provided in Section 2.16(d)(iii).

“Applicable Law” means as to any Person: (a) all laws, statutes, rules, regulations, orders, codes, ordinances or other requirements having the force of law; and (b) all court orders, decrees, judgments, injunctions, enforceable notices, binding agreements and/or rulings, in each case of or by any Governmental Authority which has jurisdiction over such Person, or any property of such Person.

“Applicable Lenders” means the Required Lenders or all Lenders, as applicable.

“Applicable Margin” means 1.75%, in the case of Term B-7 Loans which are Term Benchmark Loans, and 0.75%, in the case of Term B-7 Loans which are Prime Rate Loans. The Incremental Term Loans and Extended Term Loans shall have Applicable Margins as set forth in the applicable Incremental Term Loan Amendment or Term Loan Extension Amendment; provided that in the event that the Yield applicable to any Incremental Term Loans (other than Refinancing Term Loans) of any Class incurred within 18 months following the Amendment No. 11 Effective Date would be more than 0.50% greater than the Yield for the Term B-7 Loans, the Applicable Margins set forth above for the Term B-7 Loans shall be increased from those provided above so that the Yield for the Term B-7 Loans is equal to (x) the Yield for such Incremental Term Loans minus (y) 0.50%.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means, collectively, (i) each of JPMorgan Chase Bank, N.A., BofA Securities, Inc., Goldman Sachs Bank USA and Wells Fargo Securities, LLC, each in its capacity as a joint lead arranger and joint bookrunner for Amendment No. 11 and (ii) each Amendment No. 12 Arranger for Amendment No. 12.

“Asset Sale Percentage” means 100.0%; provided that the Asset Sale Percentage shall be (1) 50% if, on a pro forma basis after giving effect to such sale, transfer or other disposition and the use of proceeds therefrom the Consolidated Secured Leverage Ratio would be less than or equal to 3.00 to 1.00 but greater than 2.75 to 1.00, or (2) 0% if, on a pro forma basis after giving effect to such sale, transfer or other disposition and the use of proceeds therefrom, the Consolidated Secured Leverage Ratio would be less than or equal to 2.75 to 1.00.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent and the Borrower.

“Auction Manager” means any Person appointed by the Borrower to manage any Discounted Voluntary Prepayment.

“Available Amount” means, on any date (the “Specified Date”), an amount equal at such time to (a) the sum of (i) the excess, if positive, of (x) an amount, not less than zero, equal to the cumulative amount of Excess Cash Flow for all full Fiscal Years commencing after August 13, 2014 and prior to the Specified Date minus (y) the portion of such Excess Cash Flow that has been after August 13, 2014 and on or prior to the Specified Date applied to the prepayment of Term Loans in accordance with Section 2.17(d) plus (ii) $366,000,000 plus (iii) the aggregate net cash proceeds (excluding any proceeds that were relied upon as the basis for taking any other action under Article VI the permissibility of which was conditioned on the application of such proceeds for such purpose) received by the Borrower following August 13, 2014 from the issuance and sale (other than to a Loan Party or a Subsidiary) of its Capital Stock (other than Disqualified Capital Stock) or contributions to the capital of the Borrower plus (iv) all Declined Amounts plus (v) the aggregate amount received by the Borrower or any Restricted Subsidiary after August 13, 2014 from cash (or Cash Equivalents) dividends and distributions made by any Unrestricted Subsidiary or any joint venture and returns of principal, cash repayments and similar payments made by any Unrestricted Subsidiary or joint venture in respect of Investments made by the Borrower or any Restricted Subsidiary to any Unrestricted Subsidiary or joint venture, and the Net Proceeds in connection with the sale, transfer or other disposition of assets or the Capital Stock of any Unrestricted Subsidiary or joint venture of the Borrower to any Person other than the Borrower or a Restricted Subsidiary after August 13, 2014 plus (vi) in the event that the Borrower redesignates any Unrestricted Subsidiary as a Restricted Subsidiary after August 13, 2014 (which, for purposes hereof, shall be deemed to also include (A) the merger, consolidation, liquidation or similar amalgamation of any Unrestricted Subsidiary into the Borrower or any Restricted Subsidiary, so long as the Borrower or such Restricted Subsidiary is the surviving Person, and (B) the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary), the fair market value (as determined in good faith by the Borrower) of the Investment in such Unrestricted Subsidiary at the time of such redesignation plus (vii) net cash proceeds received by the Borrower or any of its Restricted Subsidiaries from Indebtedness or Disqualified Capital Stock of the Borrower or any of its Restricted Subsidiaries issued after August 13, 2014 (other than to a Loan Party or a Subsidiary) that is subsequently converted into Capital Stock (other than Disqualified Capital Stock) of the Borrower or any of its direct or indirect parent companies; minus (b) the sum of (i) the aggregate amount of Investments made in reliance on clause (t) of the definition of “Permitted Investments” after August 13, 2014 (net of any cash return on such Investments received by any Loan Party or Restricted Subsidiary from such Investments (including in connection with any disposition thereof) after August 13, 2014 and in the case of any Investment in any Person that was an Unrestricted Subsidiary from the Available Amount, net of the fair market value of any such Investment at the time, if any such Unrestricted Subsidiary was redesignated as a Restricted Subsidiary) plus (ii) the aggregate amount of payments in respect of Specified Indebtedness made pursuant to Section 6.06(b)(v) after August 13, 2014 plus (iii) the aggregate amount of Restricted Payments made pursuant to Section 6.06(a)(viii) after August 13, 2014.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.10(f).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU

Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11, U.S.C., as now or hereafter in effect, or any successor thereto.

“BCF Holdings” means Burlington Coat Factory Holdings, LLC.

“Benchmark” means, initially, the with respect to any Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.10.

“Benchmark Replacement” means for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (2) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted

Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Prime Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible for syndicated loans administered by the Administrative Agent or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.10 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.10.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the Preamble to this Agreement.

“Borrowing” means the incurrence of Term Loans of a single Class and Type having, in the case of Term Benchmark Loans, a single Interest Period.

“Borrowing Base” means, as of any date, an amount equal to the sum of (x) 95% of the face value of all accounts receivable of the Loan Parties and their respective Restricted Subsidiaries, and of each “payment intangible” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a credit card issuer or credit card processor to a Loan Party or any Restricted Subsidiaries and (y) 90% (or, during the Seasonal Advance Period (as defined in the ABL Agreement as in effect on the Amendment No. 11 Effective Date), 92.5%) of the net book value of all inventory owned by the Loan Parties and their respective Restricted Subsidiaries, in each case, calculated on a consolidated basis; provided, however, that if Indebtedness is being incurred to finance an Acquisition pursuant to which any of the foregoing assets will be acquired (whether through the direct acquisition of assets or the acquisition of Capital Stock of a Person), the Borrowing Base shall be calculated to give appropriate pro forma effect to any increase in the amount attributable to the foregoing assets of the Loan Parties and their respective Restricted Subsidiaries resulting from such Acquisition.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Breakage Costs” has the meaning provided in Section 2.16(b).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed; provided that, in addition to the foregoing, a Business Day shall be, in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.

“Capital Expenditures” means, with respect to BCF Holdings and its Restricted Subsidiaries for any period, the additions to property, plant and equipment and other capital expenditures of BCF Holdings and its Restricted Subsidiaries that are (or would be) set forth in a Consolidated statement of cash flows of BCF Holdings and its Restricted Subsidiaries for such period prepared in accordance with GAAP; provided that “Capital Expenditures” shall not include (i) any additions to property, plant and equipment and other capital expenditures made with (A) the proceeds of any equity securities issued or capital contributions received by any Loan Party or any Subsidiary in connection with such capital expenditures, (B) the proceeds from any casualty insurance or condemnation or eminent domain, to the extent that the proceeds therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds or (C) the proceeds or consideration received from any sale, trade in or other disposition of assets (other than assets constituting Collateral consisting of Inventory and Accounts), to the extent that the proceeds and/or consideration therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds (or, in the case of any disposition of Real Estate committed to be reinvested within 12 months of receipt of such proceeds and actually reinvested within 18 months of such receipt), (ii) any such expenditures which constitute a Permitted Acquisition and (iii) any expenditures which are contractually required to be, and are, reimbursed to the Loan Parties in cash by a third party (including landlords) during such period of calculation.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required (or if such lease or other arrangement conveying the right to use had been in effect, would have been required) to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on August 13, 2014; for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (except for temporary treatment of construction related expenditures under EITF 97-10, “The Effects of Lessee Involvement in Asset Construction” which will ultimately be treated as operating leases upon a sale-leaseback transaction).

“Capital Stock” means, as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the membership or other ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and other property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise Control over such Person, collectively with, in any such case, all warrants, options and other rights to purchase or otherwise acquire, and all other instruments convertible into or exchangeable for, any of the foregoing; provided, that any instrument evidencing Indebtedness convertible or exchangeable for Capital Stock shall not be deemed to be Capital Stock, unless and until any such instruments are so converted or exchanged.

“Cash Equivalents” means Permitted Investments set forth in clauses (a) through (k) in the definition thereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holding Company” means a domestic Subsidiary substantially all of whose assets consist of the Capital Stock or debt of one or more Foreign Subsidiaries or other CFC Holding Companies.

“Change in Control” means, at any time:

(a) any person or “group” (within the meaning of the Securities and Exchange Act of 1934, as amended), other than any one or more of the Sponsor Group, is or becomes the beneficial owner (within the meaning of Rule 13d-3 or 13d-5 of the Securities and Exchange Act of 1934, as amended, except that such person shall be deemed to have “beneficial ownership” of all Capital Stock that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of fifty percent (50%) or more (on a fully diluted basis) of the total then outstanding Capital Stock of Burlington Stores, Inc. entitled to vote for the election of directors of Burlington Stores, Inc. or

(b) Burlington Stores, Inc. fails at any time to own, directly or indirectly, 100% of the Capital Stock of the Borrower.

“Change in Law” means (a) the adoption of any Applicable Law after the Amendment No. 11 Effective Date, (b) any change in any Applicable Law or in the interpretation or application thereof by any Governmental Authority after the Amendment No. 11 Effective Date or (c) compliance by any Credit Party (or, for purposes of Section 2.14, by any lending office of such Credit Party or by such Credit Party’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Amendment No. 11 Effective Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities (or foreign regulatory authorities having jurisdiction over the applicable Lender), in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” has the meaning provided in Section 9.13.

“Charter Document” means as to any Person, its partnership agreement, certificate of incorporation, certificate of formation, operating agreement, membership agreement or similar constitutive document or agreement or its by-laws.

“Class” refers to (a) ~~the~~any particular Series of Term ~~B-5~~ Loans, (b) ~~the Term B-6 Loans, (c)~~ any particular Series of Incremental Term Loans and (~~d~~c) any particular Extension Series of Extended Term Loans, each as an individual Class of Term Loans hereunder. For the avoidance of doubt, the Term B-7 Loans and the Amendment No. 12 Term Loans are one Class of Term Loans.

“Closing Date” means February 24, 2011.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder, as amended from time to time.

“Collateral” means any and all “Collateral,” “Pledged Collateral” or words of similar intent as defined in any applicable Security Document.

“Collateral Agent” has the meaning provided in the preamble to this Agreement.

“Commitment” means, as to any Lender, the obligation of such Lender to ~~make~~provide a Term Loan to the Borrower ~~in a principal amount not to exceed the amount set forth opposite its name on Schedule 1.1(a).~~, including, for the avoidance of doubt, the Amendment No. 12 Term Commitments. As of the Amendment No. 12 Effective Date, the total outstanding Commitment, including the Amendment No. 12 Term Commitments, is $500,000,000.

“Compliance Certificate” has the meaning provided in Section 5.01(d).

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Restricted Subsidiaries.

“Consolidated Current Assets” means, at any date, all amounts (other than cash, Cash Equivalents and the current portion of deferred income taxes) that would, in conformity with GAAP, be included in the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date (for the avoidance of doubt, Consolidated Current Assets shall exclude any (i) assets held for sale, (ii) loans (permitted) to third parties, (iii) pension plan assets, (iv) deferred bank fees and (v) derivative financial instruments).

“Consolidated Current Liabilities” means, at any date, all amounts that would, in conformity with GAAP, be included in the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Restricted Subsidiaries, (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Credit Loans and Swingline Loans (as defined in the ABL Agreement, or similar term as defined in the ABL Facility) to the extent otherwise included therein, (c) the current portion of deferred income taxes, (d) any liability in respect of net obligations pursuant to Hedge Agreements related solely to interest rate protection, and (e) accruals of any costs or expenses related to restructuring reserves and (f) the current portion of pension liabilities.

“Consolidated EBITDA” means, with respect to any Person for any period, (i) the sum (without duplication) of (a) Consolidated Net Income for such period, plus in each case without duplication and to the extent deducted in determining Consolidated Net Income for such period (other than in the case of clauses (h) and (r)), (b) depreciation, amortization, and all other non-cash charges, non-cash expenses or non-cash losses, (c) provisions for Consolidated Taxes based on income, (d) Consolidated Interest Expense, (e) Advisory Fees whether accrued or paid in cash, (f) all transactional costs, expenses and charges in connection with, the consummation of the Transactions, the “Amendment Transactions” (as defined in this Agreement prior to July 29, 2016), the Amendment Transactions, any amendment, waiver or modification of any Loan Document or other Indebtedness and any transaction related to any Investment, Restricted Payment, Permitted Acquisition, Permitted Disposition, issuance of Permitted Indebtedness or issuance of Capital Stock, in each case whether or not consummated, (g) to the extent not already included in Consolidated Net Income, proceeds from business interruption insurance, (h) to the extent not already included in Consolidated Net Income and actually indemnified or reimbursed, or so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be indemnified or reimbursed (and such amount is in fact reimbursed within 365 days of the date of such charge or payment (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days)), any expenses and charges that are covered by indemnification or reimbursement provisions in connection with any Permitted Acquisition, Permitted Investment or any Permitted Disposition, (i) cash receipts (or reduced cash expenditures) in respect of income received in connection with subleases to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (ii)(b) below for any previous period, (j) the amount of any restructuring charge, reserve, integration cost or other business optimization expense or cost (including charges directly related to implementation of cost-savings initiatives) that is deducted (and not added back) in such period in computing Consolidated Net Income including, without limitation, those related to severance, retention, signing bonuses, relocation, recruiting and other employee related costs, future lease commitments, contract and lease termination expenses and costs related to the opening and closure and/or consolidation of facilities, (k) unusual, nonrecurring, exceptional, extraordinary or nonrecurring expenses, losses or charges, (l) any after-tax effect of income (loss) from the early retirement, extinguishment or cancellation of Indebtedness or Swap Obligations or other derivative instruments shall be excluded, (m) gains and losses on the sale, exchange or other disposition of assets outside the ordinary course of business or abandonment of assets and from discontinued operations, (n) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted in calculating Consolidated Net Income (and not added back in such period to Consolidated Net Income), (o) any other charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period, including any impairment charges or the impact of purchase accounting, or other items classified by the BCF Holdings as special items, (p) any costs or expense incurred by the Loan Parties or any Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of BCF Holdings or net cash proceeds of an issuance of Capital Stock (other than Disqualified Capital Stock) of BCF Holdings or any parent of BCF Holdings to the extent contributed to the Borrower’s Capital Stock (other than Disqualified Capital Stock), (q) costs related to the implementation of operational and reporting systems and technology initiatives and (r) the amount of expected “run rate” cost savings, operating expense reductions and operating improvements, strategic initiatives, restructuring charges, costs and expenses, and synergies projected by the Borrower in good faith to be realized as a result of actions either taken or expected to be taken within 24 months after either the Amendment No. 11 Effective Date (in the case of actions in respect of the transactions related to Amendment No. 11) or the date of the consummation of such transaction, restructuring or initiative (in all other cases) (calculated on a pro forma basis as though such cost savings, operating expense reductions and operating improvements, strategic initiatives, restructuring charges, costs and expenses, and synergies had been realized on the first day of such period and as if the foregoing were realized during the entirety of such period, and “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent period in which the effects thereof are expected to be realized), related to Eligible Transactions, restructurings and cost saving initiatives and other strategic and similar initiatives which are factually supportable; provided that (i) such actions are expected to be realized within 24 months after either the Amendment No. 11 Effective Date (in the case of actions in respect of the transactions related to Amendment No. 11) or the date of the consummation of such transaction, restructuring, or initiative (in all other cases), in each case in the good faith determination of the Borrower and (ii) the aggregate amount of add-backs pursuant to this clause (r) in any period of four consecutive Fiscal Quarters most recently ended on and prior to such date, taken as one accounting period, shall not exceed 30% of Consolidated EBITDA for such period, minus (ii) the sum of (a) non-cash gains for such period to the extent included in Consolidated Net Income, (b) cash payments made during such period on account of non-cash charges added back in the calculation of Consolidated EBITDA pursuant to clause (i)(b) above for any previous period and (c) all cash payments made during such period to the extent made on account of non-cash reserves and other non-cash charges added back to Consolidated Net Income pursuant to clause (i)(l) above in a previous period (it being understood that this clause (ii)(c) shall not be utilized in reversing any non-cash reserve or charge added to Consolidated Net Income).

“Consolidated Interest Coverage Ratio” means, on the last day of any Fiscal Quarter, the ratio of (a) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the period of four consecutive Fiscal Quarters most recently ended on and prior to such date, taken as one accounting period, to (b) Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries for the period of four consecutive Fiscal Quarters most recently ended on and prior to such date, taken as one accounting period.

“Consolidated Interest Expense” means, with respect to any Person for any period, total interest expense (including that attributable to Capital Lease Obligations in accordance with GAAP but excluding any imputed interest as a result of purchase accounting) of such Person on a Consolidated basis with respect to all outstanding Indebtedness of such Person, including, without limitation, the Obligations and all commissions, discounts and other fees and charges owed with respect thereto, but excluding amortization or write-off of deferred financing costs and bridge facility fees, all as determined on a Consolidated basis in accordance with GAAP and reduced by interest income received or receivable in cash for such period. For purposes of the foregoing, interest expense of any Person shall be determined after giving effect to any net payments made or received by such Person with respect to interest rate Hedge Agreements.

“Consolidated Leverage Ratio” means, as of any date, the ratio of (a) the sum of (i) Consolidated Total Debt (other than any portion of such Consolidated Total Debt that is attributed to Revolving Credit Loans of the Borrower and its Restricted Subsidiaries outstanding at such date) plus (ii) the ABL Borrowings Amount on such date less (iii) unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on such date to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date, taken as one accounting period.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (or loss) of such Person on a Consolidated basis for such period taken as a single accounting period determined in accordance with GAAP; provided, however, that there shall be excluded the income (or loss) of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid in cash to such Person and its Restricted Subsidiaries by such Person during such period.

“Consolidated Secured Leverage Ratio” means, as of any date, the ratio of (a) the sum of (i) Consolidated Total Debt (other than any portion of such Consolidated Total Debt that is (x) attributed to Revolving Credit Loans of the Borrower and its Restricted Subsidiaries outstanding at such date or (y) not secured by any Liens on any assets of the Borrower or any of its Restricted Subsidiaries) plus (ii) the ABL Borrowings Amount on such date less (iii) unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on such date to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date, taken as one accounting period.

“Consolidated Taxes” means, as of any date for the applicable period ending on such date with respect to the Borrower and its Restricted Subsidiaries on a Consolidated basis, the aggregate of all income, withholding, franchise and similar taxes and foreign withholding taxes, as determined in accordance with GAAP, to the extent the same are paid or accrued during such period.

“Consolidated Total Assets” means, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Parent and its Restricted Subsidiaries and that is attributable to assets of the Borrower and its Restricted Subsidiaries at such date or, for the period prior to the time any such statements are so delivered.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all funded Indebtedness for borrowed money and Capital Lease Obligations of the Borrower and its Restricted Subsidiaries on a Consolidated basis outstanding at such date in the amount that would be reflected on a balance sheet prepared on such date in accordance with GAAP.

“Consolidated Working Capital” means, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Control” means the possession, directly or indirectly, of the power (a) to vote 50% or more of the securities having ordinary voting power for the election of directors (or any similar governing body) of a Person, or (b) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power or by contract. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Converted Term B-6 Loan” means each Term B-6 Loan held by an Amendment No. 11 Consenting Lender on the Amendment No. 11 Effective Date that has consented to its Term B-6 Loans being converted to Term B-7 Loans (or, if less, the amount notified to such Lender by the Administrative Agent) immediately prior to the effectiveness of Amendment No. 11.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning provided in Section 9.21.

“Credit Party” means (a) the Lenders, (b) the Agents and their respective Affiliates and branches, (c) the Arrangers and (d) the successors and permitted assigns of each of the foregoing.

“Credit Party Expenses” means, all of the following to the extent incurred in connection with this Agreement and the other Loan Documents: (a) all reasonable and documented out-of-pocket expenses incurred by the Agents and their Affiliates, (which in the case of legal expenses shall be limited to the reasonable and documented fees, charges and disbursements of one counsel for the Agents and their Affiliates (plus one local counsel in each other jurisdiction to the extent reasonably necessary)), in connection with the preparation and administration of the Loan Documents, the syndication of the credit facilities provided for herein, or any amendments, modifications or waivers requested by a Loan Party of the provisions hereof or thereof (whether or not any such amendments, modifications or waivers shall be consummated) and (b) all reasonable and documented out-of-pocket expenses incurred by the Arrangers, Agents or, subject to the proviso below any Lender and their respective Affiliates and branches, including the reasonable and documented fees, charges and disbursements of one counsel for the Arrangers, the Agents and their Affiliates (plus one local counsel in each other jurisdiction to the extent reasonably necessary) in connection with the enforcement and protection of their rights in connection with the Loan Documents, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of such Term Loans; provided that the Lenders who are not the Arrangers or Agents shall be entitled to reimbursement for no more than one counsel representing all such Lenders who shall be selected by the Agent (absent a conflict of interest in which case each group of similarly situated Lenders, taken as a whole, may engage and be reimbursed for one additional counsel to the affected party). Credit Party Expenses shall not include the allocation of any overhead expenses of any Credit Party or expenses of third-party advisors (other than counsel as provided above) absent the prior written consent of the Borrower; provided that the Borrower’s prior written consent shall not be required for expenses of third-party advisors retained following the occurrence and during the continuance of an Event of Default in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to the enforcement of any rights hereunder or under any Loan Document.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Default” means any event or condition described in Section 7.01 that constitutes an Event of Default or that upon notice, lapse of any cure period set forth in Section 7.01, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning provided in Section 2.12.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Loan Parties or one of their Restricted Subsidiaries in connection with a Permitted Disposition that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 6.05.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed on Schedule 3.06(a) and Schedule 3.06(b).

“Discount Range” has the meaning provided in Section 2.16(d)(ii).

“Discounted Prepayment Option Notice” has the meaning provided Section 2.16(d)(ii).

“Discounted Voluntary Prepayment” has the meaning provided in Section 2.16(d)(i).

“Discounted Voluntary Prepayment Notice” has the meaning provided in Section 2.16(d)(v).

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) is mandatorily redeemable in whole or in part prior to the Maturity Date of any Class of Term Loans outstanding on the date such Capital Stock is issued, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) Indebtedness or any Capital Stock referred to in (a) above prior to the Maturity Date of any Class of Term Loans outstanding on the date such Capital Stock is issued, or (c) contains any mandatory repurchase obligation which comes into effect prior to the Maturity Date of any Class of Term Loans outstanding on the date such Capital Stock is issued, provided, that Capital Stock shall not constitute Disqualified Capital Stock to the extent (i) such redemption or conversion is (x) upon payment in full of the Obligations (other than contingent obligations for which no claim has been made) or (y) upon a “change in control,” asset sale or similar event or (ii) such Capital Stock is issued pursuant to a plan for the benefit of employees of Parent (or any parent entity), the Borrower or the Restricted Subsidiaries or by any such plan to such employees, and such plan requires such Capital Stock to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution” means (x) (i) any Person listed on Schedule II to Amendment No. 11, (ii) any Lender that has made an incorrect representation or warranty or deemed representation or warranty with respect to not being a Net Short Lender as provided in Section 7.01, or (iii) any Person that is a direct competitor of the Borrower or any of its Restricted Subsidiaries, identified in writing by the Borrower to the Administrative Agent and the Lenders from time to time by e-mail to JPMDQ_Contact@jpmorgan.com and (y) any Affiliate thereof (excluding any Affiliate that is a bona fide debt fund, bank or institutional investor) that is either (I) identified in writing by the Borrower to the Administrative Agent and the Lenders from time to time by e-mail to JPMDQ_Contact@jpmorgan.com or (II) readily identifiable as such on the basis of its name. Any change in the list of Disqualified Institutions pursuant to clauses (x) or (y)(I) shall become effective on the third Business Day following the receipt of such e-mail; provided that (A) the Administrative Agent shall have no duty to monitor the list of Disqualified Institutions and shall have no liability in connection therewith and (B) no designation of a Person as a Disqualified Institution shall operate retroactively to any Person that was a Lender or a party to a pending trade at the time of such designation.

“Documents” has the meaning assigned to such term in the Security Agreement.

“dollars” or “$” refers to lawful money of the United States of America.

“Earn-Out Obligations” means the maximum amount of all obligations incurred or to be incurred in connection with any Acquisition of a Person pursuant to a Permitted Acquisition or other Permitted Investment under non-compete agreements, consulting agreements, earn-out agreements and similar deferred purchase agreements.

“ECF Percentage” means, with respect to any Fiscal Year of the Borrower ending on or after January 31, 2015, 50%; provided that the ECF Percentage shall be reduced to (i) 25%, if the Consolidated Secured Leverage Ratio as of the last day of such Fiscal Year is less than or equal to 3.00 to 1.00 and greater than 2.75 to 1.00 or (ii) 0%, if the Consolidated Secured Leverage Ratio as of the last day of such Fiscal Year is less than or equal to 2.75 to 1.00.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means any Lender, Affiliate of a Lender or Fund (including, without limitation, any Investment Fund or Approved Fund); provided that in any event, “Eligible Assignee” shall not include any natural person or any Disqualified Institution.

“Eligible Transactions” means, with respect to any period, (a) any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, or subsidiary designation or (b) any other event that by the terms of the Loan Documents requires “Pro Forma Effect” with respect to a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Environmental Laws” means all Applicable Laws issued, promulgated or entered into by or with any Governmental Authority, relating in any way to (a) the protection of the environment, (b) the handling, treatment, storage, disposal of Hazardous Materials, (c) exposure of any Person to Hazardous Materials, or the Release or threatened Release of any Hazardous Material to the environment, (d) the assessment or remediation of any such Release or threatened Release of any Hazardous Material to the environment or (e) occupational health or safety matters to the extent relating to Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including, without limitation, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the Security Documents.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the

Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability in excess of the greater of (x) $150,000,000 and (y) 2.0% of Consolidated Total Assets (or such lesser amount as would reasonably be expected to result in a Material Adverse Effect) with respect to the withdrawal or partial withdrawal from any Plan (including any liability under Section 4062(e) of ERISA) or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, concerning the imposition on it of Withdrawal Liability in excess of the greater of (x) $150,000,000 and (y) 2.0% of Consolidated Total Assets (or such lesser amount as would reasonably be expected to result in a Material Adverse Effect) or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning provided in Section 7.01.

“Excess Cash Flow” means, for any Fiscal Year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such Fiscal Year, (ii) the amount of all non-cash charges (including Consolidated depreciation and amortization) deducted in arriving at such Consolidated Net Income to the extent such non-cash charges do not result in a cash payment in a future period, (iii) decreases in Consolidated Working Capital for such Fiscal Year, and (iv) the aggregate net amount of non-cash loss on the sale, transfer or other disposition of any assets by the Borrower and its Subsidiaries during such Fiscal Year outside the ordinary course of business, to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such Fiscal Year on account of unfinanced Capital Expenditures, Permitted Acquisitions or Permitted Investments constituting an Acquisition, (or, at the election of the Borrower, otherwise committed to be spent within 180 days of the end of the fiscal year), (iii) the aggregate amount of all regularly scheduled principal payments of the Term Loans during such Fiscal Year, (iv) the aggregate amount of all regularly scheduled, mandatory or optional principal payments of Funded Debt (other than the Term Loans) of the Borrower and its Subsidiaries made during such Fiscal Year (other than (x) in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder and (y) any such principal prepayments financed with the proceeds of other Indebtedness), (v) increases in Consolidated Working Capital for such Fiscal Year, (vi) the aggregate net amount of non-cash gain on the sale, transfer or other disposition of any assets by the Borrower and its Subsidiaries during such Fiscal Year outside the ordinary course of business, to the extent included in arriving at such Consolidated Net Income, (vii) the aggregate amount of cash payments made in respect of (x) long-term liabilities of the Borrower and its Subsidiaries other than Indebtedness and (y) Restricted Payments pursuant to clauses (ii), (iii), (iv), (v), (vi), (vii), (x), (xi), (xii), (xiii), (xiv), (xvi), and, to the extent relating to the foregoing, (xviii) of Section 6.06(a) paid to any Person other than the Borrower or any Restricted Subsidiary, except, in each case, to the extent financed with the proceeds of Indebtedness of the Borrower or the Restricted Subsidiaries (other than revolving loans or intercompany loans) and (viii) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income.

“Excess Cash Flow Application Date” has the meaning provided in Section 2.17(d).

“Excluded Taxes” means, with respect to the Agents, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by such recipient’s net income or overall gross income or receipts (however denominated), franchise Taxes imposed on it (in lieu of such income Taxes) and branch profits (or similar) Taxes imposed on it, in each case, by any jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office, in such jurisdiction or as a result of any other present or former connection of such recipient with the jurisdiction imposing such Taxes (other than any such connection arising solely from this Agreement or any other Loan Documents or any transactions contemplated thereunder), (b) Taxes imposed pursuant to FATCA, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.24(a)), any United States federal withholding tax that is imposed on amounts payable to such Foreign Lender (i) under any law in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office other than at the request of the Borrower under Section 2.24), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.23(a) or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.23(e).

“Existing Term Loan Class” has the meaning provided in Section 2.06(a).

“Extendable Bridge Loans” means customary bridge loans which provides for an automatic extension of the maturity thereof (or the exchange of such bridge loans into other indebtedness with a later maturity date), subject to customary conditions, in each case, to a date that is not earlier than the latest Maturity Date of the Term B-7 Loan Facility and a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Term B-7 Loan Facility or any Indebtedness that is being refinanced with the proceeds of such Extendable Bridge Loans, as applicable.

“Extended Term Loans” has the meaning provided in Section 2.06(a).

“Extending Term Lender” has the meaning provided in Section 2.06(c).

“Extension Election” has the meaning provided in Section 2.06(c).

“Extension Request” has the meaning provided in Section 2.06(a).

“Extension Series” has the meaning provided in Section 2.06(b).

“Facility Guarantee” means any Guarantee of the Obligations executed by BCF Holdings and its Restricted Subsidiaries which are or hereafter become Facility Guarantors in favor of the Agents and the other Secured Parties.

“Facility Guarantors” means any Person executing a Facility Guarantee.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable) and any current or future Treasury regulations with respect thereto or official governmental interpretations thereof, and any intergovernmental agreements or FFI agreements implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means the Amended and Restated Fee Letter dated April 30, 2012 by and between the Borrower and the Administrative Agent.

“Financial Officer” means, with respect to any Loan Party, the chief financial officer, chief accounting officer, treasurer, assistant treasurer, controller or assistant controller of such Loan Party.

“Fitch” means Fitch Ratings, Inc., and any affiliate thereof and any successor thereto.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally consist of (i) in the case of the first, third, fourth, sixth, seventh, ninth and tenth Fiscal Months of each Fiscal Year, four calendar weeks, (ii) in the case of the second, fifth, eighth and eleventh Fiscal Months of each Fiscal Year, five calendar weeks and

(iii) in the case of the twelfth Fiscal Month of each Fiscal Year, the period from the first day following the eleventh Fiscal Month of such Fiscal Year through the last day of such Fiscal Year, in accordance with the fiscal accounting calendar of BCF Holdings and its Subsidiaries.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarter shall generally end on (i) in the case of the first three Fiscal Quarters of each Fiscal Year, on the date that is 13 weeks after the last day of the preceding Fiscal Quarter and (ii) in the case of the last Fiscal Quarter of each Fiscal Year, on the last day of such Fiscal Year, in accordance with the fiscal accounting calendar of BCF Holdings and its Subsidiaries.

“Fiscal Year” means any period of twelve consecutive Fiscal Months ending on the Saturday closest to January 31 of any calendar year.

“Fixed Amounts” has the meaning provided in Section 1.07(b).

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate. For the avoidance of doubt, the initial Floor for the Adjusted Term SOFR Rate shall be zero.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, as to any Person, all Indebtedness for borrowed money of such Person that matures more than one year from the date of its creation or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Term Loans and Revolving Credit Loans.

“Funding Office” means the office of the Administrative Agent specified in Section 9.01 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations, including but not limited to, those in effect on the Closing Date or entered into in connection with any Permitted Acquisition, Permitted Investment or Permitted Disposition (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, toxic mold, and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including any material listed as a hazardous substance under Section 101(14) of CERCLA.

“Hedge Agreement” means any derivative agreement, or any interest rate protection agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Holdco Notes” means the 9.00%/9.75% Senior Notes due 2018 issued by Burlington Stores, Inc. outstanding immediately prior to August 13, 2014.

“Immaterial Subsidiary” means a Restricted Subsidiary of BCF Holdings (other than the Borrower) for which (a) the assets of such Restricted Subsidiary constitute less than or equal to 3% of the total assets of BCF Holdings and its Restricted Subsidiaries on a consolidated basis and collectively with all Immaterial Subsidiaries, less than or equal to 5% of the total assets of BCF Holdings and its Restricted Subsidiaries on a consolidated basis, and (b) the revenues of such Restricted Subsidiary account for less than or equal to 3% of the total revenues of BCF Holdings and its Restricted Subsidiaries on a consolidated basis and collectively with all Immaterial Subsidiaries, less than or equal to 5% of the total revenues of BCF Holdings and its Restricted Subsidiaries on a consolidated basis.

“Incremental Effective Date” has the meaning provided in Section 2.05(a).

“Incremental Term Lender” has the meaning provided in Section 2.05(b).

“Incremental Term Loan” has the meaning provided in Section 2.05(a).

“Incremental Term Loan Amendment” has the meaning provided in Section 2.05(c).

“Incurrence-Based Amounts” has the meaning provided in Section 1.07(b).

“Indebtedness” of any Person means, without duplication:

(a) all obligations of such Person for borrowed money (including any obligations which are without recourse to the credit of such Person);

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(d) all obligations of such Person in respect of the deferred purchase price of property or services;

(e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed or is limited in recourse;

(f) all Guarantees by such Person of Indebtedness of others described in clauses (a) - (e), and (g) - (l) hereof;

(g) all Capital Lease Obligations of such Person;

(h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty;

(i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;

(j) the Agreement Value of all Hedge Agreements;

(k) the principal and interest portions of all rental obligations of such Person under any Synthetic Lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; and

(l) all mandatory obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock of such Person (including, without limitation, Disqualified Capital Stock) to the extent required by GAAP to be accounted for as indebtedness.

Notwithstanding the foregoing, Indebtedness shall not include (A) any sale-leaseback transactions to the extent the lease or sublease thereunder is not required to be recorded under GAAP as a Capital Lease Obligation, (B) any obligations relating to overdraft protection, netting services, and other cash management services, (C) any preferred stock required to be included as Indebtedness in accordance with GAAP, (D) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of EITF 97-10, “The Effects of Lessee Involvement in Asset Construction,” (E) trade accounts payable, deferred revenues, liabilities associated with customer prepayments and deposits and any such obligations incurred under ERISA, and other accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business, (F) operating leases, (G) customary obligations under employment agreements and deferred compensation, (H) deferred revenue and deferred tax liabilities and (I) contingent post-closing purchase price adjustments, non-compete or consulting obligations or earn-outs to which the seller in an Acquisition or Investment may become entitled. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” has the meaning provided in Section 9.03(b).

“Information” has the meaning provided in Section 9.15.

“Inside Maturity Basket” means an amount equal to the greater of (a) $550,000,000 and (b) 50.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the period of four consecutive Fiscal Quarters most recently ended (calculated on a Pro Forma Basis), less the amount of the Inside Maturity Basket previously (or in the case of any simultaneous incurrence, concurrently) used to incur Indebtedness that is outstanding.

“Instruments” has the meaning assigned to such term in the Security Agreement.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, Internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing), indicia and other source and/or business identifiers, all of the goodwill related thereto, and all registrations and applications for registrations thereof; works of authorship and other copyrighted works (including copyrights for computer programs), and all registrations and applications for registrations thereof; inventions (whether or not patentable) and all improvements thereto; patents and patent applications, together with all continuances, continuations, continuations-in-part, divisions, revisions, extensions, reissuances, and reexaminations thereof; industrial design applications and registered industrial designs; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property and intellectual property rights; all rights to sue and recover at law or in equity for any past, present or future infringement, dilution or misappropriation, or other violation thereof; and all common law and other rights throughout the world in and to all of the foregoing.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement dated as of the Closing Date among the Loan Parties and the Collateral Agent for its own benefit and for the benefit of the other Credit Parties, granting a Lien in the Intellectual Property of the Loan Parties, as amended, restated, supplemented or otherwise modified and in effect from time to time.

“Intercreditor Agreement” means, collectively, the ABL Intercreditor Agreement and, following the effectiveness thereof, any Pari Passu Lien Intercreditor Agreement and any Second Lien Intercreditor Agreement.

“Interest Payment Date” means (a) with respect to any Prime Rate Loan, (i) the last day of each Fiscal Quarter and (ii) the Maturity Date and (b) with respect to any Term Benchmark Loan, on the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, and, in addition, if such Loan has an Interest Period of greater than three months, on the last day of every third month of such Interest Period; provided that the Amendment No. 11 Effective Date shall constitute an Interest Payment Date for the Term B-6 Loans (including the Converted Term B-6 Loans).

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment) as the Borrower may elect by notice to the Administrative Agent in accordance with the provisions of this Agreement; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period of one month or more that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month during which such Interest Period ends) shall end on the last Business Day of the last calendar month of such Interest Period, (c) no tenor that has been removed from this definition pursuant to Section 2.10(f) shall be available for specification in such Borrowing Request or Interest Election Request and (d) any Interest Period that would otherwise end after the Maturity Date for any Class of Term Loans shall end on the Maturity Date for such Class of Term Loans. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Investment” means with respect to any Person, any direct or indirect acquisition or investment by such Person, whether by means of:

(a) any Capital Stock of another Person, evidence of Indebtedness or other security of another Person, including any option, warrant or right to acquire the same;

(b) any loan, advance, contribution to capital, extension of credit (except for current trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business) to, or guaranty of Indebtedness of, another Person; and

(c) any Acquisition;

in all cases whether now existing or hereafter made. For purposes of calculation, the amount of any Investment outstanding at any time shall be the aggregate cash Investment less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends and distributions) received by such Person.

“Investment Fund” means (i) Sankaty Advisors, LLC and any affiliate of Sankaty Advisors, LLC that Sankaty Advisors, LLC manages, makes investment decisions for or controls and (ii) any affiliate of the Sponsors that is a bona fide diversified debt fund or a bona fide diversified investment vehicle that is engaged in, or advises funds and other investment vehicles that are engaged in, the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course.

“ISDA Master Agreement” means the form entitled “2002 ISDA Master Agreement” or such other replacement form then currently published by the International Swap and Derivatives Association, Inc., or any successor thereto.

“Joinder Agreement” means an agreement, in substantially the form attached hereto as Exhibit D, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as a Facility Guarantor.

“LCT Election” has the meaning provided in Section 1.09(a).

“LCT Test Date” has the meaning provided in Section 1.09(a).

“Lease” means any agreement pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lender Participation Notice” has the meaning provided in Section 2.16(d)(iii).

“Lenders” means the Lenders having Commitments or Term Loans from time to time or at any time, and each assignee that becomes a party to this Agreement as set forth in Section 9.04(b).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Transaction” means (i) any Permitted Acquisition or other similar Investment permitted hereunder whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, (iii) any asset sale or other disposition, or (iv) any declaration of a Restricted Payment in respect of, or irrevocable advance notice of, or any irrevocable offer to, purchase, redeem or otherwise acquire or retire for value, any Capital Stock of Burlington Stores Inc. or any of its Subsidiaries.

“Loan Account” has the meaning provided in Section 2.20.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Facility Guarantees, the Intercreditor Agreements, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, and identified as a “Loan Document.”

“Loan Party” or “Loan Parties” means the Borrower and the Facility Guarantors.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means any event, facts, or circumstances, which has a material adverse effect on (i) the business, assets or financial condition of the Loan Parties taken as a whole or (ii) the validity or enforceability of this Agreement or the other Loan Documents, taken as a whole, or the rights or remedies of the Secured Parties hereunder or thereunder, taken as a whole.

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties, individually or in the aggregate, having an aggregate principal amount exceeding the greater of (x) $150,000,000 and (y) 2% of Consolidated Total Assets.

“Maturity Date” means (i) for Term B-7 Loans, September 24, 2031, (ii) for Incremental Term Loans of any Series, the date specified as the “Maturity Date” for such Incremental Term Loans in the applicable Incremental Term Loan Amendment and (iii) for the Extended Term Loans of any Extension Series, the date specified as the “Maturity Date” for such Extended Term Loans in the applicable Term Loan Extension Amendment.

“Maximum Incremental Amount” means the sum of:

(a) the greater of (x) $1,100,000,000 and (y) 100.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the period of four consecutive Fiscal Quarters most recently ended on or prior to the date of incurrence of any Incremental Term Loans (calculated on a Pro Forma Basis), plus

(b) the aggregate amount of voluntary prepayments of Term Loans (including purchases of the Loans by the Parent or any Loan Party at or below par, in which case the amount of voluntary prepayments of Loans shall be deemed not to exceed the actual purchase price of such Loans below par), other than from proceeds of long term Indebtedness (other than revolving Indebtedness), after giving effect to the incurrence of any Incremental Term Loans (other than Refinancing Term Loans) and the aggregate principal amount of Qualifying Secured Debt and Qualifying Other Debt issued pursuant to clause (v)(ii) of the definition of “Permitted Indebtedness” pursuant to clause (a) above on a Pro Forma Basis (excluding the cash proceeds to the Borrower of any Incremental Term Loans, treating all Qualifying Other Debt issued pursuant to clause (v)(ii) of the definition of “Permitted Indebtedness” as secured (whether or not secured) and without giving effect to any simultaneous incurrence of any Incremental Term Loans or Qualifying Secured Debt made pursuant to clauses (a) or (c), plus

(c) the maximum aggregate principal amount that can be incurred without causing the Consolidated Secured Leverage Ratio as of the last day of the most recently ended Fiscal Quarter for which financial statements have been or are then required to have been delivered hereunder, after giving effect to the incurrence of any Incremental Term Loans (other than Refinancing Term Loans) and the aggregate principal amount of Qualifying Secured Debt and Qualifying Other Debt issued pursuant to clause (v)(ii) of the definition of “Permitted Indebtedness” on a Pro Forma Basis (excluding the cash proceeds to the Borrower of any Incremental Term Loans, treating all Qualifying Other Debt issued pursuant to clause (v)(ii) of the definition of “Permitted Indebtedness” as secured (whether or not secured) and without giving effect to any simultaneous incurrence of any Incremental Term Loans or Qualifying Secured Debt made pursuant to the foregoing clauses (a) and (b), to exceed 3.5 to 1.0, at the Borrower’s option, either (A) at the time of the effectiveness of such Incremental Term Loans or Qualifying Secured Debt (as applicable) or (B) at any earlier time permitted in accordance with Section 1.09 (it being understood and agreed that the Borrower may redesignate any Indebtedness originally designated as incurred under clauses (a) or (b) above as having been incurred under clause (c), so long as at the time of such redesignation, the Borrower would be permitted to incur under clause (c) the aggregate principal amount of Indebtedness being so redesignated (for purposes of clarity, with any such redesignation having the effect of increasing the Borrower’s ability to incur such Indebtedness as of the date of such redesignation by the amount of such Indebtedness so redesignated)).

“Maximum Rate” has the meaning provided in Section 9.13.

“Minority Lenders” has the meaning provided in Section 9.02(c)(i).

“MNPI” means, on any date, material non-public information within the meaning of the U.S. Federal securities laws with respect to any Loan Party or their Restricted Subsidiaries or their respective securities or the Term Loans.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Property” means all Real Estate listed on Schedule 5.14.

“Mortgages” means the mortgages and deeds of trust and any and all other security documents, including any amendments thereto, granting a Lien on Mortgaged Property between the Loan Party owning, leasing or otherwise holding the Mortgaged Property encumbered thereby and the Collateral Agent for its own benefit and the benefit of the other Secured Parties which shall be in form reasonably satisfactory to the Collateral Agent and the Borrower.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds or amounts escrowed pursuant to clause (iv) of this definition, but only as and when received, (ii) in the case of a casualty, cash insurance proceeds, and (iii) in the case of a condemnation or similar event, cash condemnation awards and similar payments, in each case net of (b) the sum of (i) all fees and out-of-pocket fees and expenses (including appraisals and brokerage, legal, title and recording or transfer tax expenses, underwriting discounts and commissions) paid by any Loan Party or a Restricted Subsidiary to third parties in connection with such event, and (ii) in the case of a sale or other disposition of an asset (including pursuant to a casualty or condemnation), the amount of all payments required to be made by any Loan Party or any of their respective Restricted Subsidiaries as a result of such event to repay (or to establish an escrow for the repayment of) any Indebtedness (other than the Obligations and other obligations secured by Liens ranking pari passu with the Obligations pursuant to a Pari Passu Lien Intercreditor Agreement) secured by a Permitted Encumbrance on the assets disposed of that is senior to the Lien of the Collateral Agent; provided that to the extent any Qualifying Secured Debt with a Lien ranking pari passu with the Liens securing the Obligations pursuant to the terms of a Pari Passu Lien Intercreditor Agreement requires a prepayment from the proceeds of any disposition or casualty event, then the amount of Net Proceeds otherwise actually required to be applied to prepay Term Loans pursuant to Section 2.17(a) or (b), as applicable, shall be the product of (x) the amount of such Net Proceeds as determined above and (y) a fraction (A) the numerator of which is the aggregate principal amount of Term Loans and (B) the denominator of which is the aggregate principal amount of Term Loans and such other Qualifying Secured Debt requiring such prepayment, (iii) capital gains or other income taxes paid or payable as a result of any such sale or disposition (after taking into account any available tax credits or deductions) and (iv) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition.

“Net Short Lender” has meaning provided in Section 7.01.

“New Lending Office” has the meaning provided in Section 2.23(f).

“Non-Converted Term B-6 Loans” means each Term B-6 Loan (or portion thereof) other than a Converted Term B-6 Loan.

“Note” means any promissory note of the Borrower substantially in the form of Exhibit C, payable to the applicable Lender, evidencing the Term Loan(s) made by such Lender to the Borrower.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Obligations” means (a) (i) the principal of, and interest (including all interest that accrues after the commencement of any case or proceeding by or against the Borrower or any Facility Guarantor under the Bankruptcy Code or any state or federal bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding) on the Term Loans and Facility Guarantees and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Loan Parties to the Secured Parties under this Agreement and the other Loan Documents and (b) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each Loan Party under or pursuant to this Agreement and the other Loan Documents.

“Other Taxes” means any and all current or future stamp or documentary Taxes or any other excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Outstanding Securitization Amount” means, at any time with respect to any Qualified Securitization Financing or Receivables Facility, the amount advanced or received (in the case of a sale) at such time in respect of Receivables Assets that are not yet due in accordance with their payment terms.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings denominated in dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent” means Burlington Coat Factory Investments Holdings, Inc.

“Pari Passu Lien Intercreditor Agreement” means an agreement substantially in the form of Exhibit G to this Agreement entered into by the Collateral Agent, the Administrative Agent and the agents for the holders of any Qualifying Secured Debt that is intended to be secured by a Lien on the Collateral ranking pari passu with the Lien of the Security Documents.

“Participant” has the meaning provided in Section 9.04(c)(i).

“Participant Register” has the meaning provided in Section 9.04(c)(i).

“Payment” has the meaning assigned to it Section 8.19(a).

“Payment Notice” has the meaning assigned to it in Section 8.19(b).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means an Acquisition in which each of the following conditions are satisfied:

(a) no Specified Default then exists or would arise from the consummation of such Acquisition;

(b) if the Acquisition is an Acquisition of Capital Stock, the Person whose Capital Stock is acquired shall become a Restricted Subsidiary; provided that the aggregate amount expended by Loan Parties in connection with all Permitted Acquisitions with respect to the assets that are not owned by a Loan Party immediately after giving effect to the applicable Permitted Acquisition and compliance with Section 5.12 shall not exceed the greater of (x) $150,000,000 and (y) 6.0% of Consolidated Total Assets, except as otherwise permitted by the definition of “Permitted Investments”; and

(c) any material assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or stock acquisition, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by the Borrower under this Agreement.

“Permitted Disposition” means any of the following:

(a) licenses of Intellectual Property of a Loan Party or any of its Restricted Subsidiaries entered into in the ordinary course of business;

(b) licenses for the conduct of licensed departments within the Loan Parties’ or any of their Restricted Subsidiaries’ Stores in the ordinary course of business;

(c) dispositions of Securitization Assets in connection with Qualified Securitization Financings and Receivables Facilities permitted by clause (bb) of the definition of “Permitted Indebtedness”;

(d) dispositions of assets, including abandonment of or failure to maintain Intellectual Property, that are worn, damaged, obsolete, uneconomical or, in the judgment of a Loan Party or its Restricted Subsidiary, no longer used or useful or necessary in, or material to, its business or that of any Restricted Subsidiary;

(e) sales, transfers and dispositions, including by means of a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, among the Loan Parties and their Restricted Subsidiaries;

(f) any disposition in a single transaction or series of related transactions that does not result in more than the greater of (x) $235,000,000 and (y) 3.0% of Consolidated Total Assets in Net Proceeds;

(g) sales, discounting or forgiveness of Accounts in the ordinary course of business or in connection with the collection or compromise thereof;

(h) leases, subleases, licenses and sublicenses of real or personal property (other than Intellectual Property) entered into by Loan Parties and their Restricted Subsidiaries in the ordinary course of business at arm’s length or on market terms;

(i) sales of non-core assets acquired in connection with Permitted Acquisitions or other Permitted Investment;

(j) sales or other dispositions of Permitted Investments described in clauses (a) through and including (k) of the definition thereof;

(k) any disposition of Real Estate to a Governmental Authority as a result of a condemnation of such Real Estate;

(l) the making of Permitted Investments and payments permitted under Section 6.06;

(m) sales, transfers and dispositions as set forth on Schedule 6.05;

(n) leasing of Real Estate no longer used or useful in the business of the Loan Parties and their Restricted Subsidiaries to the extent not otherwise prohibited hereunder;

(o) forgiveness of Permitted Investments;

(p) exchanges or swaps, including, but not limited to, transactions covered by Section 1031 of the Code, of Leases and other Real Estate of the Loan Parties and their Restricted Subsidiaries so long as such exchange or swap is made for fair market value and on an arm’s-length basis,

(q) other dispositions of assets as long as (A) no Specified Default then exists or would arise therefrom and (B) in the case of any assets with a fair market value in excess of the greater of (x) $235,000,000 and (y) 3.0% of Consolidated Total Assets, such sale or transfer is made for fair market value and the consideration received for such sale or transfer is at least (i) 75% cash, (ii) Cash Equivalents, (iii) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Borrower or any of its Restricted Subsidiaries (other than liabilities that are expressly subordinated to the Obligations) and the valid release of the Borrower or such Restricted Subsidiary, by all applicable creditors in writing, from all liability on such Indebtedness or other liability in connection with such disposition, (iv) securities, notes or other obligations received by the Borrower or any of its Restricted Subsidiaries from the transferee that are converted by the Borrower or any of its Restricted Subsidiaries into cash or Cash Equivalents within 180 days following the closing of such Disposition, (v) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Disposition, to the extent that the Borrower and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such disposition, (vi) in connection with an asset swap, any assets used or useful in a Loan Parties’ or Restricted Subsidiaries business, all of which shall be deemed “cash,” or (vii) Designated Non-Cash Consideration to the extent that all Designated Non-Cash Consideration at such time does not exceed the greater of (x) $390,000,000 and (y) 5.0% of Consolidated Total Assets as of the Applicable Date of Determination (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value); provided that all Net Proceeds, if any, received in connection with any such sales are applied to the Term Loans if then required in accordance with Section 2.17(a).

(r) any issuance, sale (including by means of a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law) or pledge of Capital Stock in, or Indebtedness, or other securities of, an Unrestricted Subsidiary;

(s) condemnation or any similar action on assets or casualty or insured damage to assets;

(t) the Company and any Restricted Subsidiary may surrender or waive contractual rights and settle or waive contractual or litigation claims;

(u) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(v) the disposition of assets that do not constitute Collateral in an amount not to exceed $100,000,000 from and after August 13, 2014; and

(w) the incurrence of Permitted Liens, sales, transfers and other dispositions constituting any permitted Restricted Payment.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not required to be paid pursuant to Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by Applicable Law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days, (ii) (A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iii) the existence of which would not reasonably be expected to result in a Material Adverse Effect;

(c) Liens provided in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) Liens to secure or relating to the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds (and Liens arising in accordance with Applicable Law in connection therewith), and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(f) easements, covenants, conditions, restrictions, building code laws, zoning restrictions, other land use laws, rights-of-way, development, site plan or similar agreements and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property when used in a manner consistent with current usage or materially interfere with the ordinary conduct of business of a Loan Party as currently conducted and such other minor title defects, or survey matters that are disclosed by current surveys, but that, in each case, do not interfere with the current use of the property in any material respect;

(g) any Lien on any property or asset set forth on Schedule 6.02;

(h) Liens on fixed or capital assets acquired by any Loan Party or any of its Restricted Subsidiaries to secure Indebtedness permitted under clause (e) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of the construction or improvement thereof (other than refinancings thereof permitted hereunder) and (ii) such Liens shall not extend to any other property or assets of the Loan Parties or any of their Restricted Subsidiaries (other than any replacements of such property or assets and additions and accessions thereto and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender);

(i) Liens in favor of the Collateral Agent, for its own benefit and the benefit of the other Secured Parties;

(j) landlords’ and lessors’ Liens in respect of rent not in default for more than sixty (60) days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(k) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and other Permitted Investments, provided that such Liens (a) attach only to such Investments or other Investments held by such broker or dealer and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m) Liens on Real Estate; provided that such Liens shall only secure obligations with respect to a Permitted Real Estate Financing;

(n) Liens (i) attaching solely to cash advances and earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition, Permitted Investment or Investment that will be consummated in connection with refinancing the Terms Loans or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted hereunder (or to be reasonably expected to be permitted hereunder);

(o) Liens arising from precautionary UCC filings regarding “true” operating leases or the consignment of goods to a Loan Party;

(p) any Lien existing on any property or asset prior to the acquisition thereof by a Loan Party or any Restricted Subsidiary or existing on any property or asset of any Person that became or becomes a Restricted Subsidiary (including as a result of any Unrestricted Subsidiary being redesignated as a Restricted Subsidiary) after the Closing Date prior to the time such Person became or becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary as the case may be, (ii) such Lien shall not apply to any other property or asset of a Loan Party or any Restricted Subsidiary (other than any replacements of such property or assets and additions and accessions thereto, after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time, a pledge of after-acquired property, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender) and (iii) such Lien shall secure only those obligations and unused commitments (and to the extent such obligations and commitments constitute Indebtedness, such Indebtedness is permitted hereunder) that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and extensions, renewals and replacements thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such extended, renewed or replaced Indebtedness) and premium payable by the terms of such obligations thereon and fees and expenses associated therewith);

(q) Liens in favor of customs and revenues authorities in connection with the importation of goods and securing obligations (i) that are not overdue by more than thirty (30) days, (ii) (A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iii) the existence of which would not reasonably be expected to result in a Material Adverse Effect;

(r) Liens granted by the Loan Parties or any of their Restricted Subsidiaries to the secured parties under the ABL Facility and any refinancings thereof permitted hereunder so long as such Liens are subject to the terms of the ABL Intercreditor Agreement;

(s) any interest or title of a licensor, sublicensor, lessor or sublessor under any license or operating or true lease agreement;

(t) leases or subleases granted to third Persons in the ordinary course of business;

(u) licenses or sublicenses of Intellectual Property granted in the ordinary course of business;

(v) the replacement, refinancing, extension or renewal of any Permitted Encumbrance; provided that such Lien shall at no time be extended to cover any assets or property other than such assets or property subject thereto on the Closing Date or the date such Lien was incurred, as applicable (other than any replacements of such property or assets and additions and accessions thereto and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender or Liens otherwise permitted hereunder);

(w) Liens on insurance policies and insurance proceeds incurred in the ordinary course of business in connection with the financing of insurance premiums;

(x) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(y) Liens arising by operation of law under Article 4 of the UCC in connection with collection of items provided for therein;

(z) Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(aa) Liens on deposit accounts or securities accounts in connection with overdraft protection netting services, other cash management services, automatic clearinghouse arrangements, overdraft protections and similar arrangements or otherwise in connection with securities accounts and deposit accounts, in each case, in the ordinary course of business;

(bb) security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(cc) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Loan Parties or any of their Restricted Subsidiaries in the ordinary course of business;

(dd) other Liens securing obligations in an amount not to exceed the greater of (x) $590,000,000 and (y) 7.5% of Consolidated Total Assets (measured at the time such Liens are created) in the aggregate at any time outstanding;

(ee) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods;

(ff) purchase options, call and similar rights of, and restrictions for the benefit of, a third party with respect to Capital Stock held by the Borrower or any Restricted Subsidiary in joint ventures;

(gg) Liens disclosed as exceptions to coverage in the final title policies and endorsements issued to the Collateral Agent with respect to any Mortgaged Properties;

(hh) Liens on assets of any Restricted Subsidiary that is not a Loan Party to the extent such Liens secure Indebtedness of such Restricted Subsidiary permitted by Section 6.01;

(ii) Liens securing Indebtedness permitted under clause (v)(iii) of “Permitted Indebtedness” provided that the pro forma Consolidated Secured Leverage Ratio as of the last day of the most recently ended Fiscal Quarter for which financial statements have been or are then required to have been delivered hereunder is equal to or less than 3.5 to 1.0 and, to the extent such Indebtedness is secured by Liens on Collateral, such Indebtedness is subject to either (i) the terms of the Pari Passu Lien Intercreditor Agreement as “Additional First Lien Obligations” or (ii) the terms of the Second Lien Intercreditor Agreement as obligations secured by Liens ranking junior to the Liens securing the Obligations;

(jj) Liens securing any Hedge Agreement so long as the fair market value of the collateral securing such Hedge Agreement does not exceed the greater of (x) $78,000,000 and (y) 1.0% of Consolidated Total Assets at any time;

(kk) Liens on Collateral securing Qualifying Secured Debt issued pursuant to clause (v)(i) or (v)(ii) of the definition of “Permitted Indebtedness”; and

(ll) Liens on (i) Securitization Assets arising in connection with a Qualified Securitization Financing or (ii) the Receivables Assets arising in connection with a Receivables Facility, in each case securing Indebtedness permitted under clause (bb) of “Permitted Indebtedness.”

“Permitted Indebtedness” means each of the following:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness set forth on Schedule 6.01;

(c) Indebtedness of (i) any Loan Party to any other Loan Party, (ii) any Loan Party to any Restricted Subsidiary that is not a Subsidiary Guarantor and (iii) any Restricted Subsidiary that is not a Subsidiary Guarantor to any Restricted Subsidiary that is not a Subsidiary Guarantor;

(d) Guarantees by any Loan Party or any of its Restricted Subsidiaries of Indebtedness or other obligations arising in the ordinary course of business of any other Loan Party or any of its Restricted Subsidiaries;

(e) Indebtedness of any Loan Party or any of its Restricted Subsidiaries to finance the improvement, acquisition, development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement of any fixed or capital assets (including Real Estate), including Capital Lease Obligations (including therein any Indebtedness incurred in connection with sale-leaseback transactions permitted under clause (k) of this definition), and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that the aggregate principal amount of Indebtedness permitted by this clause (e) outstanding at any time, when aggregated with the amount of Permitted Refinancings in respect thereof pursuant to clause (bb) below, shall not exceed the greater of (x) $150,000,000 and (y) 3.0% of Consolidated Total Assets (measured at the time of incurrence);

(f) Indebtedness under Hedge Agreements, other than for speculative purposes, entered into in the ordinary course of business;

(g) contingent liabilities under surety bonds, customs and appeal bonds, governmental contracts and leases or similar instruments incurred in the ordinary course of business;

(h) [reserved];

(i) Indebtedness under the ABL Facility; provided that in no event shall the aggregate principal amount of loans and the face amount of letters of credit and bank guaranties issued under the ABL Facility exceed the greater of (x) $1,200,000,000 and (y) the Borrowing Base as of the time such Indebtedness is incurred;

(j) Indebtedness with respect to the deferred purchase price for any Permitted Acquisition or Permitted Investment, provided that such Indebtedness does not require the payment in cash of principal (other than in respect of working capital adjustments and Indebtedness described in clause (p)) prior to the Maturity Date at the time of incurrence thereof, has a maturity which extends beyond the Maturity Date as in effect at the time of incurrence thereof, and is subordinated to the Obligations on terms customary for senior subordinated high yield debt securities (as determined in good faith by the Borrower);

(k) Indebtedness incurred in connection with sale-leaseback transactions permitted hereunder;

(l) Subordinated Indebtedness in an amount, when aggregated with the amount of Permitted Refinancing in respect thereof pursuant to clause (bb), not to exceed the greater of (x) $250,000,000 and (y) 3.5% of Consolidated Total Assets in the aggregate; and provided that, in each case, such Subordinated Indebtedness (i) shall not have a maturity date or be subject to amortization, mandatory repurchase or redemption (except pursuant to customary asset sale, and similar event, and similar events and change of control provisions and AHYDO payments) prior to the date that is three months after the Maturity Date at the time of incurrence thereof of each then outstanding Class of Term Loans, and (ii) shall not be exchangeable or convertible into any other Indebtedness (other than any Indebtedness that is otherwise permitted to be incurred under this Agreement at the time of such exchange or conversion);

(m) Indebtedness incurred in the ordinary course of business in connection with the financing of insurance premiums;

(n) Indebtedness of any Loan Party or any of its Restricted Subsidiaries incurred or assumed in connection with a Permitted Acquisition or other Acquisition permitted hereunder; provided; that on a Pro Forma Basis the Consolidated Interest Coverage Ratio for the most recent four Fiscal Quarter period for which financial statements have been or are required to be delivered hereunder would either be (x) at least 2.0 to 1.0 or (y) not less than the Consolidated Interest Coverage Ratio for such period immediately prior to such acquisition;

(o) Indebtedness relating of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, workers’ compensation claims, letters of credit, bank guarantees and banker’s acceptances, warehouse receipts or similar instruments and similar obligations (other than in respect of other Indebtedness for borrowed money) including, without limitation, those incurred to secure health, safety and environmental obligations, in each case provided in the ordinary course of business or consistent with past practice;

(p) Indebtedness constituting the obligation to make purchase price adjustments for working capital, indemnities and similar obligations (including earnouts) in connection with Permitted Acquisition, Permitted Investments and Permitted Dispositions;

(q) Guarantees and letters of credit and surety bonds (other than Guarantees of, or letters of credit and surety bonds related to, Indebtedness) issued in connection with Permitted Acquisitions, Permitted Investments and Permitted Dispositions;

(r) without duplication of any other Indebtedness, non-cash accruals of interest, accretion or amortization of original issue discount and payment-in-kind interest with respect to Indebtedness permitted hereunder;

(s) Indebtedness due to any landlord in connection with the financing by such landlord of leasehold improvements;

(t) without duplication of, or accumulation with, other categories of Indebtedness permitted hereunder, other Indebtedness of any Loan Party or Restricted Subsidiary in an aggregate principal amount not to exceed the greater of $780,000,000 and 10.0% of Consolidated Total Assets at any time outstanding;

(u) Indebtedness under Permitted Real Estate Financings;

(v) Qualifying Other Debt or Qualifying Secured Debt (i) that is either (x) issued solely for cash consideration, the net proceeds of which are applied solely to the prepayment (in whole or in part) of Term Loans in accordance with Section 2.17 or (y) issued in exchange for Term Loans pursuant to Section 2.25, or (ii) in the case of Qualifying Secured Debt and, at the option of the Borrower, Qualifying Other Debt, so long as (x) no Specified Default has occurred and is continuing or would result therefrom and (y) the aggregate principal amount of such Qualifying Secured Debt and Qualifying Other Debt, when aggregated with the aggregate principal amount of all Incremental Term Loans, would not exceed the Maximum Incremental Amount or (iii) in the case of Qualifying Other Debt, so long as on a Pro Forma Basis (x) no Event of Default has occurred or is continuing or would result therefrom and (y) the Consolidated Interest Coverage Ratio as of the last day of the most recently ended Fiscal Quarter for which financial statements have been or are then required to have been delivered hereunder is at least 2.0 to 1.0 for the most recent four Fiscal Quarter period;

(w) Indebtedness of any Restricted Subsidiary that is not a Loan Party; provided that the aggregate amount of Indebtedness outstanding at any time pursuant to this clause (w) shall not exceed the greater of $150,000,000 and 2.0% of Consolidated Total Assets;

(x) Indebtedness with respect of treasury, depositary, cash management and netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements or otherwise in connection with securities accounts and deposit accounts, in each case, in the ordinary course of business;

(y) Indebtedness consisting of take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with past practice;

(z) Indebtedness incurred in connection with the repurchase of Capital Stock pursuant to Section 6.06; provided that the original principal amount of any such Indebtedness incurred pursuant this clause (z) shall not exceed the amount of such Capital Stock so repurchased with such Indebtedness (or with the proceeds thereof);

(aa) Indebtedness in an amount equal to 100% of the aggregate Net Proceeds received by Parent after August 13, 2014 from the issue or sale of Capital Stock (other than Disqualified Capital Stock) plus cash contributed to Parent and to the extent such Net Proceeds or cash have been contributed as common equity to the Borrower and have not been applied pursuant to Section 6.06(a)(xiv), clause (gg) of the definition of “Permitted Investment” or utilized to increase the Available Amount;

(bb) Indebtedness of (i) any Securitization Subsidiary arising under any Securitization Facility or (ii) the Borrower or any Restricted Subsidiary arising under any Receivables Facility; provided that the

Outstanding Securitization Amount permitted by this clause (bb) shall not exceed $150,000,000 at any time outstanding;

(cc) Indebtedness of any Loan Party or of any Restricted Subsidiary that is not a Loan Party to the Specified Captive Insurance Company, in an aggregate principal amount outstanding at any time not to exceed the sum of (i) the aggregate amount of Restricted Payments made pursuant to Section 6.06(a)(xxi) plus (ii) $25,000,000; and

(dd) extensions, renewals, refinancings, and replacements of any such Indebtedness described in clauses (b), (e), (f), (j), (k), (m), (n), (r), (s), (u), (v), (z) and (aa) above and this clause (dd); provided that such Indebtedness constitutes a Permitted Refinancing.

“Permitted Investments” means each of the following:

(a) Direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, Canada, the United Kingdom, any member of the European Union (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America, Canada, the United Kingdom, any member of the European Union, as applicable) or any state or state agency thereof, in each case maturing within one (1) year from the date of acquisition thereof;

(b) Investments in commercial paper maturing within one (1) year from the date of acquisition thereof and having, at the date of acquisition, the highest or next highest credit rating obtainable from S&P, Moody’s or Fitch;

(c) Investments in certificates of deposit, overnight bank deposits, banker’s acceptances and time deposits maturing within one (1) year from the date of acquisition thereof which are issued or guaranteed by, or placed with, and demand deposit and money market deposit accounts issued or offered by, any Lender or any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that has a combined capital and surplus and undivided profits of not less than $100,000,000;

(d) Master demand notes and fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer;

(e) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America, any province of Canada, any constituent country of the United Kingdom, any member of the European Union, any other foreign government or any political subdivision or taxing authority thereof, in each case, having one of the two highest rating categories obtainable from Moody’s, S&P or Fitch (or, if at the time, none of the foregoing are issuing comparable ratings, then a comparable rating of another nationally recognized statistical rating organization) with maturities of not more than two years from the date of acquisition;

(f) Indebtedness or preferred stock issued by Persons with a rating of “BBB-” or higher from S&P, “Baa3” or higher from Moody’s or “BBB-“ or higher from Fitch (or, if at the time, none of the foregoing are issuing comparable ratings, then a comparable rating of another nationally recognized statistical rating organization) with maturities of 12 months or less from the date of acquisition;

(g) bills of exchange issued in the United States, Canada, the United Kingdom, or a member state of the European Union for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(h) instruments and investments of the type and maturity described in clause (a) through (g) denominated in any foreign currency or of foreign obligors, which investments or obligors are, in the reasonable judgment of the Borrower, comparable in investment quality to those referred to above;

(i) solely with respect to any Restricted Subsidiary that is a Foreign Subsidiary, investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (h) customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

(j) (i) dollars, British pounds sterling, Euro, or any national currency of any member state of the European Union; or (ii) any other foreign currency held by a Loan Party or any of its Restricted Subsidiaries in the ordinary course of business (notwithstanding the foregoing, cash equivalents shall include amounts denominated in currencies other than set forth in this clause; provided that such amounts are converted into currencies listed in this clause within ten Business Days following the receipt of such amounts).

(k) (i) shares of any money market or mutual fund that has substantially all of its assets invested in the types of investments referred to in clauses (a) through (j), above and (ii) solely with respect to any Restricted Subsidiary that is a Foreign Subsidiary, investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (j)(i) customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes;

(l) Investments existing on the Closing Date and set forth on Schedule 6.04;

(m) capital contributions, loans or other Investments made by (i) (x) any Loan Party to any other Loan Party and (y) any Restricted Subsidiary that is not a Subsidiary Guarantor to any other Restricted Subsidiary that is not a Subsidiary Guarantor or (ii) so long as no Specified Default then exists or would arise therefrom, any Loan Party to any Restricted Subsidiary or Affiliate of any Loan Party in an aggregate amount not to exceed the greater of $125,000,000 and 5.0% of Consolidated Total Assets at any time outstanding; provided that the aggregate amount of all Investments of the type described in this clause (m)(ii) and clause (x) of this definition may not exceed the greater of $125,000,000 and 5.0% of Consolidated Total Assets in the aggregate outstanding at any time;

(n) Guarantees constituting Permitted Indebtedness;

(o) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(p) loans or advances to employees for the purpose of travel, entertainment or relocation in the ordinary course of business, provided that all such loans and advances to employees shall not exceed $5,000,000 in the aggregate at any time outstanding, and determined without regard to any write-downs or write-offs thereof;

(q) Investments received from purchasers of assets pursuant to dispositions permitted pursuant to Section 6.05, including, for the avoidance of doubt, in connection with a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law;

(r) Permitted Acquisitions and existing Investments of the Persons acquired in connection with Permitted Acquisitions or other Acquisition permitted hereunder so long as such Investment was not made in contemplation of such Permitted Acquisition;

(s) Hedge Agreements entered into in the ordinary course of business for non-speculative purposes;

(t) to the extent permitted by Applicable Law, notes from officers and employees in exchange for equity interests of BCF Holdings (or any direct or indirect parent) purchased by such officers or employees pursuant to a stock ownership or purchase plan or compensation plan;

(u) earnest money required in connection with Permitted Acquisitions and other Permitted Investments;

(v) Investments in deposit accounts opened in the ordinary course of business;

(w) Capital Expenditures;

(x) Guarantee of Indebtedness under clause (m)(ii) above of Restricted Subsidiaries that are not Loan Parties not in excess of the greater of $125,000,000 and 5.0% of Consolidated Total Assets in the aggregate at any time outstanding; provided that the aggregate amount of all Investments of the type described in this clause (x) and clause (m)(ii) of this definition may not exceed the greater of $125,000,000 and 5.0% of Consolidated Total Assets in the aggregate outstanding at any time;

(y) other Investments in an amount not to exceed the greater of (x) $780,000,000 and (y) 10.0% of Consolidated Total Assets (measured as of the time any such Investment is made) in the aggregate outstanding at any time;

(z) Investments out of the portion of the Available Amount that any Loan Party or any Restricted Subsidiary elects to apply pursuant to this clause (z);

(aa) so long as (x) no Event of Default has occurred and is continuing or would result therefrom and (y) on a Pro Forma Basis, the Consolidated Leverage Ratio as of the last day of the most recently ended Fiscal Quarter for which financial statements have been or are then required to have been delivered hereunder would be less than or equal to 3.5 to 1.0, any Loan Party or any Restricted Subsidiary may make any Investment;

(bb) Investments made by a Loan Party or any Restricted Subsidiary in any joint venture or any Unrestricted Subsidiary in an aggregate amount of such Investments made after the Closing Date pursuant to this clause (bb) by (x) Loan Parties and Restricted Subsidiaries in joint ventures and (y) the Loan Parties and their Restricted Subsidiaries in Unrestricted Subsidiaries shall not exceed the greater of (A) $235,000,000 and (B) 3.0% of Consolidated Total Assets at any time;

(cc) Investments resulting from Permitted Liens;

(dd) Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise permitted under Section 6.04;

(ee) Investments consisting of or resulting from Indebtedness, Liens, Restricted Payments, fundamental changes and Permitted Dispositions;

(ff) Term Loans repurchased by the Borrower or a Restricted Subsidiary pursuant to and in accordance with Section 2.16(d);

(gg) Investments to the extent that payment for such Investments is made solely with Capital Stock (other than any Disqualified Capital Stock) of the Borrower (or any direct or indirect parent) or proceeds of an equity contribution initially made to BCF Holdings in each case to the extent contributed to the Qualified Capital Stock of the Borrower and have not been applied pursuant to Section 6.06(a)(xiv), clause (aa) of the definition of “Permitted Indebtedness” or utilized to also increase the Available Amount;

(hh) loans and advances to BCF Holdings (or any direct or indirect parent entity) in lieu of, and not in excess of the amount of (after giving effect to any other such loans or advances or Restricted

Payments in respect thereof), Restricted Payments to the extent permitted to be made in accordance with Section 6.06;

(ii) Investments consisting of purchases and acquisitions of inventory, supplies, material, equipment, or other similar assets in the ordinary course of business;

(jj) cash or property distributed from any Restricted Subsidiary that is not a Loan Party (i) may be contributed to other Restricted Subsidiaries that are not Loan Parties, and (ii) without duplication of amounts that increase the amount available under to any other clause above, may pass through the Borrower and/or any intermediate Restricted Subsidiaries, so long as all part of a series of related transactions and such transaction steps are not unreasonably delayed and are otherwise permitted hereunder; and

(kk) (i) Investments in any Receivables Facility or any Securitization Subsidiary in order to effectuate a Qualified Securitization Financing, including the ownership of Capital Stock in such Securitization Subsidiary and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing or a Receivables Facility;

provided, however, that for purposes of calculation, the amount of any Investment outstanding at any time shall be the aggregate cash Investment less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends and distributions) received by such Person and less all liabilities expressly assumed by another Person in connection with the sale of such Investment.

“Permitted Real Estate Financing” means any financing by one or more Loan Parties or Restricted Subsidiaries that is secured solely by Real Estate of such Loan Parties or such Restricted Subsidiaries, as the case may be; provided that (a) the Indebtedness incurred in connection with such financing shall not be directly or indirectly Guaranteed by, or directly or indirectly collateralized or secured by, or otherwise have any recourse to, such Loan Party or any such Restricted Subsidiary or any of the assets of such Loan Party or such Restricted Subsidiary, other than (i) the Real Estate that is the subject of such financing and/or (ii) except for the security described in clause (i), unsecured Guarantees by such Loan Parties and such Restricted Subsidiaries, and by their direct or indirect parent companies, (b) none of the Loan Parties or any of their Restricted Subsidiaries shall provide any other direct or indirect credit support of any kind in respect of such Indebtedness (other than the security interest on the Real Estate that is the subject of such financing and the guarantees as described in clause (a) above, and as provided in clause (c) below), (c) such Loan Parties and Restricted Subsidiaries may be subject to customary representations, warranties, covenants and indemnities in connection with such facilities, (d) such Loan Parties and Restricted Subsidiaries, as the case may be, shall have received proceeds with respect to such financing in an amount equal to not less than 75% of the fair market value of the Real Estate that is the subject of such financing, (e) the Indebtedness incurred in connection with such financing shall have a final maturity that is no sooner than the date that is three months following the Maturity Date and a weighted average life to maturity that is no shorter than the Term Loans and (f) all Net Proceeds received in connection therewith are applied to repay Term Loans.

“Permitted Refinancing” means any Indebtedness that replaces, renews, extends or refinances any other Permitted Indebtedness, as long as, after giving effect thereto (i) the principal amount of the Indebtedness outstanding at such time is not increased (except by the amount of any accrued interest, closing costs, expenses, fees, and premium paid in connection with such extension, renewal or replacement plus an amount equal to any unused commitment thereunder), (ii) the result of such refinancing of or replacement shall not be an earlier maturity date or decreased weighted average life, (iii) the obligor or obligors under any such refinancing Indebtedness and the collateral, if applicable, granted pursuant to any such refinancing Indebtedness are the same as or less than the obligor(s) and collateral under the Indebtedness being extended, renewed or replaced, (iv) the subordination, to the extent applicable, of the refinancing Indebtedness are not materially less favorable to the Lenders than those subordination terms of the Indebtedness being refinanced (as determined by the Borrower in good faith) and (v) the refinancing Indebtedness is not exchangeable or convertible into any other Indebtedness which does not comply with clauses (i) through (iv) above.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pledge Agreement” means the Pledge Agreement dated as of the Closing Date among the Loan Parties party thereto and the Collateral Agent for its own benefit and the benefit of the other Secured Parties.

“Prepayment Event” means the occurrence of any of the events described in Sections 2.17(a) through (c).

“Prime Rate” means, for any day, a rate per annum equal to the greatest of (a) the Published Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%, provided that, subject to the applicable minimum rates specified in the definition of “Adjusted Term SOFR Rate,” the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology); provided further that, if the Prime Rate shall at any time be less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum for the purposes of this Agreement. Any change in the Prime Rate due to a change in the Published Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Published Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively.

“Prime Rate Loan” means any Term Loan bearing interest at a rate determined by reference to the Prime Rate in accordance with the provisions of Article II.

“Pro Forma Basis” and “Pro Forma Effect” means, with respect to compliance with any test or covenant hereunder, that all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a disposition of all or substantially all equity interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustments pursuant to (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions and operating initiatives) that are consistent with the definition of Pro Forma Adjustment.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Proposed Discounted Prepayment Amount” has the meaning provided in Section 2.16(d)(ii).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider” means a Lender that elects not to receive MNPI whose representatives may trade in securities of the Borrower or its controlling person or any of its Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement that do not constitute MNPI.

“Published Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent in its reasonable discretion) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent in its reasonable discretion). Each change in the Published Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Qualified Securitization Financing” means any Securitization Facility of a Securitization Subsidiary that meets the following conditions: (i) the Borrower shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and its Restricted Subsidiaries; (ii) all sales of Securitization Assets and related assets by the Borrower or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value (as determined in good faith by the Borrower); (iii) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings; and (iv) the obligations under such Securitization Facility are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Restricted Subsidiaries (other than a Securitization Subsidiary).

“Qualifying Lender” has the meaning provided in Section 2.16(d)(iv).

“Qualifying Loans” has the meaning provided in Section 2.16(d)(iv).

“Qualifying Other Debt” means any Indebtedness, except in the case of (1) Extendable Bridge Loans and (2) Indebtedness in an aggregate principal amount not in excess of the then available amount under the Inside Maturity Basket, no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date that is six months after the Maturity Date of each Class of Term Loans outstanding on the date on which such Indebtedness is incurred other than (i) any required (x) offer to purchase or (y) prepayment obligation in respect of such Indebtedness as a result of a change of control, similar event or asset sale or AHYDO payment or (ii) amortization no greater than 1% per annum.

“Qualifying Secured Debt” means any secured Indebtedness of any Loan Party, except in the case of (1) Extendable Bridge Loans and (2) Indebtedness in an aggregate principal amount not in excess of the then available amount under the Inside Maturity Basket, no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the Maturity Date of each Class of Term Loans outstanding on the date on which such Indebtedness is incurred other than (i) any required (x) offer to purchase or (y) prepayment obligation in respect of such Indebtedness as a result of a change of control, similar event or asset sale or AHYDO payment or (ii) amortization no greater than 1% per annum and which is subject to either (i) the terms of the Pari Passu Lien Intercreditor Agreement as “Additional First Lien Obligations” or (ii) the terms of the Second Lien Intercreditor Agreement as obligations secured by Liens ranking junior to the Liens securing the Obligations.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning provided in Section 9.21.

“Real Estate” means all interests in real property now or hereafter owned or held by any Loan Party or Restricted Subsidiary, including all leasehold interests held pursuant to Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party or Restricted Subsidiary, including all easements, rights-of-way, appurtenances and other rights relating thereto and all leases, tenancies, and occupancies thereof.

“Receivables Assets” means (a) any accounts receivable owed to the Borrower or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged by the Borrower or a Restricted Subsidiary to a commercial bank or an Affiliate thereof in connection with a Receivables Facility.

“Receivables Facility” means an arrangement between the Borrower or a Restricted Subsidiary and a commercial bank or an Affiliate thereof pursuant to which (a) the Borrower or such Restricted Subsidiary, as applicable, sells (directly or indirectly) to such commercial bank (or such Affiliate) accounts receivable owing by customers, together with Receivables Assets related thereto, at a maximum discount, for each such account receivable, not to exceed 5.0% of the face value thereof, (b) the obligations of the Borrower or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Borrower and such Restricted Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangement.

“Reduced Lenders” has the meaning provided in Section 9.02(c)(i).

“Reduced Term Loans” has the meaning provided in Section 9.02(c)(i).

“Regulated Bank” means (x) a banking organization with a consolidated combined capital and surplus of at least $5.0 billion that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors of the Federal Reserve System under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction or (y) any Affiliate of a Person set forth in clause (x) to the extent that (1) all of the equity interests of such Affiliate is directly or indirectly owned by either (I) such Person set forth in clause (x) or (II) a parent entity that also owns, directly or indirectly, all of the equity interests of such Person set forth in clause (x) and (2) such Affiliate is a securities broker or dealer registered with the SEC under Section 15 of the Exchange Act.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, and (2) if such Benchmark is not the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing Term Loans” means Incremental Term Loans that are designated as Refinancing Term Loans in the applicable Incremental Term Loan Amendment.

“Register” has the meaning provided in Section 9.04(b)(iv).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Deferred Amount” means, with respect to a Prepayment Event described in Section 2.17(a) or (b), the aggregate Net Proceeds received by any Loan Party in connection therewith that are not applied to prepay the Term Loans in accordance with the provisos in Sections 2.17(a) or (b), as applicable.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Related Person” has the meaning assigned to it in Section 9.03(c).

“Release” has the meaning provided in Section 101(22) of CERCLA.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Period” means, with respect to any Pro Forma Adjustment, the period within twenty-four (24) months following the consummation of such merger or other business combination, acquisition, divestiture or other disposition or investment, or occurrence of such restructuring, cost savings initiative or other initiative or action.

“Replaced Lenders” has the meaning provided in Section 9.02(c)(i).

“Replaced Term Loans” has the meaning provided in Section 9.02(c)(i).

“Replacement Lender” has the meaning provided in Section 9.02(c)(i).

“Reports” has the meaning provided in Section 8.13(a).

“Required Class Lenders” means, at any time and subject to Section 9.04(f), with respect to each Class of Term Loans, Lenders whose percentage of the outstanding Term Loans of such Class aggregate more than 50% of all then outstanding Term Loans of such Class.

“Required Lenders” means, at any time and subject to Section 9.04(f), Lenders whose percentage of the outstanding Term Loans aggregate more than 50% of all then outstanding Term Loans.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person shall mean any executive officer or financial officer of such Person and any other officer or similar official thereof with responsibility for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any class of Capital Stock of a Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of a Person or any option, warrant or other right to acquire any Capital Stock of a Person or on account of any return of capital to the Person’s stockholders, partners or members, provided that “Restricted Payments” shall not include any dividends payable solely in Capital Stock of a Loan Party.

“Restricted Subsidiary” means each Subsidiary of BCF Holdings that is not an Unrestricted Subsidiary.

“Revolver Priority Collateral” has the meaning set forth in the ABL Intercreditor Agreement.

“Revolving Credit Loans” has the meaning set forth in the ABL Facility for such term or any similar term.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Amendment No. 11 Effective Date, Cuba, Iran, North Korea, Syria and Crimea~~)~~.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent providing that the Liens securing the Obligations rank prior to the Liens securing Qualifying Secured Debt which is intended to be secured by Liens ranking junior to the Liens securing the Obligations.

“Secured Party” means (a) each Credit Party, (b) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (c) the successors and, subject to any limitations contained in this Agreement, assigns of each of the foregoing.

“Securitization Asset” means (a) any accounts receivable or related assets and the proceeds thereof, in each case subject to a Securitization Facility and (b) all collateral securing such receivable or asset, all contracts and contract rights, guaranties or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in a securitization financing and which in the case of clause (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged by the Borrower or a Restricted Subsidiary in connection with a Qualified Securitization Financing.

“Securitization Facility” means any transaction or series of securitization financings that may be entered into by the Borrower or any of its Restricted Subsidiaries pursuant to which the Borrower or any of its Restricted Subsidiaries may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Financing or a Receivables Facility.

“Securitization Repurchase Obligation” means any obligation of a seller (or any guaranty of such obligation) of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary the Borrower in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers Securitization Assets and related assets.

“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Collateral Agent for its benefit and for the benefit of the other Secured Parties, as amended, restated, supplemented or otherwise modified and in effect from time to time.

“Security Documents” means the Security Agreement, the Mortgages, the Intellectual Property Security Agreement, the Pledge Agreement, the Facility Guarantee, and each other security agreement or other instrument or document executed and delivered pursuant to this Agreement or any other Loan Document that creates a Lien in favor of the Collateral Agent to secure any of the Obligations.

“Senior Notes” means the $450,000,000 10% Senior Notes due 2019 issued by the Borrower and outstanding immediately prior to August 13, 2014.

“Series” has the meaning provided in Section 2.05(b).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR.”

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR.”

“Software” has the meaning assigned to such term in the Security Agreement.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuation on a going concern basis, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person on a going concern basis is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and generally pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to generally pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.

“Specified Captive Insurance Company” means a captive insurance company that is subject to regulation as a captive insurance company and is a direct or indirect Subsidiary of Burlington Stores, Inc.

“Specified Default” means the occurrence of any Event of Default specified in Section 7.01(a), (b), (h) or (i).

“Specified Indebtedness” means Indebtedness that is subordinated in right of payment to the Obligations.

“Specified Representations” means the representations and warranties made by the Borrower in the first and second sentences of Section 3.01 and Sections 3.02, 3.08, 3.15 (subject to customary limitations on the perfection of Liens on the Collateral in financing commitments obtained in connection with Limited Condition Transactions), 3.16, 3.17 and 3.18.

“Specified Transaction” means any (a) disposition of all or substantially all the assets or Capital Stock of any Subsidiary or of any division or product line of the Borrower or any of the Subsidiaries, (b) Permitted Acquisition or Acquisition constituting a Permitted Investment, (c) the Amendment Transactions, (d) proposed incurrence of Indebtedness in respect of which compliance with a financial ratio are by the terms of this Agreement required to be calculated on a Pro Forma Basis or giving Pro Forma Effect to any such transaction or event, and (e) any other event that by the terms of this Agreement requires a test or covenant hereunder to be calculated on a Pro Forma Basis or giving Pro Forma Effect to any such transaction or event.

“Sponsor Group” means the Sponsors and the Sponsor Related Parties.

“Sponsor Related Parties” means, with respect to any Person, (a) any Controlling stockholder or partner (including in the case of an individual Person who possesses Control, the spouse or immediate family member of such Person provided such Person retains Control of the voting rights, by stockholders agreement, trust agreement or otherwise of the Capital Stock owned by such spouse or immediate family member) or 80% (or more) owned Subsidiary, or (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a 51% or more Controlling interest of which consist of such Person and/or such Persons referred to in the immediately preceding clause (a) or (b) the limited partners of the Sponsors.

“Sponsors” means collectively, Bain Capital Fund VIII, L.P. and its Affiliates.

“SPV” has the meaning assigned to such term in Section 9.04(e).

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower which the Borrower has determined in good faith to be customary in a Securitization Facility, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

“Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations on terms reasonably acceptable to the Agents.

“Subsequent Transaction” has the meaning provided in Section 1.09.

“Subsidiary” means with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which Capital Stock representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Supported QFC” has the meaning provided in Section 9.21.

“Synthetic Lease” means any lease or other agreement for the use or possession of property creating obligations which do not appear as Indebtedness on the balance sheet of the lessee thereunder but which, upon the insolvency or bankruptcy of such Person, may be characterized as Indebtedness of such lessee without regard to the accounting treatment.

“Taxes” means all current or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority, and all interest, additions to tax and penalties related thereto.

“Term B-6 Loan” means all Term Loans outstanding under this Agreement immediately prior to the Amendment No. 11 Effective Date.

“Term B-7 Loan” ~~has the meaning provided in Section 2.01(d).~~means (a) prior to the Amendment No. 12 Effective Date, the Loans made pursuant to Section 2.01(d) on the Amendment No. 11 Effective Date and (b) from and after the Amendment No. 12 Effective Date, collectively, (i) the Loans made pursuant to Section 2.01(d) on the Amendment No. 11 Effective Date and (ii) the Loans made pursuant to Section 2.01(e) on the Amendment No. 12 Effective Date. As of the Amendment No. 12 Effective Dates, after giving effect to Amendment No. 12, the outstanding principal amount of Term B-7 Loans (including the Amendment No. 12 Term Loans) is $1,743,750,000.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Loan Extension Amendment” has the meaning provided in Section 2.06(d).

“Term Loans” means Term B~~-6 Loans, Term B~~-7 Loans (including, for the avoidance of doubt, Amendment No. 12 Term Loans), Incremental Term Loans and Extended Term Loans.

“Term Priority Collateral” has the meaning set forth in the ABL Intercreditor Agreement.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of “Term SOFR Reference Rate.”

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Transactions” means the entry into this Agreement and the other Loan Documents executed and delivered on the Closing Date, the repayment in full of the Loan Parties’ term loans under the existing term loan agreement, dated as of April 13, 2006, between the Loan Parties, Bear Sterns Corporate Lending Inc. and the other parties thereto, the repurchase or redemption of all of the Borrower’s existing 11⅛% senior unsecured notes due 2014 and all of Parent’s 14½% senior discount notes due 2014, the dividend payment paid in connection with entering into this Agreement and the payment of fees and expenses in connection with the foregoing.

“Type,” when used in reference to any Term Loan or Borrowing, refers to whether the rate of interest on such Term Loan, or on the Term Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate or the Prime Rate, as applicable.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 5.16 subsequent to the Closing Date and (ii) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning provided in Section 9.21.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof (excluding in each case prepayments thereof) by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or a part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligations in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield” for any Term Loan on any date of determination will be the internal rate of return on such Term Loan determined by the Administrative Agent utilizing (a) the greater of (i) if applicable, any “SOFR floor” applicable to such Term Loan on such date and (ii) the forward SOFR curve (calculated on a quarterly basis) as calculated by the Administrative Agent in accordance with its customary practice during the period from such date to the Maturity Date of such Term Loan; (b) the Applicable Margin for such Term Loan on such date; and (c) the issue price of such Term Loan (after giving effect to any original issue discount of upfront fees paid to the market in respect of such Term Loan) (it being understood that the “issue price” of (x) the Term B-7 Loans shall be 99.50% of the principal amount thereof ~~and~~, (y) any Term B-7 Loans converted into an Extended Term Loan shall be deemed to be the issue price of the Term B-7 Loan (as determined above) minus any upfront fees paid to the Lenders providing such Extended Term Loans) and (z) the Amendment No. 12 Term Loans shall be 99.00% of the principal amount thereof.

SECTION 1.02 Terms Generally. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Charter Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vii) all references to “$” or “dollars” or to amounts of money and all calculations of permitted “baskets” and other similar matters shall be deemed to be references to the lawful currency of the United States of America, and (viii) references to “knowledge” of any Loan Party means the actual knowledge of a Responsible Officer.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) This Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Loan Parties and the Administrative Agent and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

SECTION 1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements described in Section 3.04, except as otherwise specifically prescribed herein. All amounts used for purposes of financial calculations required to be made shall be without duplication. Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Leverage Ratio, Consolidated Secured Leverage Ratio and Consolidated Interest Coverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

(b) Issues Related to GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders as reasonably requested hereunder a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. In addition, the definitions set forth in the Loan Documents and any financial calculations required by the Loan Documents shall be computed to exclude (a) the effect of purchase accounting adjustments, including the effect of non-cash items resulting from any amortization, write-up, write-down or write-off of any assets or deferred charges (including without limitation intangible assets, goodwill and deferred financing costs in connection with the BCFWC Acquisition, any Permitted Acquisition or any Acquisition, merger, consolidation or other similar transaction permitted by this Agreement), (b) the application of ASC 815 (Derivatives and Hedging), ASC 480 (Distinguishing Liabilities from Equity) or ASC 718 (Stock Compensation) (to the extent the pronouncements in ASC 718 result in recording an equity award as a liability on the Consolidated balance sheet of BCF Holdings and its Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity), (c) any mark-to-market adjustments to any derivatives (including embedded derivatives contained in other debt or equity instruments under ASC 815), (d) any non-cash compensation charges resulting from the application of ASC 718, and (e) any change to lease accounting rules from those in effect pursuant to ASC 840 (Leases) and other related lease accounting guidance as in effect on the Closing Date. Notwithstanding anything in this Agreement to the contrary, any change in GAAP or the application or interpretation thereof that would require operating leases (or leases that would be operating leases if they existed on the Closing Date) to be treated similarly as a capital lease shall not be given effect in the definitions of Indebtedness or Liens or any related definitions or in the computation of any financial ratio or requirement.

Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, the effects of FASB ASC 825 (Financial Instruments) and ASC 470-20 (Debt with Conversion and Other Options) on financial liabilities shall be disregarded.

SECTION 1.04 Rounding. Any financial ratios required to be maintained by the Borrower (or otherwise required to be complied with to consummate a transaction) pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.06 Certifications. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such person’s individual capacity.

SECTION 1.07 Compliance with Article VI; Calculation of Baskets.

(a) In the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), disposition, Restricted Payment, affiliate transaction, restrictive agreement or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions then permitted pursuant to any clause of such Sections in Article VI, such transaction (or portion thereof) at any time, and from time to time, shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time. The Borrower is entitled in its sole discretion to divide and classify such transaction (or portion thereof) in any one or more of the clauses of the Sections referred to in the immediately preceding sentence and will only be required to include the amount and type of such transaction in such of the above clauses as determined by the Borrower at such time; provided that after such designation it may not subsequently reclassify such transaction (or portion thereof) except as provided in Section 6.01 and Section 6.02.

(b) With respect to any amounts incurred or transactions entered into (or consummated) in reliance upon a provision of this Agreement that does not require compliance with a financial ratio or leverage test (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or leverage test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or leverage test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence, except that incurrences of Indebtedness and Liens constituting Fixed Amounts shall be taken into account for purposes of Incurrence-Based Amounts other than Incurrence-Based Amounts contained in the definition of Maximum Incremental Amount and Sections 6.01 and 6.02.

SECTION 1.08 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

SECTION 1.09 Limited Condition Transactions. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(1) determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including the Consolidated Leverage Ratio, the Consolidated Secured Leverage Ratio, and the Consolidated Interest Coverage Ratio, including, but not limited to, in connection with incurrence of Indebtedness, the creation of Liens, the making of any asset sale or other disposition, the making of an Investment or Restricted Payment, the designation of a “Subsidiary” as restricted or unrestricted or the repayment or prepayment of Indebtedness; or

(2) determining compliance with representations and warranties (other than Specified Representations in the case of a Limited Condition transaction under clause (i) of such definition) and defaults or events of default (other than Specified Defaults); or

(3) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreement for such Limited Condition Transaction is entered into, the date an irrevocable repayment or prepayment notice is given with respect thereto, or at the time of declaration thereof, as applicable (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction, the Borrower or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test, representations, warranties, defaults, specified defaults, events of default, or basket, such ratio, test, representations, warranties, defaults, specified defaults, events of default, or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been satisfied as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA, Consolidated Total Assets, Consolidated Total Debt, Consolidated Interest Expense, or Consolidated Net Income, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been satisfied as a result of such fluctuations. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any event or transaction occurring after the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for disposition, redemption, repurchase, defeasance, satisfaction and discharge or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction (a “Subsequent Transaction”) in connection with which a ratio, test or basket availability calculation must be made on a Pro Forma Basis or giving Pro Forma Effect to such Subsequent Transaction, for purposes of determining whether such ratio, test or basket availability has been complied with under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Transaction has actually closed or the definitive agreement with respect thereto has been terminated; provided, that for purposes of any Restricted Payment, such ratio, basket or compliance with any other provision hereunder shall also be tested as if such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or issuance of Indebtedness and the use of proceeds thereof) had not been consummated.

SECTION 1.10 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.10(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its Affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

Amount and Terms of Credit

SECTION 2.01 Commitment of the Lenders.

(a) [Reserved].

(b) [Reserved].

(c) [Reserved].

(d) (i) The Additional Term B-7 Lender agrees to make a term loan to the Borrower in dollars ~~(a “Term B-7 Loan”)~~ on the Amendment No. 11 Effective Date in an amount not to exceed the amount of its Additional Term B-7 Commitment and (ii) each Converted Term B-6 Loan of each Amendment No. 11 Consenting Lender shall be converted into a Term B-7 Loan of such Lender effective as of the Amendment No. 11 Effective Date in a principal amount equal to the principal amount of such Lender’s Converted Term B-6 Loan immediately prior to such conversion. Amounts repaid with respect to Term B-7 Loans may not be reborrowed. As of the Amendment No. 11 Effective Date the aggregate outstanding principal amount of Term B-7 Loans is $1,250,000,000.00.

(e) The Amendment No. 12 Term Lender agrees to provide Amendment No. 12 Term Loans to the Borrower in dollars on the Amendment No. 12 Effective Date in an amount not to exceed the amount of its Amendment No. 12 Term Commitment. Amounts repaid with respect to the Amendment No. 12 Incremental Term Loans may not be reborrowed. As of the Amendment No. 12 Effective Date, the aggregate outstanding principal amount of Term B-7 Loans, including the Amendment No. 12 Term Loans, is $1,743,750,000.00.

SECTION 2.02 [Reserved].

SECTION 2.03 Procedure for Term Loan Borrowing.

(a) The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed and whether the Term Loans will initially be Term Benchmark Loans or Prime Rate Loans (and, if Term Benchmark Loans, the Interest Period for such Term Loans). Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. Not later than 12:00 noon, New York City time, on the Closing Date each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term B Loan to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders in immediately available funds.

(b) Except as set forth in Section 2.09, Section 2.10 and Section 2.11, Term Loans shall be either Prime Rate Loans or Term Benchmark Loans as the Borrower may request (which request shall substantially be made in the form attached hereto as Exhibit B-1) subject to and in accordance with this Section 2.03. Each Lender may fulfill its Commitment with respect to any Term Loan by causing any lending office of such Lender to make such Term Loan; provided, however, that any such use of a lending office shall not affect the obligation of the Borrower to repay such Term B Loan in accordance with the terms of the applicable Note. Each Lender shall, subject to its overall policy considerations, use reasonable efforts to select a lending office which will not result in the payment of increased costs by the Borrower. Subject to the other provisions of this Section 2.03 and the provisions of Section 2.11, Borrowings of Term Loans of more than one Type may be incurred at the same time, but in any event no more than ten (10) Borrowings of Term Benchmark Loans may be outstanding at any time.

(c) The procedures for the funding of Incremental Term Loans shall be as set forth in the applicable Incremental Term Loan Amendment.

(d) [Reserved].

(e) Not later than 1:00 p.m. (Eastern time) on the Amendment No. 11 Effective Date each Additional Term B-7 Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term B-7 Loan to be made by such Additional Term B-7 Lender pursuant to its Additional Term B-7 Commitment. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Additional Term B-7 Lender in immediately available funds.

(f) Not later than 1:00 p.m. (Eastern time) on the Amendment No. 12 Effective Date each Amendment No. 12 Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Amendment No. 12 Term Loan to be made by such Amendment No. 12 Term Lender pursuant to its Amendment No. 12 Term Commitment. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Amendment No. 12 Term Lender in immediately available funds.

SECTION 2.04 Repayment of Term Loans.

(a) The Borrower shall repay the Term B-7 Loans (x) on the last day of each March, June, September and December (commencing on December 31, 2024) in the principal amount of Term B-7 Loans equal to ~~(i) the aggregate outstanding principal amount of Term B-7 Loans immediately after closing on the Amendment No. 11 Effective Date multiplied by (ii) 0.25%~~$4,381,281.41 (amounts required to be repaid under this clause (x) to be decreased in accordance with Section 2.17(f) in the event of any mandatory prepayments of such Term B-7 Loans made hereunder or as directed by the Borrower in the event of any voluntary prepayments of the Term B-7 Loans hereunder) and (y) on the Maturity Date of the Term B-7 Loans in the principal amount of the Term B-7 Loans then outstanding.

(b) The principal amount of each Incremental Term Loan of any Series shall amortize as provided in the applicable Incremental Term Loan Amendment.

(c) The principal amount of the Extended Term Loans of any Extension Series shall amortize as provided in the applicable Term Loan Extension Amendment (to be decreased in accordance with Section 2.17(f) in the event of any mandatory prepayments of such Extended Term Loan made hereunder or as directed by the Borrower in the event of any voluntary prepayments of the Term Loans hereunder).

Notwithstanding the foregoing, (x) the amounts required to be paid with respect to the Term Loans of any Class shall be reduced in connection with any prepayment of the Term Loans of such Class in accordance with Section 2.16 or 2.17, as applicable; and (y) the Term Loans of each Class, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date.

SECTION 2.05 Incremental Term Loans.

(a) The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more additional Classes of Term Loans (or increases to existing Classes of Term Loans as provided in the proviso to clause (b) below), denominated in dollars under this Agreement (“Incremental Term Loans”). Each such notice shall specify the date (each, an “Incremental Effective Date”) on which the Borrower proposes that the Incremental Term Loans shall be made, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period as agreed by the Administrative Agent); provided that:

(i) before and after giving effect to the borrowing of such Incremental Term Loans on the Incremental Effective Date no Event of Default shall have occurred and be continuing (or, to the extent the proceeds of any Incremental Term Loans are being used to finance a Permitted Acquisition or other Acquisition, no Specified Default shall have occurred and be continuing);

(ii) except in the case of (x) Extendable Bridge Loans and (y) Indebtedness in an aggregate principal amount not in excess of the then available amount under the Inside Maturity Basket, the Weighted Average Life to Maturity of such Incremental Term Loans shall not be shorter than the then remaining Weighted Average Life to Maturity of the Term B-7 Loans outstanding at the time of such borrowing;

(iii) all other terms applicable to such Incremental Term Loans (other than provisions relating to original issue discount, upfront fees and interest rates, amortization (other than the Maturity Date and subject to clause (ii) above), optional prepayments or redemption terms, in each case, which shall be as agreed between the Borrower and the Incremental Term Lenders providing such Incremental Term Loans subject to the proviso contained in the definition of Applicable Margin), shall be on market terms (as determined by the Borrower); provided that, in the event any financial maintenance covenant is included, which is applicable to any Incremental Term Loans, either (x) such financial maintenance covenant does not apply until the Term B-7 Loans have been repaid in full or (y) such financial maintenance covenant shall also apply to the Term B-7 Loans;

(iv) the aggregate principal amount of Incremental Term Loans (other than Refinancing Term Loans) borrowed following the Amendment No. 11 Effective Date, when aggregated with the principal amount of Qualifying Secured Debt and Qualifying Other Debt issued pursuant to clause (v)(ii) of the definition of “Permitted Indebtedness,” would not exceed the Maximum Incremental Amount;

(v) the representations and warranties in this Agreement and the other Loan Documents shall be accurate in all material respects as of the Incremental Effective date (except to the extent that any such representation or warranty relates to a prior date), subject to customary “SunGard” limitations to the extent the proceeds of any Incremental Term Loans are being used to finance a Permitted Acquisition or other similar Permitted Investments; and

(vi) the Loan Parties and the Collateral Agent shall enter into such amendments to the Security Documents as may be reasonably requested by the Collateral Agent (which shall not require any consent from any Lender other than those consents provided pursuant to this Agreement and which may be provided on a post-closing basis) in order to ensure that the Incremental Term Loans are provided with the benefit of the applicable Security Documents and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Collateral Agent.

(b) The Borrower may approach any Lender or any other Person that would be an Eligible Assignee to provide all or a portion of the Incremental Term Loans (a “Incremental Term Lender”); provided that any Lender offered or approached to provide all or a portion of the Incremental Term Loans may elect or decline, in its sole discretion, to provide an Incremental Term Loan. Any Incremental Term Loans made on any Incremental Effective Date shall be designated a series (a “Series”) of Incremental Term Loans for all purposes of this Agreement; provided that, subject to the limitations set forth in clause (a) above, any Incremental Term Loans may, to the extent provided in the applicable Incremental Term Loan Amendment, be designated as an increase in any previously established Class of Term Loans.

(c) The Incremental Term Loans shall be established pursuant to an amendment to this Agreement among the Borrower, the Administrative Agent and the Incremental Term Lenders providing such Incremental Term Loans (an “Incremental Term Loan Amendment”) which shall be consistent with the provisions set forth in clause (a) above (but which shall not require the consent of any other Lender other than those consents provided pursuant this Agreement). Each Incremental Term Loan Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto.

SECTION 2.06 Extended Term Loans.

(a) The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.06. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the Existing Term Loan Class) (an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be consistent with the Term Loans under the Existing Term Loan Class from which such Extended Term Loans are to be converted except that:

(i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Class to the extent provided in the applicable Term Loan Extension Amendment, or, if no scheduled amortization payments apply to such Existing Term Loan Class, scheduled amortization payments may apply to such Extended Term Loans after the Maturity Date of such Existing Term Loan Class;

(ii) the interest rates and call protection with respect to the Extended Term Loans may be different than the interest rates and call protection for the Term Loans of such Existing Term Loan Class and fees, premiums, and AHYDO payments may be paid to the Extending Term Lenders to the extent provided in the applicable Term Loan Extension Amendment; and

(iii) the Term Loan Extension Amendment may provide for except as to interest rates, fees, premiums, amortization, prepayments, AHYDO payments and, subject to clause (i) above, scheduled amortization (which shall, subject to the terms of this Section 2.06, be determined by the Borrower and set forth in the relevant offer of Extended Term Loans), Extended Term Loans with covenants and events of default which, if not consistent with the terms of the existing Term Loans, shall not be materially more restrictive to the Loan Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the existing Term Loans unless (x) the Lenders of the existing Term Loans receive the benefit of such more restrictive terms or (y) any such provisions apply after the latest Maturity Date applicable to the Existing Term Loan Class at the time such Extended Term Loans are made or converted from an Existing Term Loan Class.

(b) Any Extended Term Loans converted pursuant to any Extension Request shall be designated a series (an “Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that, subject to the limitations set forth in clause (a) above, any Extended Term Loans converted from an Existing Term Loan Class may, to the extent provided in the applicable Term Loan Extension Amendment, be designated as an increase in any previously established Class of Term Loans.

(c) The Borrower shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which Lenders under the applicable Existing Term Loan Class are requested to respond. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Extension Request. Any Lender wishing to have all or a portion of its Term Loans under the Existing Term Loan Class subject to such Extension Request (such Lender an “Extending Term Lender”) converted into Extended Term Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Class which it has elected to request be converted into Extended Term Loans (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent and acceptable to the Borrower). In the event that the aggregate amount of Term Loans under the Existing Term Loan Class subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to an Extension Request, Term Loans of the Existing Term Loan Class subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Term Loans included in each such Extension Election.

(d) Extended Term Loans shall be established pursuant to an amendment (a “Term Loan Extension Amendment”) to this Agreement among the Borrower, and each Extending Term Lender providing an Extended Term Loan thereunder which shall be consistent with the provisions set forth in clause (a) above (but which shall not require the consent of any other Lender other than those consents provided pursuant to this Agreement). Each Term Loan Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto. In connection with any Term Loan Extension Amendment, the Loan Parties and the Collateral Agent shall enter into such amendments to the Security Documents as may be reasonably requested by the Collateral Agent (which shall not require any consent from any Lender other than those consents provided pursuant to this Agreement) in order to ensure that the Extended Term Loans are provided with the benefit of the applicable Security Documents and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Collateral Agent.

SECTION 2.07 Notes.

(a) Promptly following the request of any Lender, the Term Loans made by such Lender shall be evidenced by a Note duly executed on behalf of the Borrower.

(b) Each Lender is hereby authorized by the Borrower to endorse on a schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Term Loan from such Lender, each payment and prepayment of principal of any such Term Loan, each payment of interest on any such Term Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of the Borrower to repay the Term Loans made by such Lender in accordance with the terms of this Agreement and the applicable Notes.

(c) Upon receipt of an affidavit and indemnity of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will promptly issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor at such Lender’s expense.

SECTION 2.08 Interest on Term Loans.

(a) Subject to Section 2.12, each Prime Rate Loan of any Class shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum that shall be equal to the then Prime Rate plus the Applicable Margin for Prime Rate Loans of such Class.

(b) Subject to Sections 2.09 through Section 2.12, each Term Benchmark Loan of any Class shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted Term SOFR Rate for such Class for such Interest Period, plus the Applicable Margin for Term Benchmark Loans of such Class.

(c) Accrued interest on all Term Loans shall be payable in arrears on each Interest Payment Date applicable thereto, at maturity (whether by acceleration or otherwise) and after such maturity on written demand.

SECTION 2.09 Conversion and Continuation of Term Loans.

(a) The Borrower shall have the right at any time, on three (3) Business Days’ prior notice to the Administrative Agent (which notice shall be in the form of Exhibit B-2 hereto and to be effective, must be received by the Administrative Agent not later than 11:00 a.m. on the third Business Day preceding the date of any conversion), (i) to convert any outstanding Borrowings of Prime Rate Loans to Borrowings of Term Benchmark Loans, or (ii) to continue an outstanding Borrowing of Term Benchmark Loans for an additional Interest Period, or (iii) to convert any outstanding Borrowings of Term Benchmark Loans to a Borrowing of Prime Rate Loans, subject in each case to the following:

(i) no Borrowing of Term Loans may be converted into, or continued as, Term Benchmark Loans at any time when any Event of Default has occurred and is continuing and Required Lenders have provided notice that such conversions and continuations are not permitted (nothing contained herein being deemed to obligate the Borrower to incur Breakage Costs upon the occurrence and during the continuance of an Event of Default unless the Obligations are accelerated);

(ii) if less than a full Borrowing of Term Loans is converted, such conversion shall be made pro rata among the Lenders based upon the respective principal amounts of the Term Loans comprising such Borrowing held by such Lenders immediately prior to such conversion;

(iii) the aggregate principal amount of Prime Rate Loans being converted into or continued as Term Benchmark Loans shall be in an integral of $1,000,000 and at least $5,000,000;

(iv) each Lender shall effect each conversion by applying the proceeds of its new Term Benchmark Loan or Prime Rate Loan, as the case may be, to its Term Loan being so converted;

(v) the Interest Period with respect to a Borrowing of Term Benchmark Loans effected by a conversion or in respect to the Borrowing of Term Benchmark Loans being continued as Term Benchmark

Loans shall commence on the date of conversion or the expiration of the current Interest Period applicable to such continuing Borrowing, as the case may be;

(vi) a Borrowing of Term Benchmark Loans may be converted only on the last day of an Interest Period applicable thereto, unless the applicable Borrower pays all Breakage Costs incurred in connection with such conversion (it being understood that no Amendment No. 11 Consenting Lender shall be entitled to receive any amount under this Section 2.09(a)(vi) in connection with the Converted Term B-6 Loans); and

(vii) each request for a conversion or continuation of a Borrowing of Term Benchmark Loans which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one (1) month.

(b) If the Borrower does not give notice to convert any Borrowing of Term Benchmark Loans, or does not give notice to continue, or does not have the right to continue, any Borrowing as Term Benchmark Loans, in each case as provided in Section 2.09(a) above, such Borrowing shall automatically be converted to, or continued as, as applicable, a Borrowing of Prime Rate Loans, at the expiration of the then-current Interest Period. The Administrative Agent shall, after it receives notice from the Borrower, promptly give each Lender notice of any conversion, in whole or part, of any Term Loan made by such Lender.

SECTION 2.10 Alternate Rate of Interest for Term Loans.

(a) Subject to clauses (b), (d), (e), (f), (g) and (h) of this Section 2.10, if:

(i) the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR (including, without limitation, because the Term SOFR Reference Rate is not available or published on a current basis) for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time, or

(ii) the Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Required Lenders of making or maintaining their Term Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist (which notice the Administrative Agent shall deliver promptly upon obtaining knowledge of the same), (i) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing for such Interest Period shall be ineffective and (ii) if any Borrowing Request requests a Term Benchmark Borrowing for such Interest Period, such Borrowing shall be made as a Borrowing of Prime Rate Loans unless withdrawn by the Borrower.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, but subject to clause (h) below, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each Class.

(c) [Reserved].

(d) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective following consultation with the Borrower without any further action or consent of any other party to this Agreement or any other Loan Document.

(e) The Administrative Agent will promptly notify the Loan Parties and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Transition Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.10, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.10 or in the defined terms used in this Section 2.10.

(f) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g) Upon the Loan Parties’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Loan Parties may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Loan Parties will be deemed to have converted any such request into a request for a Borrowing of or conversion to Prime Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Prime Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Prime Rate.

(h) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, solely with respect to clause (2) of the definition of Benchmark Replacement, the parties hereto shall use their commercially reasonable efforts to cause any Benchmark Replacement to constitute a “qualified rate” within the meaning of Proposed United States Treasury Regulations Section 1.1001-6(b).

SECTION 2.11 Change in Legality.

(a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if any Change in Law occurring after the Amendment No. 11 Effective Date shall make it unlawful for a Lender to make or maintain a Term Benchmark Loan or to give effect to its obligations as contemplated hereby with respect to a Term

Benchmark Loan, then, by written notice to the Borrower, such Lender may (x) declare that Term Benchmark Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for a Term Benchmark Borrowing shall, as to such Lender only, be deemed a request for a Prime Rate Loan unless such declaration shall be subsequently withdrawn; and (y) require that all outstanding Term Benchmark Loans made by such Lender be converted to Prime Rate Loans, in which event all such Term Benchmark Loans shall be automatically converted to Prime Rate Loans as of the effective date of such notice as provided in Section 2.09(b). In the event any Lender shall exercise its rights hereunder, all payments and prepayments of principal which would otherwise have been applied to repay the Term Benchmark Loans that would have been made by such Lender or the converted Term Benchmark Loans of such Lender, shall instead be applied to repay the Prime Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such Term Benchmark Loans.

(b) For purposes of this Section 2.11, a notice to the Borrower pursuant to Section 2.11(a) above shall be effective, if lawful, and if any Term Benchmark Loans shall then be outstanding, on the last day of the then-current Interest Period; and otherwise such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.12 Default Interest. After the occurrence of any Event of Default pursuant to Section 7.01(a) or Section 7.01(b) and at all times thereafter while such Event of Default is continuing, interest shall accrue on all overdue amounts owing by the Borrower (after as well as before judgment, as and to the extent permitted by law) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days as applicable) (the “Default Rate”) equal to the rate (including the Applicable Margin) in effect from time to time plus two percent (2.00%) per annum and such interest shall be payable on written demand.

SECTION 2.13 [Reserved].

SECTION 2.14 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any holding company of any Lender; or

(ii) subject any Credit Party or any Loan Party to any Tax of any kind whatsoever with respect to Loans under this Agreement (except for Indemnified Taxes or Other Taxes covered by Section 2.23 (for the avoidance of doubt, no duplication of the Borrower’s obligation under Section 2.23 with respect to Indemnified Taxes or Other Taxes is intended under this clause (ii)) and any Excluded Taxes); or

(iii) impose on any Lender or the London interbank market any other condition affecting Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost in any material amount in excess of those incurred by similarly situated lenders to such Lender of making or maintaining any Loan or to increase the cost in any material amount in excess of those incurred by similarly situated lenders to such Lender or to reduce the amount in any material respect of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) of this Section 2.14 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.14 for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor, and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15 [Reserved].

SECTION 2.16 Optional Prepayment of Term Loans; Reimbursement of Lenders.

(a) The Borrower shall have the right at any time and from time to time to prepay without premium (except as provided in Section 2.19(d)) or penalty (but subject to payment of Breakage Costs as provided herein) outstanding Term Loans of any Class in whole or in part, (x) with respect to Term Benchmark Loans, upon at least two (2) Business Days’ prior written, telex or facsimile notice to the Administrative Agent, prior to 12:00 noon, and (y) with respect to Prime Rate Loans, on the same Business Day if written, telex or facsimile notice is received by the Administrative Agent prior to 12:00 noon, subject in each case to the following limitations:

(i) all prepayments shall be applied to reduce scheduled remaining installments on the applicable Term Loans as directed by the Borrower;

(ii) subject to the foregoing, outstanding Prime Rate Loans of any Class shall be prepaid before outstanding Term Benchmark Loans of such Class are prepaid (except as otherwise directed by the Borrower). Each partial prepayment of Term Benchmark Loans shall be in an integral multiple of $1,000,000 (but in no event less than $5,000,000). No prepayment of Term Benchmark Loans of any Class shall be permitted pursuant to this Section 2.16 other than on the last day of an Interest Period applicable thereto, unless the Borrower reimburses the Lenders for all Breakage Costs associated therewith within ten (10) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail. No partial prepayment of a Borrowing of Term Benchmark Loans shall result in the aggregate principal amount of the Term Benchmark Loans remaining outstanding pursuant to such Borrowing being less than $5,000,000 (unless all such outstanding Term Benchmark Loans are being prepaid in full); and

(iii) each notice of prepayment shall specify the prepayment date, the principal amount, Type and Class of Term Loans to be prepaid and, in the case of Term Benchmark Loans, the Borrowing or Borrowings pursuant to which such Term Loans were made. Each notice of prepayment shall be revocable, provided that, within ten (10) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail, the Borrower shall reimburse the Lenders for all Breakage Costs associated with the revocation of any notice of prepayment. The Administrative Agent shall, promptly after receiving notice from the Borrower hereunder, notify each applicable Lender of the principal amount, Type and Class of Term Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

(b) The Borrower shall reimburse each Lender as set forth below for any loss (other than loss of anticipated profits) incurred or to be incurred by the Lenders in the reemployment of the funds resulting from any prepayment (for any reason whatsoever, including, without limitation, conversion to Prime Rate Loans or acceleration by virtue of, and after, the occurrence and during the continuance of an Event of Default) of any Term Benchmark Loan required or permitted under this Agreement, if such Term Benchmark Loan is prepaid other than on the last day of the Interest Period for such Term Benchmark Loan (it being understood that no Amendment No.

11 Consenting Lender shall be entitled to receive any amount under this Section 2.16(b) in connection with the Converted Term B-6 Loans). Such loss shall be the amount (herein, collectively, “Breakage Costs”) as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid, not prepaid or not borrowed at a rate of interest equal to the Adjusted Term SOFR Rate for such Term Benchmark Loan (but specifically excluding any Applicable Margin), for the period from the date of such payment or failure to borrow or failure to prepay to the last day (x) in the case of a payment or refinancing of a Term Benchmark Loan with Prime Rate Loans other than on the last day of the Interest Period for such Term Benchmark Loan or the failure to prepay a Term Benchmark Loan, of the then current Interest Period for such Term Benchmark Loan or (y) in the case of such failure to borrow, of the Interest Period for such Term Benchmark Loan which would have commenced on the date of such failure to borrow, over (B) the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market. Any Lender demanding reimbursement for such loss shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined and such amounts shall be due within ten (10) Business Days after the receipt of such notice.

(c) Whenever any partial prepayment of Term Loans are to be applied to Term Benchmark Loans of any Class, such Term Benchmark Loans shall be prepaid in the chronological order of their Interest Payment Dates or as the Borrower may otherwise designate in writing.

(d) Notwithstanding anything to the contrary in this Section 2.16 (which provisions shall not be applicable to this Section 2.16(d)), the Borrower shall have the right at any time and from time to time to prepay Term Loans of any Class from Lenders electing to participate in such prepayments at a discount to the par value of such Term Loans and on a non-pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the applicable procedures described in this Section 2.16(d); provided that (A) no Discounted Voluntary Prepayment shall be made unless (A) immediately after giving effect to such Discounted Voluntary Prepayment, no Event of Default has occurred and is continuing and (B) any Discounted Voluntary Prepayment shall be offered to all Lenders with Term Loans of such Class on a pro rata basis. Each Lender making such assignment pursuant to this Section 2.16(d) acknowledges and agrees that in connection with such assignment, (1) the Loan Parties then may have and later may come into possession of MNPI, (2) such Lender has independently, and without reliance on any Loan Party, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment, notwithstanding such Lender’s lack of knowledge of the MNPI and (3) none of the Loan Parties, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Applicable Law, any claims such Lender may have against any Loan Party, the Administrative Agent and their respective Affiliates, under Applicable Law or otherwise, with respect to the nondisclosure of the MNPI. Each Lender entering into such an assignment further acknowledges that the MNPI may not be available to the Administrative Agent or the other Lenders.

(ii) To the extent the Borrower seeks to make a Discounted Voluntary Prepayment, the Borrower will provide written notice to the Auction Manager (and if not the Auction Manager, the Administrative Agent) substantially in the form of Exhibit H hereto (each, a “Discounted Prepayment Option Notice”) that the Borrower desires to prepay Term Loans in an aggregate principal amount specified therein by the Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Term Loans as specified below. The Proposed Discounted Prepayment Amount of Term Loans shall not be less than $10,000,000. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment: (A) the Proposed Discounted Prepayment Amount for Term Loans and the Class of Term Loans to which such offer relates, (B) a discount range (which may be a single percentage) selected by the Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of such Term Loans (the “Discount Range”) and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii) Upon receipt of a Discounted Prepayment Option Notice in accordance with Section 2.16(d)(ii), the Auction Manager (and if not the Auction Manager, the Administrative Agent) shall promptly notify each applicable Lender thereof. On or prior to the Acceptance Date, each Lender with Term Loans of the applicable Class may specify by written notice substantially in the form of Exhibit I hereto (each, a “Lender Participation

Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a prepayment price of 80% of the par value of the Term Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Term Loans of the applicable Class held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of Term Loans of the applicable Class specified by the Lenders in Lender Participation Notices, the Auction Manager, with the consent of the Borrower, shall calculate the applicable discount for Term Loans (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Borrower if the Borrower has selected a single percentage pursuant to Section 2.16(d)(ii) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which the Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Term Loans under the applicable Class whose Lender Participation Notice is not received by the Auction Manager by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Term Loans at any discount to their par value within the Applicable Discount.

(iv) The Borrower shall make a Discounted Voluntary Prepayment by prepaying those Term Loans (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Auction Manager). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay all Qualifying Loans.

(v) Unless such notice is rescinded, each Discounted Voluntary Prepayment shall be made within five Business Days of the Acceptance Date, without premium or penalty (and without Breakage Costs), upon notice substantially in the form of Exhibit J hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Auction Manager no later than 1:00 P.M. New York City time, two Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Auction Manager. Upon receipt of any Discounted Voluntary Prepayment Notice the Auction Manager shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Term Loans, on the date specified therein together with accrued interest (on the par principal amount) to, but not including, such date on the amount prepaid unless such notice is rescinded.

(vi) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.16(d)(iii) above) reasonably established by the Auction Manager and the Borrower.

(vii) Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, the Borrower may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice.

(viii) To the extent the Term Loans of any Class are prepaid pursuant to this Section 2.16(d), scheduled amortization amounts for the Term Loans of such Class under Section 2.04 shall be reduced on in direct order maturity by the principal amount of the Term Loans so prepaid.

(ix) The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.16(d) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment requirements) (it being understood and acknowledged that purchases of the Term Loans contemplated by this Section 2.16(d) shall not constitute Investments by such Person) or any other Loan Document that may otherwise prohibit any transaction contemplated by this Section 2.16(d). The Administrative Agent may rely conclusively on any information provided by the Auction Manager and shall have no liability therefore.

SECTION 2.17 Mandatory Prepayment. The outstanding Obligations shall be subject to prepayment as follows:

(a) If on any date any Loan Party shall have received Net Proceeds from any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any Collateral permitted pursuant to clause (q) of the definition of “Permitted Dispositions,” to the extent that such Net Proceeds are not required to be applied to the payment of obligations of the Borrower or other borrowers under the ABL Facility, an amount equal to the Asset Sale Percentage of such Net Proceeds shall be applied within five Business Days after such date toward the prepayment of Term Loans as set forth in Section 2.17(f) unless (a) no Specified Default has occurred and is continuing, (i) the proceeds therefrom are utilized for purposes of replacing, restoring or repairing the assets in respect of which such proceeds were received or reinvesting in assets used or useful in any of the Loan Parties’ or Restricted Subsidiaries business within eighteen (18) months of the receipt of such proceeds (or within twenty-four (24) months of receipt of such proceeds if a letter of intent or other binding commitment to reinvest such proceeds is entered into within eighteen (18) months of receipt of such proceeds) and (b) no such prepayment shall be required in respect of any Net Proceeds unless and until such amount exceeds $10,000,000 in any Fiscal Year (and all amounts under such amount may be retained by the Borrower).

(b) If on any date any Loan Party shall have received Net Proceeds from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation, expropriation or similar proceeding of, any Collateral of a Loan Party, to the extent that such Net Proceeds are not required to be applied to the payment of obligations of the Borrower or other borrowers under the ABL Facility, an amount equal to the Asset Sale Percentage of such Net Proceeds shall be applied within five Business Days after such date toward the prepayment of Term Loans as set forth in Section 2.17(f) unless (i) the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Collateral Agent, or (ii) the proceeds therefrom are utilized for purposes of replacing, restoring or repairing the assets in respect of which such proceeds, awards or payments were received or reinvesting in assets used or useful in any of the Loan Parties’ or their Restricted Subsidiaries’ business within eighteen (18) months of the receipt of such proceeds (or within twenty-four (24) months of receipt of such proceeds if a letter of intent or other binding commitment to reinvest such proceeds is entered into within eighteen (18) months of receipt of such proceeds); provided that no such prepayment shall be required in respect of any Net Proceeds unless and until such amount exceeds $10,000,000 in any Fiscal Year (and all amounts under such amount may be retained by the Borrower).

(c) If on any date any Loan Party shall have received Net Proceeds (i) from any Refinancing Term Loans or Indebtedness pursuant to clause (v)(i) of the definition of “Permitted Indebtedness” or (ii) from the incurrence of any Indebtedness of the Borrower or any of its Subsidiaries (other than Permitted Indebtedness), an amount equal to 100% of such Net Proceeds shall be applied within five Business Days after such date toward the prepayment of Term Loans as set forth in Section 2.17(f).

(d) If, for any Fiscal Year of the Borrower commencing with the Fiscal Year ending January 28, 2012, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date (as defined below), apply an amount, if positive, equal to the excess of (i) the ECF Percentage of such Excess Cash Flow minus (ii) the principal amount of Term Loans optionally prepaid pursuant to Section 2.16 during such Fiscal Year toward the prepayment of the Term Loans as set forth in Section 2.17(f) and the amount expended by the Borrower pursuant to Sections 2.16(d) and 9.04(g) during such Fiscal Year. Each such prepayment shall be made on a date (an “Excess Cash Flow Application

Date”) no later than five Business Days after the date on which the compliance certificate of the Borrower has been delivered pursuant to Section 5.01(d).

(e) [Reserved].

(f) Any prepayment of any Term Loans pursuant to Sections 2.17(a) through (d) above shall be applied to repay Term Loans of each then outstanding Class, provided, that (i) any prepayment of any Term Loans pursuant to Section 2.17(c) shall be applied to repay Term Loans of only those Class(es) selected by the Borrower. Any prepayment of any Class of Term Loans in accordance with the foregoing shall be applied as directed by the Borrower, (ii) to the extent any Qualifying Secured Debt that is secured on a pari passu basis with the Obligations requires a prepayment from Excess Cash Flow, the amount of the prepayment of the Term Loans required above shall be reduced in proportion of the ratio of the aggregate principal amount of the Term Loans then outstanding to the aggregate amount of the Term Loans and such Qualifying Secured Debt then outstanding and (iii) any Lender may elect to decline its share of any prepayment pursuant to clause (a), (b) or (d) above by giving notice to the Administrative Agent within one Business Day following the date the Borrower gives notice of such prepayment (any amount declined by a Lender pursuant to this subclause (iii) a “Declined Amount”). Subject to the foregoing, outstanding Prime Rate Loans of any Class shall be prepaid before outstanding Term Benchmark Loans of such Class are prepaid. No prepayment of Term Benchmark Loans of any Class shall be permitted pursuant to this Section 2.17 until the last day of an Interest Period applicable thereto, unless the Borrower reimburses the Lenders for all Breakage Costs associated therewith within fifteen (15) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail. In order to avoid such Breakage Costs, as long as no Specified Default has occurred and is continuing, at the request of the Borrower, the Administrative Agent shall hold all amounts required to be applied to Term Benchmark Loans of a particular Class in a Cash Collateral Account and will apply such funds to the applicable Term Benchmark Loans of such Class at the end of the then pending Interest Period therefor (provided that the foregoing shall in no way limit or restrict the Agents’ rights upon the occurrence and during the continuance of any other Event of Default).

(g) The Borrower shall prepay all Non-Converted Term B-6 Loans on the Amendment No. 11 Effective Date.

(h) Notwithstanding any other provisions of this Section 2.17, (A) to the extent that any or all of the Excess Cash Flow of a Foreign Subsidiary is prohibited or delayed by any requirement of law from being repatriated to the Loan Parties, an amount equal to the portion of Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in clause (d) above, as the case may be, but only so long, as the applicable requirement of law will not permit repatriation to the Loan Parties (the Loan Parties hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable requirement of law to permit repatriation), and once a repatriation of any of such affected Excess Cash Flow is permitted under the applicable requirement of law, an amount equal to such Excess Cash Flow will be promptly (and in any event not later than ten Business Days after such repatriation is permitted) applied (net of any taxes that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) to the repayment of the Term Loans, and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Excess Cash Flow of a Foreign Subsidiary could have an adverse tax consequence with respect to such Excess Cash Flow, an amount equal to the Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary. For the avoidance of doubt, nothing in this Agreement, including Section 2.17 shall be construed to require any Foreign Subsidiary to repatriate cash.

SECTION 2.18 [Reserved].

SECTION 2.19 Fees.

(a) The Borrower shall pay to the Agents, for their respective accounts, (i) the fees set forth in the Fee Letter as and when payment of such fees is due as therein set forth and (ii) such other fees in the amounts and at the times separately agreed upon between the Borrower and the Agents.

(b) All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for the account of the Administrative Agent and other Credit Parties as provided herein. Once due, all fees shall be fully earned and shall not be refundable under any circumstances (except to the extent set forth in the Fee Letter).

(c) The Borrower shall pay to each Lender on the Closing Date an upfront fee equal to 1.00% of the Term Loan made by such Lender on the Closing Date (which fee may be netted by each Lender from the proceeds of its Term Loan made to the Borrower).

(d) In the event that, at any time after the Amendment No. ~~11~~12 Effective Date and on or prior to the date which is six months after the Amendment No. ~~11~~12 Effective Date and except for any event in connection with a Change in Control or other transaction prohibited by this Agreement, the Borrower makes any voluntary prepayment of all of the Term B-7 Loans with the proceeds of any secured term loan Indebtedness under any credit facility (other than pursuant to a Discounted Prepayment Offer or open market purchases), which term loan Indebtedness has a lower Yield than the Yield of the Term B-7 Loans and such term loan Indebtedness was incurred for the primary purpose of reducing the Yield of its term loan Indebtedness, then the Borrower agrees to pay to the Administrative Agent, for the account of each Lender with a Term B-7 Loan, a fee in an amount equal to 1.00% of such Lender’s Term B-7 Loans prepaid with the proceeds of such term loan Indebtedness.

SECTION 2.20 Maintenance of Loan Account; Statements of Account. The Administrative Agent shall maintain an account on its books in the name of the Borrower (each, the “Loan Account”) which will reflect (i) all Term Loans of each Class made by the Lenders to the Borrower or for the Borrower’s account and (ii) any and all other monetary Obligations that have become payable. The Loan Account will be credited with all amounts received by the Administrative Agent from the Borrower or from other Persons for the Borrower’s account, and the amounts so credited shall be applied as set forth in and to the extent required by Section 2.17(f) or 7.03, as applicable.

SECTION 2.21 Payments.

(a) The Borrower shall make each payment required to be made hereunder or under any other Loan Document (whether of principal, interest, fees, amounts payable under Section 2.14, 2.16(b) or 2.23, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its Funding Office, except that payments pursuant to Sections 2.14, 2.16(b), 2.23, 9.03 or any other provision hence specifying a Person, shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, except with respect to Term Benchmark Borrowings, the date for payment shall be extended to the next succeeding Business Day, and, if any payment due with respect to Term Benchmark Borrowings shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, unless that succeeding Business Day is in the next calendar month, in which event, the date of such payment shall be on the last Business Day of subject calendar month, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) Except as specifically provided herein all funds received by and available to the Administrative Agent to pay principal, interest, fees and other amounts then due hereunder, shall be applied in accordance with the provisions of Sections 2.17(f) or 7.03 ratably among the parties entitled thereto in accordance with the amounts of principal, interest, fees and other amounts then due to such respective parties.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

SECTION 2.22 [Reserved].

SECTION 2.23 Taxes.

(a) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, however, that if any applicable withholding agent shall be required to deduct or remit any such Taxes from such payments, then (i) in the case of any Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that after all required deductions or remittances for such Taxes have been made by the applicable withholding agent (including deductions applicable to additional sums payable under this Section 2.23) the applicable Credit Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Borrower shall indemnify each Credit Party, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid or payable by such Credit Party on or with respect to any payment by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document and any Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.23) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (whether or not correctly or legally asserted) to the extent not already paid by the Loan Parties pursuant to Section 2.23(a); provided that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, each Lender will use reasonable efforts to cooperate with the Borrower to obtain a refund of such taxes so long as such efforts would not, in the sole determination of such Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it; provided further, that the Borrower shall not be required to compensate any Lender pursuant to this Section 2.23 for any penalties and interest incurred in any Fiscal Year for which such Lender is claiming compensation if such Lender does not furnish notice of such claim within six (6) months from the end of such Fiscal Year; provided further, that if the circumstances giving rise to such claim have a retroactive effect, then the beginning of such six month period shall be extended to include such period of retroactive effect. A certificate as to the amount of such payment or liability delivered to the Borrower by a Credit Party, or by the Administrative Agent on its own behalf or on behalf of any other Credit Party, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding Tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate.

Without limiting the generality of the foregoing:

(i) Each Lender that is a U.S. Person within the meaning of Section 7701(a)(30) of the Code (a “Domestic Lender”) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by law or upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two duly completed and executed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(B) two duly completed and executed original copies of Internal Revenue Service Form W-8ECI (or any successor forms);

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit L-1, or any other form approved by the Administrative Agent and the Borrower, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two duly completed and executed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form);

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership, or a is a Participant holding a participation granted by participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, certificate in substantially the form of Exhibit L-2, L-3 or L-4 (as applicable), Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, a certificate in substantially the form of Exhibit L-2 shall be provided by such Lender on behalf of such direct or indirect partners); or

(E) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

Each Lender shall, from time to time after the initial delivery by such Lender of the forms described above, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered expired, obsolete or inaccurate, promptly (1) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Lender’s status or that such Lender is entitled to an exemption from or reduction in U.S. federal withholding tax or (2) notify Administrative Agent and the Borrower of its legal ineligibility to deliver any such forms, certificates or other evidence.

Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any documentation or information that such Lender is not legally eligible to deliver.

(f) [Reserved].

(g) Should a Lender become subject to Taxes because of its failure to deliver any documentation required hereunder, the Loan Parties shall, at such Lender’s expense, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(h) If any Loan Party shall be required pursuant to this Section 2.23 to pay any additional amount to, or to indemnify, any Credit Party to the extent that such Credit Party becomes subject to Taxes subsequent to the Closing Date (or, if applicable, subsequent to the date such Person becomes a party to this Agreement) as a result of any change in the circumstances of such Credit Party (other than a change in Applicable Law), including without limitation a change in the residence, place of incorporation, principal place of business of such Credit Party or a change in the branch or lending office of such Credit Party, as the case may be, such Credit Party shall use reasonable efforts to avoid or minimize any amounts which might otherwise be payable pursuant to this Section 2.23(h); provided, however, that such efforts shall not include the taking of any actions by such Credit Party that would result in any tax, costs or other expense to such Credit Party (other than a tax, cost or other expense for which such Credit Party shall have been reimbursed or indemnified by the Loan Parties pursuant to this Agreement or otherwise) or any action which would or might in the reasonable opinion of such Credit Party have an adverse effect upon its business, operations or financial condition or otherwise be disadvantageous to such Credit Party.

(i) If the Administrative Agent or a Lender determines, in its good faith discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes with respect to which the Borrower has paid additional amount pursuant to this Section 2.23, it shall pay over such refund within 30 days of its receipt thereof to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or other relevant Loan Party under this Section 2.23 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender or Administrative Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Lender or Administrative Agent, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.23 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(j) If a payment made to a Credit Party would be subject to United States federal withholding Tax imposed by FATCA if such Credit Party fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Credit Party shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by FATCA and at such time or times reasonably requested by the Loan Parties or the Administrative Agent any documentation reasonably requested by the Loan Parties or the Administrative Agent sufficient for the Administrative Agent and the Loan Parties to comply with their obligations under FATCA, to determine whether such Credit Party has complied with such applicable reporting requirements and to determine the amount, if any, required to be withheld.

SECTION 2.24 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14 or cannot make Term Benchmark Loans under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.23, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.23, as the case may be, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrower shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Closing Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.

(b) If any Lender becomes the subject of a Bail-In Action, requests compensation under Section 2.14 or cannot make Term Loans under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.23 or any Lender rejects an Extension request, then the Borrower may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) or (ii) prepay any such Lender on a non pro rata basis; provided, however, that (i) in the case of an assignment, the Borrower shall have received the prior written consent of the Administrative Agent to the extent required by Section 9.04, which consent shall not be unreasonably withheld, delayed or conditioned, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts or in the case of a non pro rata prepayment) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.23, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation or otherwise accept such payment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.25 Permitted Debt Exchanges.

(a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans for Qualifying Secured Debt or Qualifying Other Debt in the form of notes (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) no Event of Default shall have occurred and be continuing at the time the final offering document in respect of a Permitted Debt Exchange Offer is delivered to the relevant Lenders, (ii) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal no more than the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans; provided that the aggregate principal amount of the Permitted Debt Exchange Notes may include accrued interest and premium (if any) under the Term Loans exchanged and underwriting discounts, fees, commissions and expenses in connection with the issuance of such Permitted Debt Exchange Notes, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged under each applicable Class by a Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans of a given Class (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Auction Manager, and (vi) any applicable Minimum Tender Condition shall be satisfied.

(b) With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.25, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments, and (ii) such Permitted Debt Exchange Offer shall be made for not less than $5,000,000 in aggregate principal amount of Term Loans; provided that subject to the foregoing clause (ii) the Representative may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered.

(c) In connection with each Permitted Debt Exchange, the Borrower and the Auction Manager shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.25 and without conflict with Section 2.25(a); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than a reasonable period (in the discretion of the Borrower and the Auction Manager) of time following the date on which the Permitted Debt Exchange Offer is made.

(d) The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) none of the Auction Manager, the Administrative Agent nor any Lender assumes any responsibility in connection with such Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended.

ARTICLE III

Representations and Warranties

To induce the Credit Parties to enter into this Agreement and make the Term Loans, the Loan Parties executing this Agreement or a Joinder Agreement hereto, jointly and severally, make the following representations and warranties to each Credit Party with respect to each Loan Party on the Closing Date, and in each case as of the date such representation and warranty is made unless an earlier date is specified:

SECTION 3.01 Organization; Powers. Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or other applicable entity power and authority to own its property and assets and to carry on its business as now conducted, except, in each case, where the failure to do so, or so possess, individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party has all requisite organizational power and authority to execute and deliver and perform all its obligations under all Loan Documents to which such Loan Party is a party. Each Loan Party is qualified to do business in, and is in good standing (where such concept exists) in, every jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect. Schedule 3.01 attached hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

SECTION 3.02 Authorization; Enforceability. The transactions contemplated hereby and by the other Loan Documents to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate, membership, partnership or other necessary action. This Agreement has been duly executed and delivered by each Loan Party that is a party hereto or thereto and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) with respect to enforceability against Foreign Subsidiaries or under foreign laws, the effect of foreign laws, rules and regulations as they relate to pledges, if any, of Capital Stock in Foreign Subsidiaries and intercompany Indebtedness owed by Foreign Subsidiaries.

SECTION 3.03 Governmental and Other Approvals; No Conflicts. The transactions to be entered into and contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings necessary to perfect in the United States Liens created under the Loan Documents and enforce the rights of the Lenders and the Secured Parties under the Loan Documents, in each case to the extent required under the Security Documents or (iii) the failure of which to obtain would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any Applicable Law (except to the extent that such violation would not reasonably be expected to result in a Material Adverse Effect) or the Charter Documents of any Loan Party, (c) do not violate or result in a default (with due notice, lapse of grace period or both) under any indenture or any other agreement, instrument or other evidence of Material Indebtedness, except to the extent that such default would not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created under the Loan Documents and other Permitted Encumbrances.

SECTION 3.04 Financial Condition. The Borrower has heretofore furnished to the Agents the Consolidated balance sheet, and statements of operations, stockholders’ equity, and cash flows for the Borrower and its Subsidiaries (i) as of and for the Fiscal Year ended February 1, 2014, audited by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the Fiscal Quarter ending May 3, 2014, certified by a Financial Officer of the Borrower. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes. Since February 1, 2014 there has been no event, change, condition or development that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.05 Properties.

(a) Except as disclosed on Schedule 3.05(a), each Loan Party has title to, or valid leasehold interests in or right to use, all its real and personal property material to its business, except for defects which would not reasonably be expected to have a Material Adverse Effect.

(b) Schedule 3.05(b) sets forth with respect to each Loan Party a list of all registrations and issuances of the United States registered Intellectual Property owned by such Loan Party and all applications for the registrations or issuance thereof as of the Closing Date. To the knowledge of each Loan Party, each such registration, issuance and application is subsisting except as would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of each Loan Party, the Intellectual Property owned by each Loan Party is valid and enforceable, and no proceeding is pending challenging the ownership, registration, validity, enforceability or use of any item of Intellectual Property except as would not, individually or in the aggregate, have a Material Adverse Effect. Each Loan Party owns or is licensed to use, all Intellectual Property used in its business, except to the extent that the failure to so own or have the right to use would not reasonably be expected to have a Material Adverse Effect, and each Loan Party’s use of Intellectual Property owned by such Loan Party does not infringe upon, misappropriate, dilute or otherwise violate the rights of any other Person, except for any such infringements, misappropriations, dilutions or other violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No proceeding is pending (or to the knowledge of each Loan Party, threatened) in which any Person is alleging that a Loan Party is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person except as would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Schedule 3.05(c)(i) sets forth the address (including county) of all Real Estate that is owned by the Loan Parties as of the Closing Date. Schedule 3.05(c)(ii) sets forth the address (including county) of all Real Estate that is leased by the Loan Parties as of the Closing Date. Except as would not reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Responsible Officers of the Loan Parties each of such Leases is in full force and effect and the Loan Parties are not in default of the terms thereof.

SECTION 3.06 Litigation and Environmental Matters.

(a) Except as set forth on Schedule 3.06(a), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the actual knowledge of Responsible Officers of a Loan Party, threatened in writing against or affecting any Loan Party as to which there is a reasonable expectation of an adverse determination which, if adversely determined, would reasonably be expected individually or in the aggregate to result in a Material Adverse Effect (other than Disclosed Matters).

(b) Except as set forth on Schedule 3.06(b), no Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any actual or potential claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, which, in each case, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(c) Except as set forth on Schedule 3.06(c), to the knowledge of the Loan Parties, no Real Estate or facility owned, operated or leased by any Loan Party is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or similar state “Superfund” list except to the extent that such filings, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(d) Except as set forth on Schedule 3.06(d) as of the Closing Date, no Lien has been recorded or, to the knowledge of any Loan Party, threatened under any Environmental Law with respect to any Real Estate of the Loan Parties.

SECTION 3.07 Compliance with Laws and Agreements. Each Loan Party is in compliance with all Applicable Law and all Material Indebtedness, and no event of default has occurred and is continuing thereunder, except in each case where the failure to comply or the existence of a default, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, each Loan Party has obtained all permits, licenses and other authorizations which are required with respect to the ownership and operations of its business, except where the failure to obtain such permits, licenses or other authorizations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party is in compliance with all terms and conditions of all such permits, licenses, orders and authorizations, except where the failure to comply with such terms or conditions, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.08 Investment Company Status. No Loan Party is an “investment company” as defined in, and subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09 Taxes. Each Loan Party has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings, for which such Loan Party has set aside on its books adequate reserves in accordance with GAAP, and as to which no Lien has arisen or (b) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 ERISA. The Loan Parties and their ERISA Affiliates are in compliance with the applicable provisions of ERISA and the Code with respect to each Plan except as would not reasonably be expected to result in a Material Adverse Effect. Except as would not result in a Material Adverse Effect, each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and nothing has occurred subsequent to the issuance of such determination letter which would cause such Plan to lose its qualified status. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except as would not result in a Material Adverse Effect, the present value of all accumulated benefit obligations under each Plan subject to ERISA (based on the assumptions used for purposes of the most recent actuarial report prepared by such Plan’s actuaries) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.

SECTION 3.11 Disclosure.

(a) None of the written reports, financial statements, certificates or other written information (other than any projections, pro formas, budgets and general market information) concerning the Loan Parties furnished by or on at the direction of any Loan Party to any Credit Party in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished (together with the Borrower’s (or its direct or indirect parent entity’s) Annual Reports on Form 10-K for prior fiscal years and Quarterly Reports on Form 10-Q for the fiscal quarters since the last fiscal year-end, Form 8-Ks and Definitive Proxy Statement on Form 14A for the Borrower’s (or its direct or indirect parent entity’s) 2014 annual shareholder meeting)), when taken as a whole, contains, as of the date furnished, any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in light of the circumstances under which such statements were made.

(b) As of the Amendment No. ~~11~~12 Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

SECTION 3.12 Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of each Loan Party in, each Subsidiary as of the Closing Date; there is no other Capital Stock of any class outstanding as of the Closing Date. To the knowledge of the Loan Parties, all such shares of Capital Stock as of the Closing Date are validly issued, fully paid, and, with respect to corporate shares, nonassessable.

SECTION 3.13 Insurance. Schedule 3.13 sets forth a description of all business interruption, general liability, directors and officers liability, comprehensive, casualty and other insurance maintained by or on behalf of the Loan Parties as of the Closing Date. Each insurance policy listed on Schedule 3.13 is in full force and effect as of the Closing Date and all premiums in respect thereof that are due and payable as of the Closing Date have been paid and such insurance is in such amounts and covering such risks and liabilities (and with such deductibles, retentions and exclusions) as are in accordance with normal and prudent industry practice. As of the Closing Date, none of BCF Holdings or any of its Subsidiaries (a) has received notice from any insurer (or any agent thereof) that substantial capital improvements or other substantial expenditures will have to be made in order to continue such insurance or (b) has any reason to believe that it will not be able to renew its existing coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a substantially similar cost.

SECTION 3.14 Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the actual knowledge of any Responsible Officer of any Loan Party, threatened, except to the extent that strikes, lockouts or slowdowns would not reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters to the extent that any such violation could reasonably be expected to have a Material Adverse Effect. Except to the extent that such liability would not reasonably be expected to have a Material Adverse Effect, all payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 3.14, as of the Closing Date no Loan Party is a party to or bound by any material collective bargaining agreement. As of the Closing Date, the consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound to the extent that such would be reasonably expected to result in a Material Adverse Effect.

SECTION 3.15 Security Documents. Subject to Section 5 of Amendment No. ~~11~~12, the Security Documents create in favor of the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties, legal, valid and enforceable security or mortgage interests in the Collateral (subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (b) any filings and registrations required under Applicable Law to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent for the benefit of the Secured Parties (which filings or recordings shall be made to the extent required by any Security Document) and (c) with respect to enforceability against Foreign Subsidiaries or under non-U.S. laws, the effect of non-U.S. laws, rules and regulations as they relate to pledges, if any, of Capital Stock in Foreign Subsidiaries and intercompany Indebtedness owed by Foreign Subsidiaries), and the Security Documents constitute, or will upon the filing of financing statements or other instruments within the time periods prescribed under Applicable Law and/or the obtaining of “control,” in each case with respect to the relevant Collateral as required under the applicable Uniform Commercial Code or similar legislation of any jurisdiction, to the extent security interests in such Collateral can be perfected by such filings or control, the creation of a fully perfected and enforceable (subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and (b) with respect to enforceability against Foreign Subsidiaries or under non-U.S. laws, the effect of non-U.S. laws, rules and regulations as they relate to pledges, if any, of Capital Stock in Foreign Subsidiaries and intercompany Indebtedness owed by Foreign Subsidiaries) first priority Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in such Collateral (to the extent required under the Security Documents), in each case prior and superior in right to any other Person, except for Permitted Encumbrances (x) having priority by operation of Applicable Law on all Term Priority Collateral, (y) in favor of the agent under the ABL Facility on any Revolver Priority Collateral or (z) Qualifying Secured Debt ranking pari passu with the Liens securing the Obligations.

SECTION 3.16 Federal Reserve Regulations.

(a) No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. As of the Closing Date, no Loan Party owns any Margin Stock.

(b) No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose in violation of Regulation U or X or (ii) for any purpose that entails a violation of the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.17 Solvency. The Loan Parties, on a Consolidated basis, are Solvent (and, on the Amendment No. ~~11~~12 Effective Date will be Solvent immediately after giving effect to the Amendment No. 12 Transactions). No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the Transactions, this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

SECTION 3.18 Anti-Corruption Laws and Sanctions As of the Amendment No. ~~11~~12 Effective Date, none of (a) the Loan Parties, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of any Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

SECTION 3.19 Affected Financial Institutions No Loan Party is an Affected Financial Institution.

SECTION 3.20 Certain ERISA Matters. The Borrower is not and will not be using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans.

ARTICLE IV

[Reserved]

ARTICLE V

Affirmative Covenants

Until (i) the Commitments have expired or been terminated and (ii) the principal of and interest on the Term Loans and all fees and other Obligations (other than contingent indemnity obligations with respect to then unasserted claims) shall have been paid in full, each Loan Party covenants and agrees with the Credit Parties that:

SECTION 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent:

(a) within ninety (90) days after the end of each Fiscal Year of BCF Holdings commencing with the Fiscal Year ending January 29, 2011, the Consolidated balance sheet and related statements of operations, and Consolidated statements of cash flows as of the end of and for such year for BCF Holdings and its Subsidiaries (or, at the option of BCF Holdings, a direct or indirect parent company of BCF Holdings and its Subsidiaries), setting forth in comparative form, the Consolidated figures for the previous Fiscal Year and the figures as set forth in the projections delivered pursuant to Section 5.01(e), all audited and reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without a qualification or exception as to the scope of such audit (except to the extent such qualification or exception results solely from a current maturity of Indebtedness or an actual or potential default of a financial covenant)), except for the aforementioned projections, to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the applicable Loan Parties and their Subsidiaries on a Consolidated basis in accordance with GAAP;

(b) within forty-five (45) days after the end of each Fiscal Quarter of BCF Holdings commencing with the Fiscal Quarter ending April 30, 2011, excluding the last Fiscal Quarter of each Fiscal Year of BCF Holdings, the Consolidated balance sheet and related statements of operations, and Consolidated statements of cash flows for BCF Holdings and its Subsidiaries (or, at the option of BCF Holdings, a direct or indirect parent company of BCF Holdings and its Subsidiaries) as of the end of and for such Fiscal Quarter and the elapsed portion of the Fiscal Year, setting forth in each case, in comparative form the Consolidated figures for the previous Fiscal Year and the figures as set forth in the projections delivered pursuant to Section 5.01(e), all such Consolidated figures certified by one of the Borrower’s Financial Officers as fairly presenting in all material respects the financial condition and results of operations of the Loan Parties and their Subsidiaries on a Consolidated basis in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes;

(c) for any period when the financial statements provided pursuant to clause (a) or (b) above (i) are financial statements of any direct or indirect parent company of BCF Holdings and such parent company owns any material assets other than BCF and its Subsidiaries or (ii) include the results of any Unrestricted Subsidiary, the Borrower shall furnish, together with such reports, a reasonably detailed explanation of the assets and results of operations included in such financial statements that are attributable to BCF Holdings, the Borrower and the Borrower’s Restricted Subsidiaries;

(d) within 15 days following any delivery of financial statements under clause (a) or clause (b) above, a certificate of a Financial Officer of the Borrower in the form of Exhibit E hereto (a “Compliance Certificate”) (i) certifying as to whether a Default or Event of Default has occurred and is continuing and, if a Default or Event of Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) in the case of financial statements delivered pursuant to clause (a), setting forth reasonably detailed calculations with respect to the Excess Cash Flow (in the case of any delivery of financial statements under clause (a) above for any Fiscal Year ending after the Closing Date), (iii) a reasonably detailed calculation of the Consolidated Leverage

Ratio and Consolidated Secured Leverage Ratio, in each case, as of the last day of the applicable period and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of BCF Holdings’ (or its direct or indirect parent’s) most recent audited financial statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;

(e) within sixty (60) days after the commencement of each Fiscal Year of the Loan Parties, commencing with the Fiscal Year ending January 28, 2012, a detailed, Consolidated budget by quarter for the applicable Fiscal Year for BCF Holdings (or its direct or indirect parent) and its Restricted Subsidiaries and including a projected Consolidated income statement, balance sheet, and statement of cash flow, by quarter;

(f) [reserved];

(g) promptly after the same become publicly available, copies of (i) all material periodic and other reports, proxy statements and other materials filed by any Loan Party with the SEC, and (ii) SEC Forms 10-K and 10-Q for Burlington Store, Inc. (for so long as Burlington Stores, Inc. is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended); and

(h) promptly following any reasonable request therefor, (x) such other information regarding the operations, business affairs and financial condition of any Loan Party as the Agents may reasonably request (other than information which is subject to an attorney-client privilege or would result in a breach of a confidentiality obligation of the Loan Parties to any other Person or applicable law) and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Notwithstanding the foregoing, the obligations in paragraphs (a), and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable consolidated financial statements of any direct or indirect parent of the Borrower that, directly or indirectly, holds all of the Capital Stock of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof, as applicable) Form 10-K or 10-Q or other filings, as applicable, filed with the SEC; provided that this paragraph shall not limit the obligation to deliver the reconciliation required, if any, by Section 5.01(c) above.

Any financial statement or other document, reports, proxy statements or other materials (to the extent any such financial statement or document, reports, proxy statements or other materials included in materials otherwise filed with the SEC) required to be delivered pursuant to this Section 5.01 or Section 5.02 may be satisfied with respect to such financial statements or other documents, reports, proxy statements or other materials by the filing of the Borrower’s (or its direct or indirect parent of the Borrower that, directly or indirectly, holds all the Capital Stock of the Borrower) Form 8-K, 10-K, 10-Q or other filing, as applicable, with the SEC. All financial statements and other documents, reports, proxy statements or other materials required to be delivered pursuant to this Section 5.01 or Section 5.02 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) such financial statements and/or other documents are posted on the SEC’s website on the Internet at www.sec.gov, (ii) on which the Borrower posts such documents, or provide a link thereto, on the Borrower’s website or (iii) on which such documents are posted on the Borrower’s behalf on an Internet or Intranet website, if any, to which the Administrative Agent and each Lender has access (whether a commercial third-party website or a website sponsored by the Administrative Agent).

The Borrower hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Section 5.01(a) and (b) above along with the Loan Documents and the list of Disqualified Institutions available to Public-Siders and (ii) agrees that at the time any such financial statements are provided hereunder, they shall already have been, or are concurrently being, made available to holders of its (and its parent companies’) securities (and that either such list of Disqualified Institutions does not include MNPI or has been, or is concurrently being, made available to holders of its (and its parent companies’) securities). No other material shall be posted to Public-Siders without the Borrower expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute MNPI or that the Borrower has no outstanding publicly traded securities, including 144A securities (the “Public-Sider Representation”). Notwithstanding anything herein to the contrary, in no event shall the Administrative Agent make available to Public-Siders budgets or any certificates, reports or calculations with respect to the Borrower’s compliance with the covenants contained herein unless the Borrower (x) requests that such material be made available and (y) expressly makes the Public-Sider Representation or ensures that material that would otherwise constitute MNPI contained in such budgets, certificates, reports or calculations is publicly disclosed in accordance with U.S. Federal securities laws.

SECTION 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the occurrence of any of the following after any Responsible Officer of the Borrower obtains knowledge thereof:

(a) A Default or Event of Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;

(b) The filing or commencement of any Proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Restricted Subsidiary of the Borrower that, has a reasonable likelihood of adverse determination and such adverse determination, would reasonably be expected to result in a Material Adverse Effect;

(c) The occurrence of an ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(d) Any development that results in, or would reasonably be expected to result in, a Material Adverse Effect; and

(e) Any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Information Regarding Collateral. The Borrower will furnish to the Agents prompt written notice of any change in: (a) any Loan Party’s name; (b) the location of any Loan Party’s chief executive office or its principal place of business; (c) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (d) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. Following the written request of the Administrative Agent, the Borrower shall cooperate with the Administrative Agent, and hereby authorizes the Administrative Agent and the Collateral Agent, to make such filings, publications and registrations as are reasonably requested to be made under the Uniform Commercial Code or other Applicable Law and that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest to the extent required under the Security Documents (subject only to Permitted Encumbrances having priority by operation of Applicable Law or under clause (a) or (b) of the definition of Permitted Encumbrances, in favor of the agent under the ABL Facility on any Revolver Priority Collateral and Liens permitted to be pari passu to the Liens of the Collateral Agent pursuant to the Pari Passu Lien Intercreditor Agreement) in all the Collateral for its own benefit and the benefit of the other Secured Parties.

SECTION 5.04 Existence; Conduct of Business. Each Loan Party will do all things necessary to comply with its Charter Documents in all material respects, and to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except, in each case to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the foregoing shall not prohibit any merger, consolidation, liquidation, disposition or dissolution permitted under Section 6.03 or Section 6.05.

SECTION 5.05 Payment of Obligations. Each Loan Party will pay its Taxes before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (b) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (c) the failure to make payment, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06 Maintenance of Properties. Each Loan Party will keep and maintain all tangible property material to the conduct of its business in substantially the same condition as of the Amendment No. 7 Effective Date (ordinary wear and tear, casualty loss and condemnation excepted), except (a) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect or (b) for Store closings and Permitted Dispositions permitted hereunder. Each Loan Party will use commercially reasonable efforts to prosecute, maintain, and enforce the Intellectual Property, except to the extent such Intellectual Property is no longer used or deemed by such Loan Party in its reasonable business judgment to be useful in the conduct of the business of the Loan Parties.

SECTION 5.07 Insurance.

(a) Each Loan Party shall (i) maintain insurance with financially sound and reputable insurers (or, to the extent consistent with business practices in effect on the Amendment No. 11 Effective Date, a program of self-insurance) on such of its property and in at least such amounts and against at least such risks as is consistent with business practices in effect on the Amendment No. 11 Effective Date or as otherwise determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment, including public liability insurance against claims for personal injury or death occurring upon, in or about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Security Documents); (ii) maintain such other insurance as may be required by law; and (iii) furnish to the Agents, promptly following written reasonable request, full information as to the insurance carried.

(b) Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agents, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Administrative Agent (which payments shall be subject to the terms of the Intercreditor Agreement), and (ii) a provision to the effect that none of the Loan Parties, Credit Parties (in their capacity as such) or any other Affiliate of a Loan Party shall be a co-insurer (the foregoing not being deemed to limit the amount of self-insured retention or deductibles under such policies, which self-insured retention or deductibles shall be consistent with business practices in effect on the Amendment No. 11 Effective Date or as otherwise determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment). Commercial general liability policies shall be endorsed to name the Collateral Agent as an additional insured. Business interruption policies shall name the Collateral Agent as a loss payee and shall be endorsed or amended to include a provision that after the occurrence and during the continuance of a Specified Default and notice from the Collateral Agent to the insurer, the insurer shall pay all proceeds of such business interruption policies otherwise payable to the Loan Parties under the policies directly to the Collateral Agent. Each such casualty or liability policy referred to in this Section 5.07(b) shall also provide that it shall not be canceled, modified in any manner that would cause this Section 5.07 to be violated, or not renewed (i) by reason of nonpayment of premium except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent. The Borrower shall deliver to the Administrative Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent, including an insurance binder) together with evidence reasonably satisfactory to the Administrative Agent of payment of the premium therefor.

(c) If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

(d) The Agents acknowledge that the insurance policies described on Schedule 3.13 are satisfactory to them as of the Amendment No. 11 Effective Date and are in compliance with the provisions of this Section 5.07.

SECTION 5.08 Books and Records; Inspection and Audit Rights; Appraisals; Accountants.

(a) Each Loan Party will keep proper books of record and account in accordance in all material respects with GAAP and in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities. Each Loan Party will permit any representatives designated by any Agent, upon reasonable prior notice, to visit and inspect its properties, to discuss its affairs, finances and condition with its officers and to examine and make extracts from its books and records, all at such reasonable times and as often as reasonably requested. Notwithstanding anything to the contrary in this Section 5.08, neither the Borrower nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives or contractors) is prohibited by law, fiduciary duty or any binding agreement or (ii) that is subject to attorney client or similar privilege or constitutes attorney work product.

(b) At its election, upon its reasonable belief that any Loan Party has breached any representation, warranty or covenant herein relating to environmental matters in any respect that would reasonably be expected to result in a Material Adverse Effect, or in connection with the enforcement of remedies against any Real Estate after the occurrence and during the continuance of an Event of Default, the Collateral Agent (or any Lender, at the sole cost and expense of such Lender) may retain an independent engineer or environmental consultant reasonably acceptable to the Loan Parties to conduct an environmental assessment (but, prior to the occurrence of any such Event of Default, only with respect to the subject matter of such breach, including, as relevant to such breach, of the condition of any Real Estate or facility of any Loan Party) and/or such Loan Party’s compliance with Environmental Law). Each Loan Party shall reasonably cooperate in the performance of any such environmental assessment and permit any such engineer or consultant designated by the Collateral Agent or such Lender to have reasonable access to each property or facility at reasonable times and after reasonable notice to the Borrower of the plans to conduct such an environmental assessment. Environmental assessments conducted under this paragraph shall be limited to visual inspections of the Real Estate or facility, interviews with representatives of the Loan Parties or facility personnel, and review of applicable records and documents pertaining to the condition of the property or facility, its compliance with Environmental Law and any potential Environmental Liabilities, in each case prior to the occurrence and during the continuance of an Event of Default, to the extent relevant to the subject matter of such breach.

SECTION 5.09 [Reserved].

SECTION 5.10 Compliance with Laws. Each Loan Party will comply with all Applicable Laws and the orders of any Governmental Authority except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each Loan Party shall: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws; and (b) implement any and all investigation, remediation, removal and response actions that are necessary to comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate. The Loan Parties shall (a) notify the Administrative Agent promptly after such Person becomes aware of any violation of or non-compliance with any Environmental Laws or any Release on, at, in, under, above, to, from or about any Real Estate that could reasonably be expected to result in a Material Adverse Effect; and (b) promptly forward to Administrative Agent a copy of any order, notice, request for information or any communication or report received by such Person in connection with any such violation or Release or any other matter that could reasonably be expected to result in a Material Adverse Effect, in each case whether or not any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter.

SECTION 5.11 Use of Proceeds.

~~.~~ (a) The proceeds of the Term Loans made hereunder on the Closing Date will be used only to finance a portion of the Transactions. The proceeds of Incremental Term Loans shall be used for general corporate purposes (except for Refinancing Term Loans, the proceeds of which shall be applied pursuant to Section 2.17). No part of the proceeds of any Term Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations U and X.

(b) The proceeds of the Additional Term B-7 Loans will be used (i) on the Amendment No. 11 Effective Date to finance a portion of the Amendment No. 11 Transactions and (ii) on or following the Amendment No. 11 Effective Date for general corporate purposes. The Borrower will not request that any Borrowing that is or could be incurred on the Amendment No. 11 Effective Date, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing that is or could be incurred on the Amendment No. 11 Effective Date to (A) offer, pay, promise to pay, or authorize the payment or giving of money, or anything else of value, to any Person in violation in any material respects of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation in any material respect of any Sanctions applicable to any party hereto.

(c) The proceeds of the Amendment No. 12 Term Loans will be used for general corporate purposes. The Borrower will not request that any Borrowing that is or could be incurred on the Amendment No. 12 Effective Date, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing that is or could be incurred on the Amendment No. 12 Effective Date to (A) offer, pay, promise to pay, or authorize the payment or giving of money, or anything else of value, to any Person in violation in any material respects of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation in any material respect of any Sanctions applicable to any party hereto.

SECTION 5.12 Additional Restricted Subsidiaries. If any Loan Party shall form or acquire a Restricted Subsidiary (including by redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary), including by means of a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, that is not (i) an Immaterial Subsidiary, (ii) a Foreign Subsidiary, (iii) a CFC Holding Company, (iv) a Subsidiary that is not a wholly-owned Restricted Subsidiary (other than with respect to directors’ qualifying or nominee shares), (v) a captive insurance subsidiary or other special purpose entity, (vi) not-for-profit Subsidiary, (vii) a subsidiary prohibited by applicable law or contractual obligation (existing at the time of acquisition thereof (or redesignation) and not created in contemplation of such acquisition) from guaranteeing or granting Liens to secure any of the Obligations or with respect to which any consent, approval, license or authorization from any governmental authority would be required for the provision of any such guaranty, and (viii) with respect to which the Borrower and the Administrative Agent reasonably agree that the cost or other consequences (including adverse tax consequences) of providing a guaranty of the Obligations outweigh the benefits to the Lenders, the Borrower will notify the Agents thereof and will cause such Restricted Subsidiary to become a Loan Party hereunder and under each applicable Security Document in the manner provided therein within fifteen (15) Business Days after such Restricted Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Restricted Subsidiary’s assets that are required to be granted hereunder and under the applicable Security Documents to secure the Obligations as the Agents shall reasonably request. If any shares of Capital Stock or Indebtedness of such Restricted Subsidiary are owned by or on behalf of any Loan Party, the Borrower will cause such shares and promissory notes evidencing such Indebtedness and otherwise constituting Collateral to be pledged to secure the Obligations within fifteen (15) Business Days after such Restricted Subsidiary is formed or acquired (except that, if such Subsidiary is a Foreign Subsidiary, or a CFC Holding Company, shares of Capital Stock of such Restricted Subsidiary to be pledged may be limited to 65% of the outstanding shares of Capital Stock of such Subsidiary).

SECTION 5.13 Further Assurances. Subject to the terms herein or therein, each Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any

Applicable Law, or which any Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect in the United States the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties, and in each case to the extent required under the Security Documents.

SECTION 5.14 [Reserved].

SECTION 5.15 Maintenance of Ratings. The Borrower will use commercially reasonable efforts to maintain (but not maintain any specific rating) a public corporate family and/or corporate credit rating, as applicable, from at least two of S&P, Moody’s and Fitch, and a public rating of the Term Loans by at least two of S&P, Moody’s and Fitch.

SECTION 5.16 Designation of Subsidiaries.

(a) Subject to Section 5.16(b) below, the board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. Upon any such designation (but without duplication of any amount reducing such Investment in such Unrestricted Subsidiary pursuant to the definition of “Investment” included in the Available Amount), the Borrower and/or the applicable Restricted Subsidiaries shall receive a credit against the applicable clause in the definition of “Permitted Investments” that was utilized for the Investment in such Unrestricted Subsidiary for the fair market value of such Restricted Subsidiary at such time. Upon any designation of a Subsidiary as an Unrestricted Subsidiary, notwithstanding anything in any Loan Document to the contrary, the Facility Guarantee of such Subsidiary shall be automatically released.

(b) The Borrower may not (x) designate any Restricted Subsidiary as an Unrestricted Subsidiary or (y) designate an Unrestricted Subsidiary as a Restricted Subsidiary, in each case unless no Event of Default exists or would result therefrom

ARTICLE VI

Negative Covenants

Until (i) the Commitments have expired or been terminated and (ii) the principal of and interest on each Term Loan and all fees and other Obligations (other than contingent indemnity obligations with respect to then unasserted claims) shall have been paid in full, each Loan Party covenants and agrees with the Credit Parties that:

SECTION 6.01 Indebtedness and Other Obligations. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except Permitted Indebtedness.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness (or any portion thereof) at any time meets the criteria of more than one of the categories described in “Permitted Indebtedness” or is entitled to be incurred pursuant to multiple clauses in the definition of “Permitted Indebtedness,” the Borrower, in its sole discretion, may classify or reclassify (or later divide, classify or reclassify) such item of Indebtedness (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness in one of such clauses. Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest, premium, fees or expenses, in the form of additional Indebtedness, Disqualified Capital Stock or preferred stock shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.

For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the amount of any premium paid, and fees and expenses incurred, in connection with such extension, replacement, refunding refinancing, renewal or defeasance (including any fees and original issue discount incurred in respect of such resulting Indebtedness).

SECTION 6.02 Liens. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except Permitted Encumbrances. For purposes of determining compliance with this Section 6.02, in the event that a Lien (or any portion thereof) at any time meets the criteria of more than one of the categories described in “Permitted Encumbrances” or is entitled to be incurred pursuant to multiple clauses in the definition of “Permitted Encumbrances,” the Borrower, in its sole discretion, may classify or reclassify (or later divide, classify or reclassify) such Lien (or any portion thereof) and shall only be required to include the amount and type of such Lien in one of such clauses.

SECTION 6.03 Fundamental Changes.

(a) No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, including by means of a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would arise therefrom, (i) any Restricted Subsidiary may liquidate, dissolve, consolidate, or merge, including by means of a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law into a Loan Party in a transaction in which a Loan Party is the surviving corporation (or, in the case of a “plan of division” or comparable transaction, the surviving Person, or any division or series thereof, shall be a Restricted Subsidiary and, solely to the extent required under Section 5.12 after giving effect to such transaction, such Person, or such division or series thereof, shall be or become a Loan Party within the period required by Section 5.12), (ii) any Restricted Subsidiary that is not a Loan Party may liquidate, dissolve, consolidate, or merge, including by means of a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, into any Restricted Subsidiary that is not a Loan Party (or, in the case of a “plan of division” or comparable transaction, the surviving Person, or any division or series thereof, shall be a Restricted Subsidiary and, solely to the extent required under Section 5.12 after giving effect to such transaction, such Person, or such division or series thereof, shall be or become a Loan Party within the period required by Section 5.12), (iii) any Loan Party may merge with or into any other Loan Party, (iv) the Loan Parties and their Restricted Subsidiaries may dispose of Capital Stock of their respective Restricted Subsidiaries in a transaction permitted by Section 6.05, and (v) Permitted Acquisitions and other Permitted Investments and transactions permitted pursuant to Section 6.05 and Section 6.04 may be consummated in the form of a merger or consolidation.

(b) No Loan Party will engage, to any material extent, in any business other than businesses of the type conducted by such Loan Party on the date of execution of this Agreement and businesses reasonably related thereto and those supportive, complementary, synergistic or ancillary thereto.

SECTION 6.04 Investments, Guarantees and Acquisitions. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, make or permit to exist any Investment, except Permitted Investments.

SECTION 6.05 Asset Sales. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, sell, transfer, lease (as lessor), license (as licensor), abandon or otherwise voluntarily dispose, including by means of a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, of any asset, including any Capital Stock of another Person, except sales of Inventory and the use of cash or cash equivalents in the ordinary course of business, transactions permitted by Section 6.03 and Permitted

Dispositions and the making of Permitted Investments (to the extent such Investment would involve a sale, transfer, lease, abandonment or disposition of any assets).

SECTION 6.06 Restricted Payments; Certain Payments of Indebtedness.

(a) No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, except that:

(i) any Loan Party or any Restricted Subsidiary of a Loan Party may declare and pay Restricted Payments to a Loan Party or a Restricted Subsidiary that is the direct parent of such Restricted Subsidiary and a pro rata Restricted Payment to any third party in respect of non-wholly owned Restricted Subsidiaries;

(ii) Restricted Payments made to BCF Holdings or Parent (or any other direct or indirect parent of the Borrower) (w) to pay general corporate and overhead expenses incurred by BCF Holdings, Parent or Burlington Stores, Inc. in the ordinary course of business, or the amount of any indemnification claims made by any director or officer of BCF Holdings, Parent or Burlington Stores, Inc., (x) to pay franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of BCF Holdings, Parent or Burlington Stores, Inc. (or any other direct or indirect Parent of the Borrower), (y) to pay taxes that are due and payable by BCF Holdings as the parent of a consolidated group that includes Parent and its Restricted Subsidiaries or (z) to make other payments that BCF Holdings and Parent are not otherwise prohibited from making pursuant to this Agreement (including to pay fees and expenses in connection with unsuccessful equity (or debt offering) permitted by this Agreement);

(iii) the Loan Parties and their Restricted Subsidiaries may make Restricted Payments made prior to or substantially concurrently with the initial public offering of Burlington Stores, Inc. for the purpose of paying amounts owing under the advisory agreement with the Sponsor, to the extent permitted under Section 6.07;

(iv) the Loan Parties and their Restricted Subsidiaries may make Restricted Payments consisting of Permitted Dispositions of the type described, and subject to the limitations contained, in the definition thereof;

(v) the Loan Parties and their Restricted Subsidiaries may make Restricted Payments constituting repurchases of Capital Stock in BCF Holdings, Burlington Stores, Inc. or any Restricted Subsidiary (or distributions to BCF Holdings or Burlington Stores, Inc. or any direct or indirect Parent of the Borrower for such purpose) in connection with the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such option or warrants, provided that Restricted Payments made pursuant to this clause (iv) shall not exceed $10,000,000 in any Fiscal Year of BCF Holdings (with unused amounts from any Fiscal Year available for carry-forward to future Fiscal Years subject to a maximum amount of $20,000,000 in any Fiscal Year);

(vi) [reserved];

(vii) so long as (x) no Event of Default has occurred and is continuing or would result therefrom and (y) the Consolidated Leverage Ratio as of the last day of the most recently ended Fiscal Quarter for which financial statements have been or are then required to have been delivered hereunder would be less than or equal to 3.5 to 1.0, any Loan Party or any Restricted Subsidiary may make any Restricted Payment;

(viii) so long as (x) no Event of Default has occurred and is continuing or would result therefrom and (y) on a Pro Forma Basis the Consolidated Interest Coverage Ratio is at least 2.00 to 1.00 for the most recently ended period of four Fiscal Quarters for which financial statements have been or were required to be delivered hereunder, any Loan Party and any of its Restricted Subsidiaries may make any

Restricted Payments from the portion of the Available Amount such Loan Party or such Restricted Subsidiary elects to apply pursuant to this clause (viii);

(ix) the Borrower and the Restricted Subsidiaries may declare and make Restricted Payments with respect to its Capital Stock payable solely in shares of Capital Stock of the Borrower that is not Disqualified Capital Stock;

(x) the Borrower may make payments (or may make Restricted Payments to any parent, the proceeds of which will be used to make payments) at such times and in such amounts as are necessary to make payments of or on account of (1) monitoring or management or similar fees or transaction fees and (2) reimbursement of out-of-pocket costs, expenses and indemnities, in each case to the Sponsor or any of its Affiliates, in each case to the extent permitted by Section 6.07(o) (assuming the Borrower was party thereto);

(xi) the Restricted Subsidiaries may make a Restricted Payment as consideration for the acquisition of additional Capital Stock in any Restricted Subsidiary from minority shareholders that are not Affiliates;

(xii) Restricted Payments made (A) in respect of working capital adjustments or purchase price adjustments pursuant to any Permitted Acquisition or other permitted Investments and (B) to satisfy indemnity and other similar obligations under Permitted Acquisitions or other Permitted Investments;

(xiii) Restricted Payments necessary to consummate Investments permitted pursuant to Section 6.04;

(xiv) the Borrower or any Restricted Subsidiary may make additional Restricted Payments to the extent that such Restricted Payments are made with Net Proceeds received by the Borrower (or any parent entity) after August 13, 2014 from the issuance or sale of Capital Stock of the Borrower that is not Disqualified Capital Stock (or any parent entity) or proceeds of an equity contribution initially made to Parent, in each case to the extent such proceeds have been contributed to the common equity of the Borrower and have not been applied pursuant to (gg) of the definition of “Permitted Investment,” clause (aa) of the definition of “Permitted Indebtedness” or utilized to also increase the Available Amount;

(xv) the Borrower and the Restricted Subsidiaries may make Restricted Payments to BCF Holdings (or any parent entity) to pay cash in lieu of fractional Capital Stock in connection with (a) any dividend, split or combination thereof or any Acquisition, Investment or other transaction otherwise permitted hereunder and (b) any conversion request by a holder of convertible Indebtedness (to the extent such conversion request is paid solely in shares of Capital Stock of BCF Holdings (or any parent entity) that is not Disqualified Capital Stock);

(xvi) the Borrower and the Restricted Subsidiaries may make Restricted Payments to its direct or indirect parent to declare and pay regular quarterly dividends on its common stock (or similar Capital Stock of its direct or indirect parent) in an amount not to exceed 6% per year of the aggregate net cash proceeds of the initial public offering of such parent that were actually received by or contributed to the Capital Stock of the Borrower in or from such initial public offering;

(xvii) the Borrower and the Restricted Subsidiaries may make Restricted Payments consisting of Capital Stock in any Unrestricted Subsidiary, whether pursuant to a distribution, dividend or any other transaction not prohibited hereunder;

(xviii) the making of any Restricted Payment within 60 days after the date of declaration thereof, if at the date of such declaration such Restricted Payment would have complied with another provision of this Section 6.06(a); provided that the making of such Restricted Payment will reduce capacity for Restricted Payments pursuant to such other provision when so made;

(xix) the Loan Parties and their Restricted Subsidiaries may make other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (xix) not to exceed the greater of $235,000,000 and 3.0% of Consolidated Total Assets;

(xx) distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets or Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligations, in each case in connection with a Qualified Securitization Financing or a Receivables Facility; and

(xxi) Restricted Payments to the Specified Captive Insurance Company (or to the direct or indirect parent of any Loan Party, the proceeds of which are promptly contributed or distributed, directly or indirectly, to the Specified Captive Insurance Company), in an aggregate amount not to exceed (A) in the twelve month period commencing on the date that the Specified Captive Insurance Company is formed, the greater of (x) $100,000,000 and (y) 4.0% of Consolidated Total Assets, and (B) in each twelve month period thereafter, the greater of (x) $35,000,000 and (y) 1.5% of Consolidated Total Assets.

(b) No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, make any voluntary payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Specified Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Specified Indebtedness, except:

(i) payments or distributions in Capital Stock (so long as no Change in Control would result therefrom) and payments of interest in-kind of the Loan Parties and their Restricted Subsidiaries;

(ii) payments of regularly scheduled interest in respect of any Specified Indebtedness (subject to applicable subordination provisions relating thereto);

(iii) prepayments in whole or in part of Indebtedness permitted to be incurred pursuant to clause (cc) of the definition of Permitted Indebtedness;

(iv) prepayment in whole or in part of Specified Indebtedness from any refinancing of such Specified Indebtedness with the proceeds of (x) any equity securities issued or capital contributions received by any Loan Party (or direct or indirect parent of such Person) or any Restricted Subsidiary for the purpose of making such payment or prepayment and/or (y) other Indebtedness not prohibited hereunder;

(v) so long as (x) no Event of Default has occurred and is continuing or would result therefrom and (y) on a Pro Forma Basis the Consolidated Interest Coverage Ratio is at least 2.00 to 1.00 for the most recently ended period of four Fiscal Quarters for which financial statements have been or were required to be delivered hereunder, any Loan Party and any of its Restricted Subsidiaries may make payments in respect of Specified Indebtedness from the portion of the Available Amount such Loan Party or such Restricted Subsidiary elects to apply pursuant to this clause (v);

(vi) refinancings, replacements and renewals of Specified Indebtedness to the extent permitted under this Agreement;

(vii) AHYDO catch-up payments relating to Permitted Indebtedness of the Borrower and its Restricted Subsidiaries;

(viii) any such payments or other distributions in an amount not to exceed the greater of $235,000,000 and 3.0% of Consolidated Total Assets; and

(ix) so long as (x) no Event of Default has occurred and is continuing or would result therefrom and (y) on a Pro Forma Basis, the Consolidated Leverage Ratio as of the last day of the most recently ended Fiscal Quarter for which financial statements have been or are then required to have been delivered hereunder would be less than or equal to 3.5 to 1.0, any Loan Party or any Restricted Subsidiary may make any payment on Specified Indebtedness.

SECTION 6.07 Transactions with Affiliates. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates in each case with a fair market value in excess of $5,000,000, except (a) transactions that are at prices and on terms and conditions, taken as a whole, not less favorable to such Loan Party or Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties and their Restricted Subsidiaries not otherwise prohibited hereunder, (c) compensation (including bonuses) and employee benefit arrangements paid to, indemnities provided for the benefit of, and employment and severance arrangements entered into with, directors, officers, managers, consultants or employees of Parent, BCF Holdings, the Borrower or their Subsidiaries in the ordinary course of business, including in connection with the “Amendment Transactions” (as defined in this Agreement prior to July 29, 2016) and any other transaction permitted hereunder, (d) [Reserved], (e) as set forth on Schedule 6.07, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this covenant or to the extent not more disadvantageous to the Secured Parties in any material respect (taken as a whole), (f) [Reserved], (g) payment of director’s fees, expenses and indemnities, (h) stock option, stock incentive, equity, bonus and other compensation plans of the Loan Parties and their Restricted Subsidiaries, (i) employment contracts with officers, management and consultants of the Loan Parties and their Restricted Subsidiaries, (j) Restricted Payments to the extent specifically permitted under this Agreement, (k) advances and loans to officers and employees of the Loan Parties and their Restricted Subsidiaries to the extent specifically permitted under this Agreement, (l) Investments consisting of notes from officers, directors and employees to purchase equity interests to the extent specifically permitted under this Agreement, (m) payments pursuant to the tax sharing agreements among the Loan Parties and their Restricted Subsidiaries to the extent attributable to the ownership or operations of BCF Holdings and its Restricted Subsidiaries and to the extent permitted under Section 6.06(a)(ii), (n) other transactions with Affiliates specifically permitted under this Agreement (including, without limitation, sale/leaseback transactions, Permitted Dispositions, Restricted Payments, Permitted Investments and Indebtedness), (o) payment of fees and expenses pursuant to the “Amendment Transactions” (as defined in this Agreement prior to July 29, 2016), and other customary transaction fees payable to any Sponsor or its Affiliates by the Borrower and any Restricted Subsidiaries for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by a majority of the disinterested members of the board of directors of the Borrower in good faith, (p) transactions between and among the Borrower and its Subsidiaries which are in the ordinary course of business and transactions between the Borrower, Parent and its direct or indirect shareholders in the ordinary course of business with respect to the Capital Stock of Parent (or any direct or indirect parent entity), such as shareholder agreements, registration agreements and including providing expense reimbursement and indemnities in respect thereof, (q) any transaction between or among the Borrower or any Restricted Subsidiary and any Affiliate of the Borrower or a joint venture or similar entity that would constitute an Affiliate transaction solely because the Borrower or a Restricted Subsidiary owns Capital Stock in or otherwise controls such Affiliate, joint venture or similar entity, and (r) transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an independent financial advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of this Section 6.07.

SECTION 6.08 Restrictive Agreements. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Collateral Agent to secure Obligations under this Agreement then outstanding or (b) the ability of any Restricted Subsidiary thereof to pay dividends or other distributions with respect to any shares of its Capital Stock to such Loan Party or to make or repay loans or advances to a Loan Party or to guarantee Indebtedness of the Loan Parties, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law, by any Loan Document, by any documents in existence on the Closing Date or under any documents relating to joint ventures of any Loan Party to the extent that such joint ventures are not prohibited hereunder and any Permitted Refinancing thereof, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of assets or equity permitted hereunder by a Loan Party or a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the assets of the Loan Party or Restricted Subsidiary that are to be sold and such sale is permitted hereunder, (iii) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iv) the foregoing shall not apply to customary provisions in contracts or leases restricting the assignment, subleasing, sublicensing or transfer thereof, (v) the foregoing shall not apply to any agreement related to the ABL Facility, (vi) the foregoing shall not apply to licenses or contracts which by the terms of such licenses and contracts prohibit the granting of Liens on the rights contained therein, (vii) the foregoing shall not apply to any restrictions in existence prior to the time any such Person became a Subsidiary (or was designated a Restricted Subsidiary) and not created in contemplation of any such acquisition (or designation), (viii) in the case of restrictions of a type described in clause (b) above, the foregoing shall not apply to any restrictions in Indebtedness so long as such restrictions are not (I) materially more onerous, taken as a whole, to the Borrower and its Subsidiaries than the terms of this Agreement or (II) either (X) the Borrower determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, any Borrower’s ability to make principal or interest payments required hereunder or (Y) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument, (ix) other agreements evidencing Indebtedness permitted by Section 6.01, provided that in each case under this clause (ix) such restrictions or conditions (x) apply solely to a Restricted Subsidiary that is not a Loan Party, (y) are no more restrictive than the restrictions or conditions set forth in the Loan Documents, or (z) do not materially impair the Borrower’s ability to pay their respective obligations under the Loan Documents as and when due (as determined in good faith by the Borrower), (x) restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder (or is reasonably expected to be permitted); (A) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the sale, transfer or other disposition of all or substantially all of the Capital Stock or assets of such Subsidiary or (B) restrictions on transfers of assets subject to Liens permitted by Section 6.02 (but, with respect to any such Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Lien), (xi) customary provisions in shareholders agreements, joint venture agreements, organizational or constitutive documents or similar binding agreements relating to any joint venture or non-wholly-owned Restricted Subsidiary and other similar agreements applicable to joint ventures and non-wholly-owned Restricted Subsidiaries and applicable solely to such joint venture or non-wholly-owned Restricted Subsidiary and the Capital Stock issued thereby, (xii) any restrictions on cash or other deposits imposed by agreements entered into in the ordinary course of business, (xiii) arise in connection with cash or other deposits permitted under Section 6.02 and Section 6.04, (xiv) are restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business and (xv) restrictions created in connection with any Qualified Securitization Financing.

SECTION 6.09 Amendment of Material Documents. No Loan Party will amend, modify or waive any of its rights under (a) its Charter Documents or (b) any Specified Indebtedness, in each case to the extent that such amendment, modification or waiver would reasonably likely have a Material Adverse Effect (other than any permitted refinancing).

SECTION 6.10 Fiscal Year. No Loan Party will change its Fiscal Year without the consent of Administrative Agent.

ARTICLE VII

Events of Default

SECTION 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration or otherwise;

(b) any Loan Party shall fail to pay any interest on any Term Loan or any fee or any other amount (other than an amount referred to in Section 7.01(a)) as the same shall become due and payable under this Agreement or any other Loan Document and such failure continues for five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party in, or in connection with, any Loan Document or any amendment or modification thereof or waiver thereunder (including, without limitation, in any certificate of a Financial Officer accompanying any financial statement) shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Loan Party shall fail to observe or perform when due any covenant, condition or agreement contained in (i) any other Section of Article VI or (ii) in any of Section 5.02(a), Section 5.07 or Section 5.11 (provided that, if (A) any such Default described in this clause (ii) is of a type that can be cured within 5 Business Days and (B) such Default could not materially adversely impact the Lenders’ Liens on the Collateral, such default shall not constitute an Event of Default for 5 Business Days after the occurrence of such Default so long as the Loan Parties are diligently pursuing the cure of such Default);

(e) any Loan Party shall fail to observe or perform when due any covenant, condition or agreement contained in any Loan Document (other than those specified in Section 7.01(a), Section 7.01(b), Section 7.01(c), or Section 7.01(d)), and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower;

(f) (i) any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to the expiration of any grace or cure period set forth therein) or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or (iii) any event or condition occurs that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness (x) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, which default, event or condition is not being contested in good faith; provided that (w) any event of default under the ABL Facility shall not constitute a Default or Event of Default under this clause (f)(iii) unless the commitments thereunder have been terminated or the loans thereunder have been accelerated, or (y) this paragraph (f) shall not apply to (I) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (II) Indebtedness which is convertible into Capital Stock of the Borrower or Capital Stock of any direct or indirect parent of the Borrower and converts to such Capital Stock in accordance with its terms, or (III) any breach or default that (X) is remedied by the Borrower or the applicable Restricted Subsidiary or (Y) waived (including in the form of amendment) by the requisite holders of the applicable item of Material Indebtedness, in either case, prior to the acceleration of all the Term Loans pursuant to this Section 7.01;

(g) a Change in Control shall occur;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under the Bankruptcy Code or any other federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any corporate action for the purpose of authorizing any of the foregoing;

(j) [Reserved];

(k) one or more final judgments for the payment of money in an aggregate amount in excess of the greater of (x) $150,000,000 and (y) 2.0% of Consolidated Total Assets (or such lesser amount as would reasonably be expected to result in a Material Adverse Effect or an Event of Default under the ABL Agreement) in excess of insurance coverage (or indemnities from indemnitors reasonably satisfactory to the Agents) shall be rendered against any Loan Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) and the same shall remain undischarged for a period of sixty (60) days during which execution shall not be effectively stayed, satisfied or bonded or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Loan Party to enforce any such judgment;

(l) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m) any challenge by or on behalf of any Loan Party to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto;

(n) any challenge by or on behalf of any other Person to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto, in each case, as to which an order or judgment has been entered materially adverse to the Agents and the Lenders;

(o) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any such Collateral, with the priority required by (but subject to the limitations set forth in) the applicable Security Document and this Agreement except (i) as a result of the sale, release or other disposition of the applicable Collateral in a Permitted Disposition or other transaction permitted under the Loan Documents, (ii) relating to an immaterial amount of Collateral or (iii) as a result of the failure of the Collateral Agent, through its acts or omissions and through no fault of the Loan Parties, to maintain the perfection or priority of its Liens in accordance with Applicable Law; or

(p) the termination of the Facility Guarantee or any other material guaranty of the Obligations (except, in each case for any release or termination permitted hereunder);

then, and in every such event (other than an event with respect to the Borrower described in Section 7.01(h) or Section 7.01(i)), and at any time thereafter during the continuance of such event the Administrative Agent at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (a) require each of the following to become immediately due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party to the extent permitted under Applicable Law: (i) the unpaid principal amount of and accrued interest on the Term Loans and (ii) all other Obligations; and (b) subject to the Intercreditor Agreements, cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Security Documents. In the case of any event with respect to the Borrower described in Section 7.01(h) or Section 7.01(i), (a) each of the following shall automatically become immediately due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party to the extent permitted under Applicable Law: (i) the unpaid principal amount of and accrued interest on the Term Loans and (ii)

all other Obligations, and (b) Administrative Agent may, subject to the Intercreditor Agreements, cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.

Notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (other than a Regulated Bank or an Arranger) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Term Loans and/or Commitments (each, a “Net Short Lender”) shall have no right to vote any of its Term Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders (in each case unless otherwise agreed to in writing by the Borrower in its sole discretion). For purposes of determining whether a Lender has a “net short position” on any date of determination: (i) derivative contracts with respect to the Term Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) notional amounts in other currencies shall be converted to the dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes any of the Borrower or other Loan Parties or any instrument issued or guaranteed by any of the Borrower or other Loan Parties shall not be deemed to create a short position with respect to the Term Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and other Loan Parties and any instrument issued or guaranteed by any of the Borrower or other Loan Parties, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create (1) a short position with respect to the Term Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction or (2) a long position with respect to the Term Loans and/or Commitments if such Lender is a protection seller or the equivalent thereof for such derivative transaction and, in the case of clauses (1) and (2), (x) the Term Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Term Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any of the Loan Parties(or any of their successors) is designated as a “Reference Entity” under the terms of such derivative transactions and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create (x) a short position with respect to the Term Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Term Loans or the Commitments, or as to the credit quality of any of the Loan Parties and (y) a long position with respect to the Term Loans and/or Commitments if such transactions are functionally equivalent to a transaction pursuant to which the Lender provides protection in respect to the Term Loans or the Commitments, or as to the credit quality of any of the Loan Parties, other than, in each case, as part of an index so long as (1) such index is not created, designed, administered or requested by such Lender and (2) the Loan Parties and any instrument issued or guaranteed by any of the Loan Parties collectively, shall represent less than 5% of the components of such index.

In connection with any such determination, each Lender (other than a Regulated Bank or an Arranger) shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to conclusively rely on each such representation and deemed representation and shall have no duty to (x) inquire as to or investigate the accuracy of any such representation or deemed representation, (y) verify any statements in any officer’s certificates delivered to it or (z) otherwise ascertain or monitor whether any Lender or prospective Lender is a Net Short Lender or make any calculations, investigations or determinations with respect to any derivative contracts and/or net short positions). Without limiting the foregoing, the Administrative Agent shall not (A) be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to the Net Short Lenders or (B) have any liability with respect to or arising out of any assignment or participation of Term Loans to any Net Short Lender.

SECTION 7.02 Remedies on Default. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, the Agents may (at the direction of the Required Lenders) proceed to protect and enforce their rights and remedies under this Agreement or any of the other Loan Documents (and subject to the terms thereof) by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Secured Parties. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

SECTION 7.03 Application of Proceeds. After the occurrence and during the continuance of any Event of Default and acceleration of the Obligations, all proceeds realized from any Loan Party or on account of any Collateral owned by a Loan Party or, without limiting the foregoing, on account of any Prepayment Event or Excess Cash Flow, any payments in respect of any Obligations and all proceeds of the Collateral, shall be applied in the following order:

(a) FIRST, ratably to pay the Obligations in respect of any Credit Party Expenses, indemnities and other amounts then due to the Agents until paid in full;

(b) SECOND, ratably to pay any Credit Party Expenses and indemnities, and to pay any fees then due to the Lenders, until paid in full;

(c) THIRD, ratably to pay interest accrued in respect of the Obligations until paid in full;

(d) FOURTH, to pay principal due in respect of the Term Loans until paid in full;

(e) FIFTH, to pay all other Obligations until paid in full; and

(f) SIXTH, to the Borrower or such other Person entitled thereto under Applicable Law.

ARTICLE VIII

The Agents

SECTION 8.01 Appointment and Administration by Administrative Agent. Each Credit Party hereby irrevocably designates JPMorgan Chase Bank, N.A. as Administrative Agent under this Agreement and the other Loan Documents. The general administration of the Loan Documents shall be by the Administrative Agent. The Credit Parties each hereby (a) irrevocably authorizes the Administrative Agent (i) to enter into the Loan Documents to which it is a party, and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental or related thereto, and (b) agrees and consents to all of the provisions of the Security Documents. The Administrative Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any other Credit Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

SECTION 8.02 Appointment of Collateral Agent. Each Secured Party hereby irrevocably designates JPMorgan Chase Bank, N.A. as Collateral Agent under this Agreement and the other Loan Documents. The Secured Parties each hereby (i) irrevocably authorizes the Collateral Agent (x) to enter into the Loan Documents to which it is a party, and (y) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental or related thereto, and (ii) agrees and consents to all of the provisions of the Security Documents. All Collateral shall be held or administered by the Collateral Agent (or its duly-appointed agent) for its own benefit and for the ratable benefit of the other Credit Parties. Any proceeds received by the Collateral Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Security Documents or the other Loan Documents shall be paid over to the Administrative Agent for application as provided in this Agreement and the other Loan Documents. The Collateral Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any other Secured Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Collateral Agent.

SECTION 8.03 Sharing of Excess Payments. Except as otherwise provided in this Agreement, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, banker’s lien, counterclaim, or otherwise, or any payments with respect to the Obligations owing to such Secured Party arising under, or relating to, this Agreement or the other Loan Documents, or (ii) payments from the Administrative Agent in excess of such Secured Party’s ratable portion of all such distributions by the Administrative Agent, such Secured Party shall promptly (1) turn the same over to the Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent, or in same day funds, as applicable, for the account of all of the Secured Parties and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Secured Parties so that such excess payment received shall be applied ratably as among the Secured Parties in accordance with the provisions of Section 2.17 or Section 7.03, as applicable; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment. In no event shall the provisions of this paragraph be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (or any other Loan Document) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than, except as provided in this Agreement or may be approved by the Required Lenders, to the Borrower or any Subsidiary thereof (as to which provisions of this paragraph shall apply).

SECTION 8.04 Agreement of Applicable Lenders. Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Applicable Lenders, action shall be taken by each Agent for and on behalf or for the benefit of all Credit Parties upon the direction of the Applicable Lenders, and any such action shall be binding on all Credit Parties. No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of Section 9.02.

SECTION 8.05 Liability of Agents.

(a) The Agents, when acting on behalf of the Credit Parties, may execute any of their respective duties under this Agreement or any of the other Loan Documents by or through any of their respective officers, agents and employees, and no Agent nor any of their respective directors, officers, agents or employees shall be liable to any other Secured Party for any action taken or omitted to be taken in good faith, or be responsible to any other Secured Party for the consequences of any oversight or error of judgment, or for any loss, except to the extent of any liability imposed by law by reason of such Agent’s own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). No Agent nor any of their respective directors, officers, agents and employees shall in any event be liable to any other Secured Party for any action taken or omitted to be taken by it pursuant to instructions received by it from the Applicable Lenders, or in reliance upon the advice of counsel selected by it. Without limiting the foregoing no Agent, nor any of their respective directors, officers, employees, or agents shall be: (i) responsible to any other Secured Party for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any recital, statement, warranty or representation in, this Agreement, any other Loan Document or any related agreement, document or order (including, for the avoidance of doubt, in connection with the Agents’ reliance on any Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page); (ii) required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents; (iii) responsible to any other Secured Party for the state or condition of any properties of the Loan Parties or any other obligor hereunder constituting Collateral for the Obligations or any information contained in the books or records of the Loan Parties; (iv) responsible to any other Secured Party for the validity, enforceability, collectability, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (v) responsible to any other Secured Party for the validity, priority or perfection of any Lien securing or purporting to secure the Obligations or for the value or sufficiency of any of the Collateral.

(b) The Agents may execute any of their duties under this Agreement or any other Loan Document by or through their agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the other Loan Documents. The Agents shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by them with reasonable care.

(c) None of the Agents nor any of their respective directors, officers, employees, or agents shall have any responsibility to any Loan Party on account of the failure or delay in performance or breach by any other Secured Party (other than by each such Agent in its capacity as a Lender) of any of its respective obligations under this Agreement or any of the other Loan Documents or in connection herewith or therewith.

(d) The Agents shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by them in good faith to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Loan Parties), independent accountants and other experts selected by any Loan Party or any Secured Party. The Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless they shall first receive such advice or concurrence of the Applicable Lenders as they deem appropriate or they shall first be indemnified to their satisfaction by the other Secured Parties against any and all liability and expense which may be incurred by them by reason of the taking or failing to take any such action.

SECTION 8.06 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has actual knowledge of the same or has received notice from a Secured Party or Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that an Agent obtains such actual knowledge or receives such a notice, such Agent shall give prompt notice thereof to each of the other Secured Parties. Upon the occurrence of an Event of Default, the Agents shall (subject to the provisions of Section 9.02) take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders. Unless and until the Agents shall have received such direction, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as they shall deem advisable in the best interest of the Secured Parties. In no event shall the Agents be required to comply with any such directions to the extent that the Agents believe that their compliance with such directions would be unlawful.

SECTION 8.07 Credit Decisions. Each Secured Party (other than the Agents) acknowledges that it has, independently and without reliance upon the Agents or any other Secured Party, and based on the financial statements prepared by the Loan Parties and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Loan Parties and has made its own decision to enter into this Agreement and the other Loan Documents. Each Credit Party (other than the Agents) also acknowledges that it will, independently and without reliance upon the Agents or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Revolving Credit Loan hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.

SECTION 8.08 Reimbursement and Indemnification. Each Secured Party (other than the Agents) agrees to (i) reimburse the Agents for such Secured Party’s pro rata share of all Obligations held by such Secured Party of (x) any expenses and fees incurred by any Agent for the benefit of Secured Parties under this Agreement and any of the other Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Secured Parties, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Loan Parties, and (y) any expenses of any Agent incurred for the benefit of the Secured Parties that the Loan Parties have agreed to reimburse pursuant to this Agreement or any other Loan Document and have failed to so reimburse, and (ii) indemnify and hold harmless each Agent and any of their respective directors, officers, employees, or agents, on demand, in the amount of such Secured Party’s pro rata share of all Obligations held by such Secured Party, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any Secured Party in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the other Loan Documents to the extent not reimbursed by the Loan Parties, including, without limitation, costs of any suit initiated by each Agent against any Secured Party (except such as shall have been determined by a court of competent jurisdiction or another independent tribunal having jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent); provided, however, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Secured Party in its capacity as such. The provisions of this Section 8.08 shall survive the repayment of the Obligations and the termination of the Commitments.

SECTION 8.09 Rights of Agents. It is understood and agreed that the Agents shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as their rights and powers under other agreements and instruments to which they are or may be party, and engage in other transactions with the Loan Parties, as though they were not the Agents. Each Agent and their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Loan Parties and their Affiliates as if it were not an Agent thereunder.

SECTION 8.10 Notice of Transfer. The Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 9.04.

SECTION 8.11 Successor Agents. Any Agent may resign at any time by giving thirty (30) Business Days’ written notice thereof to the other Secured Parties and the Borrower. Upon any such resignation of an Agent, the Required Lenders shall have the right to appoint a successor Agent, which, so long as there is no payment or bankruptcy Event of Default, shall be reasonably satisfactory to the Borrower (whose consent in any event shall not be unreasonably withheld, delayed or conditioned). If no successor Agent shall have been so appointed by the Required Lenders and/or none shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, the retiring Agent may, on behalf of the other Secured Parties, appoint a successor Agent which shall be a commercial bank (or affiliate thereof) organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of a least $1,000,000,000, or capable of complying with all of the duties of such Agent hereunder (in the opinion of the retiring Agent and as certified to the other Secured Parties in writing by such successor Agent) which, so long as there is no payment or bankruptcy Event of Default, shall be reasonably satisfactory to the Borrower (whose consent shall not in any event be unreasonably withheld, delayed or conditioned). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as such Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement.

SECTION 8.12 Relation Among the Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of any Agent) authorized to act for, any other Lender.

SECTION 8.13 Reports and Financial Statements. By signing this Agreement, each Lender:

(a) is deemed to have requested that the Agents furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agents (collectively, the “Reports”) (and the Agents agree to furnish such Reports promptly to the Lenders, which Reports may be furnished in accordance with the final paragraph of Section 5.01);

(b) expressly agrees and acknowledges that no Agent makes any representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agents or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(d) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner; and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold each Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Term Loans that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Term Loan or Term Loans of the Borrower; and (ii) to pay and protect, and indemnify, defend, and hold each Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender in violation of the terms hereof.

SECTION 8.14 Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other Applicable Law of the United States of America can be perfected only by possession or control. Should any Secured Party (other than an Agent) obtain possession or control of any such Collateral, such Secured Party shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent, or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

SECTION 8.15 Authority to Enter Into Intercreditor Agreements. The Administrative Agent and Collateral Agent are hereby authorized, without any further consent of any Lender (other than the consent of the Required Lenders provided in connection with this Agreement) to enter into (a) any Pari Passu Lien Intercreditor Agreement or Second Lien Intercreditor Agreement (together with (i) any immaterial changes thereto and (ii) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than five Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s and/or Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s and/or Collateral Agent’s execution thereof, in each case in form and substance reasonably satisfactory to the Administrative Agent and/or Collateral) with the holders of any Qualifying Secured Debt (or their agents), (b) to amend any Intercreditor Agreement in order to include the holders of such Qualifying Secured Debt appropriately therein.

SECTION 8.16 Collateral Matters.

(a) The Lenders hereby irrevocably authorize the Collateral Agent to release any Lien upon any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full of all Obligations (other than contingent obligations with respect to then unasserted claims), (ii) constituting property being sold, transferred or disposed of in a Permitted Disposition to a Person that is not a Loan Party, (iii) which constitutes property subject to the proviso in the definition of “Collateral” in the Security Agreement or subject to the proviso in Section 2.1 of the Pledge Agreement, (iv) as provided in any Intercreditor Agreement, including the ABL Intercreditor Agreement with respect to Revolver Priority Collateral and (v) as to the Collateral of any Facility Guarantor, upon its release from its Facility Guarantee (including as a result of designation as an Unrestricted Subsidiary). Except as provided above, the Collateral Agent will not release any of the Collateral Agent’s Liens without the prior written authorization of the Applicable Lenders. Upon request by any Agent or any Loan Party at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release any Liens upon particular types or items of Collateral pursuant to this Section 8.16.

(b) The Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens upon any Collateral described in Section 8.16(a); provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in its reasonable opinion, would, under Applicable Law, expose the Collateral Agent to liability or create any obligation or entail any adverse consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Loan Party in respect of) all interests retained by any Loan Party, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(c) Each Lender irrevocably authorizes each of the Administrative Agent and the Collateral Agent to (i) release any Guarantor from its obligations under a Facility Guarantee if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder and (ii) upon the request of the Borrower and pursuant to documentation reasonably acceptable to the Administrative Agent and/or Collateral Agent, to subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted under clause (f), (h) or (t) of the definition of Permitted Encumbrances.

(d) The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.17 Arrangers. Notwithstanding the provisions of this Agreement or any of the other Loan Documents, no Arranger shall have any powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents in its capacity as such.

SECTION 8.18 Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Sections 2.14 and 2.23 and without limiting, expanding or otherwise affecting any obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.18. The agreements in this Section 8.18 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Agreement and the repayment, satisfaction or discharge of all other obligations.

SECTION 8.19 Acknowledgements of Lenders.

(a) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.19 shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Loan Document Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such erroneous Payment (or portion thereof) is, and solely with respect to the amount of such erroneous Payment (or portion thereof) that is, comprised of funds of the Borrower or any Loan Party remitted to the Administrative Agent in order to make payment on a Loan Document Obligation.

(d) Each party’s obligations under this Section 8.19 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Loan Document Obligations.

SECTION 8.20 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations or otherwise) of one or more Benefit Plans in connection with the Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c) The Administrative Agent, and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone or electronically, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail, as follows:

(a) if to any Loan Party, to it at 2006 Route 130, Burlington, New Jersey 08016, Attention: Legal Department (Telecopy No. 609.589.7838) (E-Mail: Christopher.Schaub@burlingtonstores.com), with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, 320 South Canal, Chicago, Illinois 60606, Attention: David Wagener (Telecopy No. (312) 827-9462) (E-Mail: david.wagener@skadden.com);

(b) if to the Administrative Agent or the Collateral Agent, to JPMorgan Chase Bank, N.A., 10 S. Dearborn St. 7th floor, Chicago, IL 60603 Attention: Cheryl Lyons (Telecopy No. 1-888-303-9732) (E-Mail: jpm.agency.servicing.1@jpmorgan.com) With copies to: JPMorgan Chase Bank, N.A., 277 Park Ave., 22nd floor, New York, NY 10172, Attention: Kennedy A. Capin (Telecopy No. (646) 534-2273) (E-Mail: kennedy.a.capin@jpmorgan.com), and to Cahill Gordon & Reindel llp, 32 Old Slip, New York, New York 10005, Attention: Michael Reddy (Telecopy No. (212) 701-3596) (E-Mail: mreddy@cahill.com);

(c) if to any other Credit Party, to it at its address (or telecopy number or electronic mail address) set forth on the signature pages hereto or on any Assignment and Acceptance.

Notwithstanding the foregoing, any notice hereunder sent by e-mail shall be solely for the distribution of (i) routine communications such as financial statements and (ii) documents and signature pages for execution by the parties hereto, and for no other purpose. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by any Credit Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any other rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

(b) Except as otherwise specifically provided herein (including Sections 2.05, 2.06 and 2.10), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent(s) and the Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided, however, that no such waiver, amendment, modification or other agreement shall:

(i) increase the Commitment of any Lender without the prior written consent of such Lender (it being understood that a waiver of any condition precedent or of any Default or Event of Default or mandatory prepayment hereunder shall not constitute an increase of any Commitment of any Lender);

(ii) without:

(A) the prior written consent of all Lenders directly and adversely affected thereby (but not the Required Lenders), reduce the principal amount of any Obligation or reduce the rate of interest thereon (other than the waiver of the Default Rate), or reduce any fees payable under the Loan Documents; provided that no waiver, amendment or modification made, or other agreement entered into, in each case pursuant to the terms of Section 2.10, shall constitute a reduction in the rate of interest or fees for purposes of this clause (A);

(B) the prior written consent of all Lenders directly and adversely affected thereby (but not the Required Lenders), postpone the scheduled date of payment of the principal amount of any Obligation, or any interest thereon, or reduce the amount of, waive or excuse any such payment, or postpone the Maturity Date (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment shall not constitute a postponement of any date scheduled for the payment of principal or interest or constitute a reduction, waiver or excuse of any payment of principal or interest and a waiver of interest pursuant to Section 2.12 shall not constitute a reduction, waiver or excuse of any payment of interest); provided that no waiver, amendment or modification made, or other agreement entered into, in each case pursuant to the terms of Section 2.10, shall constitute a postponement or reduction for purposes of this clause (B);

(C) the prior written consent of Lenders directly and adversely affected thereby (but not the Required Lenders), except for Permitted Dispositions or for Collateral releases as provided in Section 8.16, release all or substantially all of the Collateral from the Liens of the Security Documents (it being understood that entering into any Pari Passu Intercreditor Agreement or incurring any Qualifying Secured Debt shall not constitute a release of all or substantially all of the Collateral from the Liens of the Security Documents);

(D) the prior written consent of all Lenders directly and adversely affected thereby (but not the Required Lenders), except as expressly permitted hereby and by the Facility Guarantees, release all or substantially all of the value of the Facility Guarantees; or

(E) the prior written consent of all Lenders directly and adversely affected thereby (but not the Required Lenders), change Section 2.17(a) or (b) or Section 7.03 to adversely affect pro rata sharing;

(F) the prior written consent of all Lenders, change any of the provisions of this Section 9.02(b) or reduce the percentage required to consent in the definition of “Required Lenders”; or

(G) the prior written consent of all Lenders of the relevant Class, amend, waive, or otherwise modify the definition of “Required Class Lenders” as it relates to such Class.

(c) Notwithstanding anything to the contrary contained in this Section 9.02:

(i) in the event that the Borrower shall request that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the consent of the Lenders pursuant to Section 9.02(b) or all directly and adversely affected Lenders and such amendment is approved by the Required Lenders but not by the requisite percentage of the Lenders (other than the Required Lenders (or more than 50% of the directly and adversely affected Lenders)), the Borrower and the Administrative Agent shall be permitted to amend this Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrower (such Lender or Lenders, collectively the “Minority Lenders”), provided that, with respect to each such Minority Lender and, solely in the case of Amendment No. 8, with respect to each consenting Lender determined by the Borrower and the Administrative Agent (such Lender or Lenders, collectively the “Reduced Lenders” and, together with, the Minority Lenders, the “Replaced Lenders”) with respect to all or a portion of such Reduced Lender’s outstanding Term Loans as determined by the Borrower and the Administrative Agent (such Term Loans, the “Reduced Term Loans” and, together with all of the Minority Lender’s Term Loans, collectively, the “Replaced Term Loans”), the Borrower shall, by giving written notice to Administrative Agent and such Replaced Lender of its election to do so, elect either (x) to cause such Replaced Lender (and such Replaced Lender hereby irrevocably agrees) to assign its outstanding Replaced Term Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 9.04 or (y) prepay such Replaced Lender on a non pro rata basis; provided further that (1) on the date of such assignment, the Replacement Lender shall pay to the Replaced Lender an amount equal to the principal of all outstanding Replaced Term Loans of the Replaced Lender; (2) on the date of such assignment, the Borrower shall pay all accrued interest on the Replaced Term Loans of such Replaced Lender and any amounts payable to such Replaced Lender pursuant to Sections 2.14, 2.16(b) or 2.23 or otherwise as if it were a prepayment (and, if, other than in connection with a Change in Control or other transaction not permitted hereby, such Replaced Lender is being removed in connection with an amendment for the primary purpose of lowering the effective interest rates of the Term B-7 Loan or that modifies Section 2.19(d) in a manner adverse to such Replaced Lender after the Amendment No. ~~11~~12 Effective Date but prior to the date which is six months after the Amendment No. ~~11~~12 Effective Date, the Borrower shall also pay to such Replaced Lender a fee equal to 1.00% of the Term B-7 Loan of such Replaced Lender that is required to be so assigned); and (3) each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which the Minority Lenders did not consent. In connection with any such replacement, any Replaced Lender shall not be required to execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or such other documentation with respect to any required assignment of its Term Loans pursuant to this Section 9.02(c)(i) and the assignment of any Replaced Lender’s Replaced Loans to an assignee pursuant to this Section 9.02(c)(i) shall become effective immediately upon receipt by (i) such Replaced Lender of a notice that all Replaced Lender’s Replaced Term Loans are being required to be assigned to such assignee, which notice shall be signed by the Borrower, the Administrative Agent and the assignee and (ii) the Administrative Agent (for the account of such Replaced Lender) of immediately available funds in an amount from (x) such assignee equal to the principal amount of such Replaced Lender’s Replaced Term Loan and (y) the Borrower equal to the amount of accrued and unpaid interest on such Replaced Lender’s Replaced Term Loan to, but excluding, the date of such payment. Upon the prepayment of all amounts owing to any Minority Lender, such Minority Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Minority Lender to indemnification hereunder shall survive as to such Minority Lender;

(ii) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(iii) the Borrower and the Administrative Agent may without the input or consent of the Lenders, effect amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and Borrower to effect the provisions of Section 2.05 or 2.06 or to effect any refinancing, extension, renewal or replacement of the Term Loans with any Refinancing Term Loans, Qualifying Secured Debt or Qualifying Other Debt.

(iv) guarantees, collateral security documents and related documents executed by the Loan Parties and Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (a) to comply with local Law or advice of local counsel, (b) to cure ambiguities, omissions, mistakes or defects or (c) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

(v) if the Administrative Agent and the Borrower shall have jointly identified (x) any obvious error, any error or omission of a technical or immaterial nature, in any provision of the Loan Documents, (y) to effect administrative changes of a technical or immaterial nature or (z) incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

(vi) in connection with an amendment that addresses solely a re-pricing transaction in which any Class of Term Loans is refinanced with a replacement Class of term loans bearing (or is modified in such a manner such that the resulting term loans bear) a lower Yield (a “Permitted Repricing Amendment”), only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans.

(vii) notwithstanding the foregoing, this Agreement may be amended (or amended and restated) solely with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as such term is defined below) to permit the refinancing of all or any portion of any Class of Term Loans outstanding as of the applicable date of determination (the “Refinanced Term Loans”) with a replacement term loan tranche hereunder (the “Replacement Term

Loans”), provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans plus premiums, accrued interest, fees and expenses in connection therewith, (ii) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, unless the any such higher Applicable Margin applies after the final maturity date of all then outstanding Term Loans, (iii) except in the case of (x) Extendable Bridge Loans and (y) Indebtedness in an aggregate principal amount not in excess of the then available amount under the Inside Maturity Basket, the Weighted Average Life to Maturity and final maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity and final maturity of such Refinanced Term Loans at the time of such refinancing (without giving effect to nominal amortization) and (iv) the mandatory prepayment provisions of the Replacement Term Loans shall not require more than pro rata payments with the existing Term Loans.

(d) No notice to or demand on any Loan Party shall entitle any Loan Party to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by a Lender, or any holder of a Note, shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked. No amendment to this Agreement or any other Loan Document shall be effective against any Loan Party unless signed by such Loan Party.

(e) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Administrative Agent may, in its sole discretion, grant extensions of time for the satisfaction of any of the requirements under in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of Borrower and the Restricted Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any other Loan Document.

(f) Subject to the provisos of this paragraph, for purposes of any amendment, modification, waiver or consent (other than pursuant to Sections 9.02(b)(i), (ii), (iii) or any amendment, modification, waiver or consent that directly and adversely affects any member of the Sponsor Group in its capacity as a Lender disproportionately in relation to other affected Lenders) under any Loan Document, any Term Loans held by a member of the Sponsor Group (other than any Investment Fund) shall be automatically deemed to be voted in the same proportion as all other Lenders who are not members of the Sponsor Group; provided that (a) in the event that any proceeding under the Bankruptcy Code shall be instituted by or against the Borrower, each member of the Sponsor Group (other than any Investment Fund) shall acknowledge and agree that they are each “insiders” under Section 101(31) of the Bankruptcy Code and, as such, the claims associated with the Term Loans and Commitments owned by it shall not be included in determining whether the applicable class of creditors holding such claims has voted to accept a proposed plan for purposes of Section 1129(a)(10) of the Bankruptcy Code, or, alternatively, to the extent that the foregoing designation is deemed unenforceable for any reason, each member of the Sponsor Group (other than any Investment Fund) shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not members of the Sponsor Group, except to the extent that any plan of reorganization proposes to treat the Obligations held by such member of the Sponsor Group in a manner that is less favorable in any material respect to such member of the Sponsor Group than the proposed treatment of similar Obligations held by Lenders that are not members of the Sponsor Group; and (c) for purposes of this paragraph, for the avoidance of doubt, members of the Sponsor Group shall be deemed to not include Investment Funds (and the foregoing limitations shall not apply in respect of Investment Funds).

SECTION 9.03 Expenses; Indemnity; Limitation of Liability; Etc.

(a) Expenses. The Loan Parties shall jointly and severally pay all Credit Party Expenses incurred as of the Closing Date on the Closing Date. Thereafter, the Loan Parties shall jointly and severally pay all Credit Party Expenses within thirty (30) days after receipt of an invoice therefor setting forth such expenses in reasonable detail; provided that in the event the Loan Parties have a bona fide dispute with any such expenses, payment of such disputed amounts shall not be required until the earlier of the date such dispute is resolved to the reasonable satisfaction of the Loan Parties or thirty (30) days after receipt of any such invoice (and any such disputed amount which is so paid shall be subject to a reservation of the Loan Parties’ rights with respect thereto).

(b) Indemnity. The Loan Parties shall, jointly and severally, indemnify the Secured Parties and each of their Subsidiaries and Affiliates, and each of the respective stockholders, directors, officers, employees, agents, attorneys, and advisors of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all damages, actual out-of-pocket losses, claims, actions, causes of action, settlement payments, obligations, liabilities and related expenses, (including legal expenses limited to the reasonable fees, charges and disbursements of one counsel for the Agents and one counsel for all other Indemnitees (other than the Agents) plus one local counsel in each applicable jurisdiction plus, in the event of an actual or potential conflict of which the Borrower has been advised, one additional counsel to all the affected persons, incurred, suffered, sustained or required to be paid by, or asserted against, any Indemnitee) arising out of, in any way connected with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) any Term Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Loan Party or any Subsidiary, or any Environmental Liability related in any way to any Loan Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to or arising from any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or (v) any documentary taxes, assessments or similar charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any other Loan Document; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined by a court of competent jurisdiction or another independent tribunal having jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of any Agent or such Indemnitee or any Related Indemnitee of such Indemnitee or (x) are relating to disputes among Indemnitees (other than the Agents and Arrangers in their capacities as such and other than conduct involving a Loan Party) or (y) are finally determined in a non-appealable judgment of a court of competent jurisdiction or another independent tribunal having jurisdiction to have resulted from a material breach by such Indemnitee of its obligations under this Agreement provided further that to the extent of any amounts paid to an Indemnitee in respect of this Section 9.03 for indemnified liabilities, such Indemnitee, by its acceptance of the benefits hereof, agrees to refund and return any and all amounts paid by the Borrower to it if, pursuant to operation of any of the foregoing clauses (w) through (y), such Indemnitee was finally judicially determined by a court of competent jurisdiction in a non-appealable judgment to not be entitled to receipt of such amount. In connection with any indemnified claim hereunder, the Indemnitee shall be entitled to select its own counsel and the Loan Parties shall promptly pay the reasonable fees and expenses of such counsel.

(c) Limitation of Liability. No party to this Agreement shall assert and, to the extent permitted by Applicable Law, each such party hereby waives, any claim against any other party to this Agreement or any Administrative Agent, any Arranger, any Lender, any Indemnitee, and any Loan Party, and any Related Party of any of the foregoing Persons or Indemnitees (each such Person being called a “Related Person”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated by the Loan Documents, any Term Loan or the use of the proceeds thereof; provided that nothing in this paragraph (c) shall limit the indemnification obligations of the Loan Parties under Section 9.03(b) to any Related Person.

(d) The provisions of paragraphs (b) and (c) of this Section 9.03 shall remain operative and in full force and effect regardless of the termination of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of any Loan Document, or any investigation made by or on behalf of any Credit Party. All amounts due under this Section 9.03 shall be payable within thirty (30) days of written demand therefor, which written demand shall set forth such amounts in reasonable detail.

(e) For purposes of the foregoing, “Related Indemnitee” of an Indemnitee or a Related Person (other than a Related Person of a Loan Party), as applicable, means (i) any controlling person or controlled affiliate of such

Indemnitee involved in the negotiation and preparation of the Loan Documents, performing services under the Loan Documents or extending of credit or holding of credit hereunder and (ii) the respective directors, officers, partners, member, agents or employees of such Indemnitee or any of its controlling person or controlled affiliates involved in the negotiation and preparation of the Loan Documents, performing services under the Loan Documents or extending of credit or holding of credit hereunder.

(f) Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by the Loan Parties under paragraphs (a), (b) or (c) of this Section 9.03 to each Related Person (other than a Related Person of a Loan Party) (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Related Party’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as permitted by Section 6.03, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of (A) the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned); provided that if the Borrower does not respond to a request within 5 Business Days after receipt thereof, the Borrower will be deemed to have consented thereto), provided further that no consent of the Borrower shall be required for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or, if an Event of Default under clauses (a) or (b) of Section 7.01 or under clauses (h) or (i) (in each case with respect to the Borrower) of Section 7.01 has occurred and is continuing and (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Term Loans of any Class, the amount of Term Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Acceptance with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $500,000, unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld, delayed or conditioned), provided that no such consent of the Borrower shall be required if an Event of Default under clauses (a) or (b) of Section 7.01 or under clauses (h) or (j) (in each case with respect to the Borrower) of Section 7.01 has occurred and is continuing,

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Term Loans,

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, provided that assignments made pursuant to Section 9.02(c) shall not require the signature of the assigning Lender to become effective,

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws and any tax forms required by Section 2.23(e),

(E) No assignment shall be made to any member of the Sponsor Group (other than an Investment Fund) except in accordance with clause (f) below and no member of the Sponsor Group (other than an Investment Fund) may assign any Term Loans except in compliance with the requirements of this clause (b) and the requirements of paragraph (f)(i)(x) and (f)(i)(y) below, and

(F) the Borrower shall, upon reasonable request by the Administrative Agent, provide such documentation to the Administrative Agent in connection with any assignment by a Lender to an assignee that bears a relationship to the Borrower under Section 108(e)(4) of the Code, so as to allow the Administrative Agent to determine whether the assigned portion of the Term Loan will have original issue discount for U.S. federal income tax purposes and, if so, the amount of such original issue discount.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.23, 2.24 and 9.03, subject to the limitations and requirements of those Sections including documentation requirements in Section 2.23, and entitled to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amount (and related interest amounts) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.23(e) and 2.23(j) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii) of this Section and any written consent to such assignment required by paragraph (b)(i) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) The words “execution,” “signed,” “signature” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) other than to (x) the Borrower or any of its Affiliates (other than (i) Investment Funds and (ii) other than to a member of the Sponsor Group to the extent the terms of such participation comply with the requirements applicable to an assignment to a member of the Sponsor Group and for purposes of this paragraph (c) and paragraph (f) below, any Term Loans in which a member of the Sponsor Group holds a participating interest shall be subject to the 20% limitation set forth in paragraph (f)(i)(z) below and shall be treated as held directly by such member of the Sponsor Group for purposes of such paragraph; provided that (A) any Lender who sells a participation to a member of the Sponsor Group shall notify the Agent of the terms thereof and (B) no member of the Sponsor Group (other than an Investment Fund) shall sell a participation unless the conditions set forth in paragraph (f)(i)(x) below are satisfied) or (y) any Disqualified Institution (provided that such Disqualified Institutions shall have been identified in writing to all Lenders (other than, with respect to any Disqualified Institutions that has been identified by name in accordance with the definition of “Disqualified Institutions,” any Affiliates thereof that are readily identifiable on the basis of their name)) and in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Term Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Loan Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.23 and 2.24 to the same extent as if it were a Lender (subject to the requirements and limitations of those Sections to the same extent as if it were a Lender; provided that any documentation required to be provided by a Participant pursuant to Section 2.23(e) shall be provided solely to the participating Lender) and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower (solely for tax purposes), shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Term Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Term Loan or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.23 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or the right to receive a greater payment results from a Change in Law after the participant becomes a Participant.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Term Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Term Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof. The making of a Term Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Term Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Term Loan to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Term Loans and (ii) disclose on a confidential basis any non-public information relating to its Term Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(f) Notwithstanding Section 9.04(b), any Lender may assign all or a portion of its Term Loans to a member of the Sponsor Group (other than a natural person) in accordance with this Section 9.04(f) (and any member of the Sponsor Group (other than any Investment Fund) shall not assign any Term Loan pursuant to Section 9.04(b) above or acquire a participation in a Term Loan or sell a participation in its Term Loans unless the conditions set forth in subparagraph (x) and, solely in the case of an assignment, subparagraph (y) below are satisfied); provided that:

(x) each Lender making such assignment to a member of the Sponsor Group acknowledges and agrees that in connection with such assignment, (1) such member of the Sponsor Group then may have and later may come into possession of MNPI, (2) such Lender has independently, and without reliance on any Loan Party, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the MNPI and (3) none of the Loan Parties, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Applicable Law, any claims such Lender may have against any Loan Party, the Administrative Agent, and their respective Affiliates, under Applicable Law or otherwise, with respect to the nondisclosure of the MNPI; each Lender entering into such an assignment further acknowledges that the MNPI may not be available to the Administrative Agent or the other Lenders;

(y) the assigning Lender or the Lender to whom such assignment is being made, as the case may be, and the member of the Sponsor Group (other than any Investment Fund) purchasing such Lender’s

Term Loans or assigning Term Loans to such Lender, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit K hereto (an “Affiliated Lender Assignment and Acceptance”) in lieu of an Assignment and Acceptance; and

(z) no Term Loan may be assigned to a member of the Sponsor Group (other than any Investment Fund) pursuant to this Section 9.04(f), if after giving effect to such assignment, the members of the Sponsor Group (other than any Investment Fund) in the aggregate would own (or hold participations in) in excess of 20% of all Term Loans of any Class then outstanding at the time of assignment.

(ii) Notwithstanding anything to the contrary in this Agreement, no member of the Sponsor Group (other than any Investment Fund) shall have any right to (a) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, (b) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to Article II), or (c) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents.

(iii) Notwithstanding anything in Section 9.01 or the definition of “Required Lenders” or “Required Class Lenders” to the contrary, for purposes of determining whether the Required Lenders and/or Required Class Lenders, as applicable, have (a) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (b) otherwise acted on any matter related to any Loan Document, or (c) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document all Term Loans held by any member of the Sponsor Group (other than an Investment Fund) shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders and/or Required Class Lenders, as applicable, have taken any actions.

(iv) Additionally, if there is any assignment of any Term Loan pursuant to this Section 9.04(f), each Loan Party and each member of the Sponsor Group (other than any Investment Fund) that becomes a Lender hereunder hereby agree that if a case under Title 11 of the United States Code is commenced against any Loan Party, such Loan Party shall seek (and each such member of the Sponsor Group (other than any Investment Fund) shall consent) to provide that the vote of any member of the Sponsor Group (other than any Investment Fund) (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall not be counted except that any member of the Sponsor Group’s (other than any Investment Fund) vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such member of the Sponsor Group (other than any Investment Fund) in a manner that is less favorable to such member of the Sponsor Group (other than any Investment Fund) than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower.

(g) Any Lender may, at any time, assign all or a portion of its Term Loans to any Loan Party through (x) offers to purchase open to all Lenders on a pro rata basis in accordance with Section 2.16(d) and/or (y) open market purchases on a non-pro rata basis, provided that in the case of clause (y) (i) no Event of Default has occurred and is continuing, (ii) any Term Loans that are so assigned will be automatically and irrevocably cancelled and the aggregate principal amount of the tranches and installments of the relevant Term Loans then outstanding shall be reduced by an amount equal to the principal amount of such Term Loans, (iii) each Lender making such assignment to any Loan Party acknowledges and agrees that in connection with such assignment, (1) the Loan Parties then may have and later may come into possession of MNPI, (2) such Lender has independently, and without reliance on any Loan Party, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment, notwithstanding such Lender’s lack of knowledge of the MNPI and (3) none of the Loan Parties, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Applicable Law, any claims such Lender may have against Loan Party, the Administrative Agent and their respective Affiliates, under Applicable Law or otherwise, with respect to the nondisclosure of the MNPI (other than claims as a result of a breach of Section 9.04). Each Lender entering into such an assignment further acknowledges that the MNPI may not be available to the Administrative Agent or the other Lenders.

SECTION 9.05 Survival. All covenants, agreements, indemnities, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and, notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until (i) the Commitments have expired or been terminated and (ii) the principal of and interest on each Term Loan and all fees and other Obligations (other than contingent indemnity obligations with respect to then unasserted claims) shall have been paid in full. The provisions of Section 2.14, Section 2.23, Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agents, on behalf of themselves and the other Credit Parties, may require such indemnities as they shall reasonably deem necessary or appropriate to protect the Credit Parties against loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked.

SECTION 9.06 Counterparts; Integration; Effectiveness. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document. This Agreement became effective on the Closing Date. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (w) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement or any other Loan Document shall have the same legal effect, validity and enforceability as any paper original, (x) each of the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement or any other Loan Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (y) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement or such other Loan Document, respectively, including with respect to any signature pages thereto and (z) waives any claim against any Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If any Specified Default shall have occurred and be continuing, each Secured Party, each Participant and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, but excluding any payroll, trust and tax withholding accounts) at any time held and other obligations at any time owing by such Secured Party, Participant or Affiliate to or for the credit or the account of the Loan Parties against any and all of the Obligations of the Loan Parties now or hereafter existing under this Agreement or other Loan Document to the extent such are then due and owing, although such Obligations may be otherwise fully secured; provided that such Secured Party shall provide the Borrower with written notice promptly after its exercise of such right of setoff. The rights of each Secured Party under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Credit Party may have. No Credit Party will, or will permit its Participant to, exercise its rights under this Section 9.08 without the consent of the Administrative Agent or the Required Lenders. ANY AND ALL RIGHTS TO REQUIRE THE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OF THE OBLIGATIONS PRIOR TO THE EXERCISE BY ANY SECURED PARTY, PARTICIPANT OR AFFILIATE OF ITS RIGHT OF SETOFF UNDER THIS SECTION ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) Each Loan Party agrees that any suit for the enforcement of this Agreement or any other Loan Document may be brought in the courts of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consents to the exclusive jurisdiction of such courts. Each party to this Agreement hereby waives any objection which it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Agreement against a Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party agrees that any action commenced by any Loan Party asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in a court of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consents to the exclusive jurisdiction of such courts with respect to any such action.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER

THEORY); AND WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Press Releases and Related Matters. The Borrower consents to the publication by the Administrative Agent of customary trade advertising material in tombstone format relating to the financing transactions contemplated by this Agreement using the Borrower’s name, and with the consent of the Borrower, logo or trademark. The Administrative Agent shall provide a draft reasonably in advance of any advertising material to the Borrower for review and comment prior to the publication thereof. Each Arranger, acting in such capacity, reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

SECTION 9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts that are treated as interest on such Term Loan under Applicable Law (collectively, the “Charges”), shall be found by a court of competent jurisdiction in a final order to exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan in accordance with Applicable Law, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14 Additional Waivers.

(a) The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party hereunder shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or under Applicable Law, (ii) any rescission, waiver, amendment or modification of, or any release of any Loan Party from, any of the terms or provisions of, this Agreement, any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Collateral Agent or any other Credit Party.

(b) The obligations of each Loan Party to pay the Obligations in full hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment of such Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any

Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the payment of such Obligations).

(c) To the fullest extent permitted by Applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the payment in full in cash of all the Obligations after the termination of all Commitments to any Loan Party under any Loan Document. The Collateral Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and performed in full after the termination of Commitments to any Loan Party under any Loan Document. Pursuant to Applicable Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d) Without limiting the generality of the foregoing, or of any other waiver or other provision set forth in this Agreement, each Loan Party waives all rights and defenses arising out of an election of remedies by any Credit Party, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Credit Party’s rights of subrogation and reimbursement against such Loan Party by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise. Each Loan Party waives all rights and defenses that such Loan Party may have because the Obligations are secured by Real Estate which means, among other things: (i) a Credit Party may collect from any Loan Party without first foreclosing on any Real Estate or personal property Collateral pledged by a Loan Party; (ii) if any Credit Party forecloses on any Real Estate pledged by any Loan Party, the amount of the Obligations may be reduced only by the price for which that Real Estate is sold at the foreclosure sale, even if the Real Estate is worth more than the sale price; and (iii) the Credit Parties may collect Obligations from a Loan Party even if a Credit Party, by foreclosing on any such Real Estate, has destroyed any right any Loan Party may have to collect from the other Loan Parties. This is an unconditional and irrevocable waiver of any rights and defenses any Loan Party may have because the Obligations are secured by Real Estate. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure. Each Loan Party hereby absolutely, knowingly, unconditionally, and expressly waives any and all claim, defense or benefit arising directly or indirectly under any one or more of Sections 2787 to 2855 inclusive of the California Civil Code or any similar law of California.

(e) Each Loan Party hereby agrees to keep each other Loan Party fully apprised at all times as to the status of its business, affairs, finances, and financial condition, and its ability to perform its Obligations under the Loan Documents, and in particular as to any adverse developments with respect thereto. Each Loan Party hereby agrees to undertake to keep itself apprised at all times as to the status of the business, affairs, finances, and financial condition of each other Loan Party, and of the ability of each other Loan Party to perform its Obligations under the Loan Documents, and in particular as to any adverse developments with respect to any thereof. Each Loan Party hereby agrees, in light of the foregoing mutual covenants to inform each other, and to keep themselves and each other informed as to such matters, that the Credit Parties shall have no duty to inform any Loan Party of any information pertaining to the business, affairs, finances, or financial condition of any other Loan Party, or pertaining to the ability of any other Loan Party to perform its Obligations under the Loan Documents, even if such information is adverse, and even if such information might influence the decision of one or more of the Loan Parties to continue to be jointly and severally liable for, or to provide Collateral for, the Obligations of one or more of the other Loan Parties. To the fullest extent permitted by applicable law, each Loan Party hereby expressly waives any duty of the Credit Parties to inform any Loan Party of any such information.

SECTION 9.15 Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their and their Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors involved with the financing (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Laws or by any subpoena or similar legal process (the Credit Parties’ agreeing to furnish the Borrower with notice of such process and an opportunity to contest such disclosure as long as furnishing such notice and opportunity would not result in the Credit Parties’ violation of Applicable Law), (d) to any other party to this Agreement and, to the extent consisting of information necessary and customary for inclusion in league table measurements, each Arranger, acting in such capacity, may share such information with lending industry trade organizations, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as, or not less favorable to the Borrower than, those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and any actual or prospective counterparty or advisors to any swap or derivative transactions relating to the Loan Parties and the Obligations (other than to Disqualified Institutions that have been identified in writing to all Lenders (other than, with respect to any Disqualified Institution identified in accordance with the definition of “Disqualified Institutions,” its Affiliates that are readily identifiable on the basis of their name; provided that the list of Disqualified Institutions may be provided to prospective Lenders or counterparties whether or not such Lenders or counterparties are Disqualified Institutions), (g) with the consent of the Loan Parties, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or to the knowledge of such Credit Party, the breach of any other Person’s obligation to keep the information confidential, or (ii) becomes available to any Credit Party on a nonconfidential basis from a source other than the Loan Parties, or (i) to the extent that such Information is independently developed by such Credit Party. For the purposes of this Section, the term “Information” means all information received from or on behalf of the Loan Parties or any of their Affiliates relating to their business. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.16 Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act. The Borrower is in compliance, in all material respects, with the Act. No part of the proceeds of the Term Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 9.17 [Reserved].

SECTION 9.18 Intercreditor Agreements. The Loan Parties, the Agents, the Lenders and the other Credit Parties acknowledge that the exercise of certain of the Agents’ rights and remedies hereunder may be subject to, and restricted by, the provisions of the Intercreditor Agreements. Except as specified herein, nothing contained in the Intercreditor Agreements shall be deemed to modify any of the provisions of this Agreement and the other Loan Documents, which, as among the Loan Parties, the Agents, the Lenders and the other Credit Parties shall remain in full force and effect.

SECTION 9.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers, are arm’s-length commercial transactions between the Loan Parties and their respective Subsidiaries, on the one hand, and the Agents and the Arrangers, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Subsidiaries, or any other Person and (B) neither any Agent nor any Arranger has any obligation to the Loan Parties or any of their respective Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers and their respective Subsidiaries may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Subsidiaries, and neither any Agent nor any Arranger has any obligation to disclose any of such interests to the Loan Parties or any of their respective Subsidiaries. To the fullest extent permitted by law, each of the Loan Parties hereby waives and releases any claims that it may have against the Agents and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 9.21 Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[SIGNATURE PAGES INTENTIONALLY OMITTED]

EXHIBIT B

MORTGAGED REAL PROPERTY

PROPERTY

1.	Store # 366 6225 East Southern Avenue, Maricopa County, Mesa, AZ (Store #366)

2.	Store # 367 7611 West Thomas Road, Maricopa County, Phoenix, AZ (Store #367)

3.	Store # 323 4762 Telephone Road, Ventura County, Ventura, CA (Store #323)

4.	Store # 369 6900 Amador Plaza Road, Alameda County, Dublin, CA (Store #369)

5.	Store # 512 570-A East Mill Street, San Bernardino County, San Bernardino, CA (Store #512)

6.	Store # 322 8204 S. Orange Blossom Trail, Orange County, Orlando, FL (Store #322)

7.	Store # 402 6251 West Sample Road, Broward County, Coral Springs, FL (Store # 402)

8.	Store # 377/861 3941 Cattlemen Road, Sarasota County, Sarasota, FL (Store #377/861)

9.	Store # 453 7475 W Colonial Drive, Orange County, Orlando, FL (Store #453)

10.	Store # 290 1516 South Lake Parkway, Clayton County, Morrow, GA (Store #290)

11.	Store # 198 6104 Grand Avenue, Lake County, Gurnee, IL (Store #198)

12.	Store # 288 16895 S Torrance Road, Cook County, Lansing, IL (Store #288

13.	Store # 409 7901 US Highway 31 South, Marion County, Indianapolis, IN (Store #409)

14.	Store # 000/991/053 1830 Route 130 North, Burlington County, Burlington, NJ (Corp. Office, Store #000/991/053)

15.	Store # 005 40 Route 46 West, Morris County, Pinebrook, NJ (Store #005)

16.	Store # 415

PROPERTY

44 US Highway 46, Morris County, Pinebrook, NJ (Store #415)
Leasehold

17.	Store # 820 1130 Route 130, Burlington County, Burlington, NJ (Store #820)

18.	Store # 820B 1164 Route 130 (1164 E. Route 130 N.), Burlington County, Burlington, NJ (Store #820B)
19.	Store # 505 4287 Route 130 South, Burlington County, Edgewater Park, NJ (Store #505)

20.	Store # 213 5959 West Sahara Avenue, Clark County, Las Vegas, NV (Store #213)

21.	Store # 401 3000 Mountain View Drive, Allegheny County, West Mifflin, PA (Store #401)
Leasehold

22.	Store # 422 2661 McArthur Road, Lehigh County, Whitehall, PA (Store #422)
Leasehold

23.	Store # 403 4991 Stage Road, Shelby County, Memphis, TN (Store #403)

24.	Store # 190 500 East Expressway #83, Hidalgo County, McAllen, TX (Store # 190)

25.	Store # 203 121 West Parker Road, Collin County Plano, TX (Store #203)

26.	Store # 232 8415 FM 1960 Rd. W, Harris County, Houston, TX (Store #232)

27.	Store # 373 3662 West Camp Wisdom Road, Dallas County, Dallas, TX (Store #373)

28.	Store # 486 1144 N. Yarbrough Drive, El Paso County, El Paso, TX (Store #486)

29.	Store # 097 5976 South State Street, Salt Lake County, Murray, UT (Store #097)

30.	Store # 199 2700 Potomac Mills Circle, Suite 445, Prince William County, Prince William, VA (Store
#199)

PROPERTY

31.	Store # 002 1501 W. Zellman Court, Milwaukee County, Milwaukee, WI (Store #002)